UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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CITIGROUP INC.

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Preliminary Copy

Citigroup Inc.
399 Park Avenue
New York, NY 10043

March [18], 2009

Dear Stockholder:

We cordially invite you to attend Citi’s annual stockholders’ meeting. The meeting will be held on Tuesday, April 21, 2009, at 9am at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

The Board would also like to recognize our retiring directors, Sir Win Bischoff, Kenneth Derr, Roberto Hernandez, Robert Rubin, and Franklin Thomas for their many contributions to Citi. The collective wisdom and insight of these directors have been an invaluable source of strength for Citi.

Please join me in thanking them. And thank you for your support of Citi.

Sincerely,

Richard D. Parsons
Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to
Citi’s stockholders beginning about March [18], 2009.

Citigroup Inc.
399 Park Avenue
New York, NY 10043

Notice of Annual Meeting of Stockholders

Dear Stockholder:

Citi’s annual stockholders’ meeting will be held on Tuesday, April 21, 2009, at 9am at the Hilton New York, 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets. You will need an admission ticket or proof of ownership of Citi stock to enter the meeting.

At the meeting, stockholders will be asked to

➢	act on certain stockholder proposals,

➢	ratify the selection of Citi’s independent registered public accounting firm for 2009,

➢	elect directors,

➢	approve Citi’s 2008 Executive Compensation,

➢	approve the Citigroup 2009 stock incentive plan, and

➢	consider any other business properly brought before the meeting.

The close of business on February 27, 2009 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at Citi’s headquarters, 399 Park Avenue, New York City, before the annual meeting.

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors

Michael S. Helfer
Corporate Secretary

March [18], 2009

About the Annual Meeting

Who is soliciting my vote?
The board of directors of Citi is soliciting your vote at the 2009 annual meeting of Citi’s stockholders.

Where and when will the annual meeting take place?
The meeting is scheduled to begin at 9am on April 21, 2009 at the Hilton New York at 1335 Avenue of the Americas in New York City. The entrance to the Hilton is on Avenue of the Americas (6th Ave.) between West 53rd and West 54th Streets.

What will I be voting on?

•	Nine stockholder proposals (see page 91).
•	Ratification of kpmg llp (kpmg) as Citi’s independent registered public accounting firm for 2009 (see page 71).
•	Election of directors (see page 20).
•	Approval of Citi’s 2008 Executive Compensation (see page 90).
•	Approval of the Citigroup 2009 Stock Incentive Plan (see page 73).
An agenda will be distributed at the meeting.

How many votes do I have?
You will have one vote for every share of Citi common stock you owned on February 27, 2009 (the record date).

How many votes can be cast by all stockholders?
5,512,970,301, consisting of one vote for each of Citi’s shares of common stock that were outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?
A majority of the votes that can be cast, or 2,756,485,152. We urge you to vote by proxy even if you plan to attend the annual meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

Does any single stockholder control as much as 5% of any class of Citi’s voting stock?
Yes, according to a Schedule 13 G Information Statement filed by State Street Bank and Trust Company on February 17, 2009, State Street may be deemed to beneficially own 6.2% of Citi’s common stock. State Street, the custodian for Citi’s 401(k) Plan, disclaimed beneficial ownership of all such shares in the Information Statement.

In 2008, Citi issued to the U.S. Treasury warrants to purchase approximately 5,810,143,249 shares of common stock, of which 360,075,154 warrants to purchase shares of common stock are exercisable within 60 days. The exercise prices for the warrants are $10.61 and $17.85. The warrants exercisable within 60 days represent approximately 6.2% of Citi’s voting stock. However, none of the warrants have been exercised and the exercise prices are above Citi’s closing price on March 6 of $1.03. See Citi’s Annual Report on Form 10-K filed on February 27, 2009 for additional information.

For further information, see “Stock Ownership—Owners of More than 5% of Our Common Stock” in this proxy statement.

How do I vote?
You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must either

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
•	vote by telephone (instructions are on the proxy card), or
•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by April 20, 2009.

Citi employees who participate in equity programs may receive their proxy cards separately.

If you want to vote in person at the annual meeting, and you hold your Citi stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Citi’s Corporate Secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I don’t vote for some of the matters listed on my proxy card?
If you return a signed proxy card without indicating your vote, your shares will be voted, in accordance with the board’s recommendation, for the nominees listed on the card, for kpmg as independent registered public accounting firm for 2009, for the Citigroup 2009 Stock Incentive Plan, for Citi’s 2008 Executive Compensation and against the other proposals.

How are my votes counted?
You may vote for or against each director nominee, or abstain from voting on a director nominee. Each nominee for director will be elected if the votes for the director exceed the votes against the director. Abstentions will not be counted either for or against the director but will be counted for purposes of establishing a quorum.

You may vote for or against the ratification of kpmg, or abstain from voting on this proposal. If you abstain from voting on the ratification of kpmg, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal.

You may vote for or against Citi’s 2008 Executive Compensation, or abstain from voting on this proposal. If you abstain from voting on Citi’s 2008 Executive Compensation, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against this proposal.

You may vote for or against or you may abstain from voting on the other proposals. If you abstain from voting on the Citigroup 2009 Stock Incentive Plan or any stockholder proposal, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

How many votes are required to elect directors and to adopt the other proposals?
Citi has adopted a by-law providing a majority vote standard for director elections. The by-law amendment provides that if a nominee receives, in an uncontested election, a number of votes cast against his or her election that is greater than the number of votes cast for the election of the director, such director shall offer to resign from his or her position as a director. Unless the board decides to reject the offer or to postpone the effective date of the offer, the resignation shall become effective 60 days after the date of the election.

The ratification of kpmg’s appointment, the Citigroup 2009 Stock Incentive Plan, Citi’s 2008 Executive Compensation and the stockholder proposals each require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon in order to be approved.

Is my vote confidential?
In 2006, the board adopted a confidential voting policy as a part of its Corporate Governance Guidelines. Under the policy, all proxies, ballots, and vote tabulations are kept confidential for registered stockholders who request confidential treatment. If you are a registered stockholder and would like your vote kept confidential, please check the appropriate box on the proxy card or follow the instructions when submitting your vote by telephone or by the Internet. If you hold your shares in “street name” or through an employee benefit plan, your vote already receives confidential treatment and you do not need to request confidential treatment in order to maintain the confidentiality of your vote.

The confidential voting policy will not apply in the event of a proxy contest or other solicitation based on an opposition proxy statement. For further details regarding this policy, please see the Corporate Governance Guidelines attached as Annex A to this proxy statement.

Can my shares be voted if I don’t return my proxy card and don’t attend the annual meeting?
If you don’t vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (nyse) has ruled discretionary. The election of directors, the ratification of kpmg’s appointment, and Citi’s 2008 Executive Compensation are discretionary items. nyse member brokers that do not receive instructions from beneficial owners may vote on these proposals in the following manner: (1) a Citi affiliated member is permitted to vote your shares in the same proportion as all other shares are voted with respect to each such proposal; and (2) all other nyse member brokers are permitted to vote your shares in their discretion. The brokers will not be able to vote your shares for the Citigroup 2009 Stock Incentive Plan and the stockholder proposals if you fail to provide instructions.

If you don’t vote your shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

Could other matters be decided at the annual meeting?
We don’t know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting that are properly presented at the meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need a ticket to attend the annual meeting?
Yes, you will need an admission ticket or proof of ownership of Citi stock to enter the meeting. When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket will be included in your proxy materials. If you don’t bring your admission ticket, or opted to receive your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Citi stockholder. Due to seating limitations, Citi will not be able to accommodate guests at the annual meeting. Any persons needing special assistance should contact Shareholder Relations at the following email address: shareholderrelations@citi.com.

How can I access Citi’s proxy materials and annual report electronically?
This proxy statement and the 2008 annual report are available on Citi’s website at www.citigroup.com. Click on “Corporate Governance,” then “Financial Disclosure,” and then “Annual Reports & Proxy Statements.” Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet.

If you are a stockholder of record, you can choose this option and save Citi the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Citi stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Citi’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year. To view, cancel or change your enrollment profile, please go to www.InvestorDelivery.com.

How We Have Done

Annual Report
If you received these materials by mail, you should have also received Citi’s annual report to stockholders for 2008 with them. The 2008 annual report is also available on Citi’s website at www.citigroup.com. We urge you to read these documents carefully. In accordance with the Securities and Exchange Commission’s (sec) rules, the Five-Year Performance Graph appears in the 2008 Annual Report on Form 10-K.

Corporate Governance

Citi continually strives to maintain the highest standards of ethical conduct: reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern Citi’s businesses. Citi is active in ensuring its governance practices are at the leading edge of best practices. Among other initiatives, Citi in recent years has:

➢	eliminated super-majority vote provisions contained in its charter;

➢	amended our by-laws to give holders of at least 25% of the outstanding common stock the right to call a special meeting;

➢	amended our by-laws to include a majority vote standard for director elections;

➢	adopted a policy to recoup unearned compensation; and

➢	adopted a Political Contributions Policy under which Citi will annually compile and publish a list of its political contributions. The policy and a list of our 2008 political contributions are available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The current charters of the audit and risk management, nomination and governance, and personnel and compensation committees, as well as Citi’s Corporate Governance Guidelines, Code of Conduct and Code of Ethics, are available in the “Corporate Governance” section of Citi’s website: www.citigroup.com. Citi stockholders may obtain printed copies of these documents by writing to Citigroup Inc., Corporate Governance, 425 Park Avenue, 2nd floor, New York, NY 10022.
Nomination and Governance Committee
The nomination and governance committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the nyse corporate governance rules and Citi’s Corporate Governance Guidelines, which are attached to this proxy statement as Annex A. A copy of the committee’s charter is attached to this proxy statement as Annex C.

On January 21, 2009, Citi announced that Richard D. Parsons, the lead director and chair of the board’s nomination and governance committee, would succeed Sir Win Bischoff as chairman of the board of directors, effective February 23, 2009. During the period that Citi has an independent chair, there will not be a lead director. In 2004, Citi designated the chair of the nomination and governance committee as lead director. Since 2004 and until February 23, 2009, Citi has had an independent lead director. Details regarding the selection, duties, term, and tenure of the independent lead director are specified in Citi’s Corporate Governance Guidelines, attached as Annex A to this proxy statement.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by security holders. In 2008, the committee engaged Heidrick & Struggles for a portion of the year and Spencer Stuart thereafter to assist in identifying and evaluating potential nominees. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé and biographical information to the attention of the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the committee and approved by the board:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and our Code of Conduct.

•	Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer or Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the board’s discussion of and decision-making on the array of complex issues facing a large and diversified financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the diverse communities and geographies in which Citi operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a large and diversified financial services business that operates on a global scale.

•	Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of Citi’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Application of these factors involves the exercise of judgment by the committee and the board.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and members of senior management.

For the 2009 annual meeting, we received timely notice of director nominations from thirteen stockholders who nominated themselves or another person to stand for election at the annual meeting. The qualifications of these individuals were discussed at meetings of the nomination and governance committee and the views of Spencer Stuart on the candidates were considered. After deliberation, the committee decided not to include these individuals on the slate of candidates it proposed to the full board for consideration. The committee used the above-mentioned criteria to evaluate the candidates.

Corporate Governance Guidelines
Citi’s Corporate Governance Guidelines embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. The Guidelines are reviewed at least annually, and revised as necessary, to continue to reflect best practices. The full text of the Guidelines, as approved by the board, is set forth in Annex A to this proxy statement. The Guidelines outline the responsibilities, operations, qualifications and composition of the board.

Our goal is that at least two-thirds of the members of the board be independent. The board has recently announced that it unanimously decided to have a majority of new directors as soon as feasible. Certain nominees are included in this proxy statement for election by stockholders. When additional candidates are identified, approved and subsequently appointed as directors by the board, the Company will file a Form 8-K to announce the appointments. A description of our independence criteria and the results of the board’s independence determinations are set forth below.

The number of other public company boards on which a director may serve is subject to a case-by-case review by the nomination and governance committee, in order to ensure that each director is able to devote sufficient time to performing his or her duties as a director. Interlocking directorates are prohibited (inside directors and executive officers of Citi may not sit on boards of companies where a Citi outside director is an executive officer).

The Guidelines require that all members of the committees of the board, other than the public affairs committee and the executive committee, be independent. Committee members are appointed by the board upon recommendation of the nomination and governance committee. Committee membership and chairs are rotated periodically. The board and each committee have the power to hire and fire independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of management.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the independent chairman.

If a director has a substantial change in professional responsibilities, occupation or business association, he or she is required to notify the nomination and governance committee and to offer his or her resignation from the board. The nomination and governance committee will evaluate the facts and circumstances and make a recommendation to the board whether to accept the resignation or request that the director continue to serve on the board. If a director assumes a significant role in a not-for-profit entity, he or she is asked to notify the nomination and governance committee.

Directors are expected to attend board meetings, meetings of the committees and subcommittees on which they serve and the annual meeting of stockholders. All of the directors then in office attended Citi’s 2008 annual meeting.

The nomination and governance committee nominates one of the members of the board to serve as chairman of the board on an annual basis. The nomination and governance committee also conducts an annual review of board performance, and each committee conducts its own self-evaluation. The board and committees may engage an outside consultant to assist in conducting the self-evaluations. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Citi. New directors are provided with an orientation program to familiarize them with Citi’s businesses and its legal, compliance, regulatory and risk profile. Citi provides educational sessions on a variety of topics, which all members of the board are invited to attend. These sessions are designed to allow directors to, for example, develop a deeper understanding of a business issue or a complex financial product.

The board reviews the personnel and compensation committee’s report on the performance of senior executives in order to ensure that they are providing the best leadership for Citi. The board also works with the nomination and governance committee to evaluate potential successors to the ceo.

If a director, or an immediate family member who shares the director’s household, serves as a director, trustee or executive officer of a foundation, university, or other not-for-profit organization and such entity receives contributions from Citi and/or the Citi Foundation, such contributions will be reported to the nomination and governance committee at least annually.

The Guidelines affirm Citi’s stock ownership commitment, which is described in greater detail in this proxy statement. In 2008, the stock ownership commitment was reviewed in connection with the reorganization of Citi’s senior management structure and was simplified as part of Citi’s continuing efforts to streamline the organization and become more efficient. The members of the management executive committee, consisting of the most senior executives of the Company, and the members of the board of directors have agreed to hold 75% of the shares of common stock they acquire through Citi’s equity programs as long as they remain subject to the stock ownership commitment. Those members of the senior leadership committee, which consists of the management executive committee and an additional 36 executives of the Company who are not also members of the management executive committee, have agreed to hold 50% of the shares of common stock they acquire through Citi’s equity programs as long as they remain subject to the stock ownership commitment.

The Guidelines restrict certain financial transactions between Citi and its subsidiaries on the one hand and directors, senior management and their immediate family members on the other. Personal loans to executive officers and directors of Citi and its public issuer subsidiaries and members of the management executive committee, or immediate family members who share any such person’s household, are prohibited, except for mortgage loans, home equity loans, consumer loans, credit cards, charge cards, overdraft checking privileges and margin loans to employees of a broker-dealer subsidiary of Citi made on market terms in the ordinary course of business. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 10 of this proxy statement.

The Guidelines prohibit investments or transactions by Citi or its executive officers and those immediate family members who share an executive officer’s household in a partnership or other privately-held entity in which an outside director is a principal or in a publicly-traded company in which an outside director owns or controls more than a 10% interest. Directors and those immediate family members who share the director’s household are not permitted to receive initial public offering allocations. Directors and their immediate family members may participate in Citi-sponsored investment activities, provided they are offered on the same terms as those offered to similarly situated non-affiliated persons. Under certain circumstances, or with the approval of the appropriate committee, members of senior management may participate in certain Citi-sponsored investment opportunities. Finally, there is a prohibition on certain investments by directors and executive officers in third-party entities when the opportunity comes solely as a result of their position with Citi.

Director Independence
The board has adopted categorical standards to assist the board in evaluating the independence of each of its directors. The categorical standards, which are set forth below, describe various types of relationships that could potentially exist between a director or an immediate family member of a director and Citi and set thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the board will deem such person to be independent.

In 2008, the board and the nomination and governance committee reviewed directors’ responses to a questionnaire asking about their relationships with Citi, and those of their immediate family members and primary business or charitable affiliations and other potential conflicts of interest, as well as data collected by Citi’s businesses related to transactions, relationships or arrangements between Citi on the one hand and a director, immediate family member of a director, or a primary business or charitable affiliation of a director, on the other. The board reviewed the relationships or transactions between the directors or immediate family members of the directors or their primary business or charitable affiliations on the one hand and Citi on the other and determined that the relationships or transactions complied with the Corporate Governance Guidelines and the related categorical standards. The board also determined that, applying the guidelines and standards, which are intended to comply with the nyse corporate governance rules, and all other applicable laws, rules and regulations, each of the following directors standing for re-election and the nominees standing for election are independent: C. Michael Armstrong, Alain J.P. Belda, John M. Deutch, Jerry A. Grundhofer, Andrew N. Liveris, Anne M. Mulcahy, Michael E. O’Neill, Richard D. Parsons, Judith Rodin, Robert L. Ryan, Anthony M. Santomero and William S. Thompson, Jr.

Categorical Standards

•	Advisory, Consulting and Employment Arrangements

➢	During any 12 month period within the last three years, neither a director nor any immediate family member of a director shall have received from the Company, directly or indirectly, any compensation, fees or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an immediate family member of a director who is a non-executive employee of the Company or another entity.

In addition, no member of the audit and risk management committee, nor any immediate family member who shares such individual’s household, nor any entity in which an audit and risk management committee member is a partner, member or executive officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

•	Business Relationships

➢	All business relationships, lending relationships, deposit and other banking relationships between the Company and a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

➢	In addition, the aggregate amount of payments in any of the last three fiscal years by the Company to, and to the Company from, any company of which a director is an executive officer or employee or where an immediate family member of a director is an executive officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

➢	Loans may be made or maintained by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve, and the Federal Deposit Insurance Corporation (fdic) Guidelines; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency in its “Rating Credit Risk” Comptroller’s Handbook.

•	Charitable Contributions
Annual contributions in any of the last three calendar years from the Company and/or the Citigroup Foundation to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a director, or an immediate family member who shares the director’s household, serves as a director, trustee or executive officer (other than the Citigroup Foundation and other Charitable Organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the Charitable Organization’s annual consolidated gross revenue.

•	Employment/Affiliations

➢	An outside director shall not:

(i)	be or have been an employee of the Company within the last three years;

(ii)	be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the director as an executive officer; or

(iii)	be or have been affiliated with or employed by a present or former outside auditor of the Company within the five-year period following the auditing relationship.

➢	An outside director may not have an immediate family member who:

(i)	is an executive officer of the Company or has been within the last three years;

(ii)	is, or within the past three years has been, part of an interlocking directorate in which an executive officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such immediate family member as an executive officer; or

(iii)	(A) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor and personally works on the Company’s audit, or (B) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

•	Immaterial Relationships and Transactions
The board may determine that a director is independent notwithstanding the existence of an immaterial relationship or transaction between the Company and (i) the director, (ii) an immediate family member of the director or (iii) the director’s or immediate family member’s business or charitable affiliations, provided Citi’s proxy statement includes a specific description of such relationship as well as the basis for the board’s determination that such relationship does not preclude a determination that the director is independent. Relationships or transactions between the Company and (i) the director, (ii) an immediate family member of the director or (iii) the director’s or immediate family member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the director independence standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the proxy statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of sec Regulation S-K).

•	Definitions
For purposes of the Corporate Governance Guidelines, (i) the term “immediate family member” means a director’s or executive officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and any person (other than a tenant or domestic employee) who shares the director’s household; (ii) the term “primary business affiliation” means an entity of which the director or executive officer, or an immediate family member of such a person, is an officer, partner or employee or in which the director, executive officer or immediate family member owns directly or indirectly at least a 5% equity interest; and (iii) the term “related party transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any related person (any director, any executive officer of the Company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the Company, and any immediate family member of any such person) has or will have a direct or indirect material interest.

Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation
The board has adopted a policy setting forth procedures for the review, approval and monitoring of transactions involving Citi and related persons (directors and executive officers or their immediate family members). A copy of

Citi’s Policy on Related Party Transactions is available in the “Corporate Governance” section of Citi’s website: www.citigroup.com. Under the policy, the nomination and governance committee is responsible for reviewing and approving all related party transactions involving directors or an immediate family member of a director. Directors may not participate in any discussion or approval of a related party transaction in which he or she or any member of his or her immediate family is a related person, except that the director shall provide all material information concerning the related party transaction to the nomination and governance committee. The nomination and governance committee is also responsible for reviewing and approving all related party transactions valued at more than $50 million involving an executive officer or an immediate family member of an executive officer. The transaction review committee, comprised of the chief financial officer, chief risk officer, general counsel, chief compliance officer, and head of corporate affairs, is responsible for reviewing and approving all related party transactions valued at less than $50 million involving an executive officer or an immediate family member of an executive officer. The policy also contains a list of categories of transactions involving directors or executive officers, or their immediate family members, that are pre-approved under the policy, and therefore need not be brought to the nomination and governance committee or transaction review committee for approval.

The nomination and governance committee and the transaction review committee will review the following information when assessing a related party transaction:

•	the terms of such transaction;

•	the related person’s interest in the transaction;

•	the purpose and timing of the transaction;

•	whether Citi is a party to the transaction, and if not, the nature of Citi’s participation in the transaction;

•	if the transaction involves the sale of an asset, a description of the asset, including date acquired and cost basis;

•	information concerning potential counterparties in the transaction;

•	the approximate dollar value of the transaction and the approximate dollar value of the related person’s interest in the transaction;

•	a description of any provisions or limitations imposed as a result of entering into the proposed transaction;

•	whether the proposed transaction includes any potential reputational risk issues that may arise as a result of or in connection with the proposed transaction; and

•	any other relevant information regarding the transaction.

Robert Rubin entered into an Aircraft Time Sharing Agreement with Citiflight, Inc. (a subsidiary of Citigroup Inc.) on August 10, 2006 that allows him to reimburse Citi for the cost of his personal use of corporate aircraft. Mr. Rubin reimbursed Citi $633,918 related to his personal use of corporate aircraft during 2008. Vikram Pandit entered into an Aircraft Time Sharing Agreement with Citiflight on December 12, 2007, that allows him to reimburse Citi for any personal use of Citi’s aircraft. Mr. Pandit reimbursed Citi $171,808 related to his personal use of corporate aircraft during 2008.

During 2008, certain Citi and Banamex executives used, for Citi-related travel, private aircraft owned by Aeropersonal, a company in which Roberto Hernández has an ownership interest. The nomination and governance committee reviewed and ratified the executives’ business-related use of aircraft owned by Aeropersonal during 2008 and approved the business-related use of Aeropersonal’s services by Citi and Banamex executives in 2009. Citi reimbursed Aeropersonal $1,002,126 for business-related services provided to Citi and Banamex executives.

In April 2007, Citi entered into an agreement to purchase 100% of the outstanding partnership interests in Old Lane Partners L.P. (Old Lane), a hedge fund firm co-founded by Vikram Pandit and John Havens in which each of Vikram Pandit, John Havens and Brian Leach had an interest. At the time of the Old Lane acquisition in 2007, a substantial portion of the purchase price paid to the former owners of Old Lane was required to be invested in the Old Lane Fund until July 2011, the fourth anniversary of the closing of the transaction. Accordingly, on behalf of each of Vikram Pandit and John Havens $100,273,630 was invested (a substantial portion of which was subject to forfeiture until July 2011) and on behalf of Brian Leach $10,862,222 was invested in the Old Lane Fund. In June 2008, Citi purchased substantially all of the assets in the Old Lane Fund and redeemed substantially all of the interests of investors in the Old Lane Fund. In connection with the redemptions of investors’ interests, distributions were made in respect of a portion of the investments made by the former owners of Old Lane in the Old Lane Fund, including $79,706,630, each, in the case of Mr. Pandit and Mr. Havens, and $8,634,283, in the case of Mr. Leach. The amounts distributed are invested, and all future distributions will be invested, in an account at the Citi Private Bank for the remainder of the period ending July 2011. The funds may be earlier withdrawn in the event the executive dies or his employment with Citi terminates by reason of his disability or without cause or for good reason or, in the case of Mr. Leach, upon termination of his employment with Citi for any reason. A substantial portion of Mr. Pandit’s and Mr. Havens’ investment remains subject to forfeiture if the executive’s employment with Citi terminates for cause or without good reason before July 2011.

State Street may be deemed to be the beneficial owner of more than 5% of the outstanding shares of our common stock as a result of its role as custodian of our 401(k) plan and other unaffiliated accounts and investment funds. For further information, see “Stock Ownership — Owners of More than 5% of Our Common Stock” in this proxy statement. We and certain of our subsidiaries have engaged in transactions in the ordinary course of business with State Street and certain of its affiliates during 2008. These transactions were on substantially the same terms as comparable transactions with unrelated third parties.

Officers and employees of Citi and members of their immediate families who share their household or are financially dependent upon them who wish to purchase or sell securities in brokerage transactions are generally required by Citi’s policies to do so through a Citi broker-dealer affiliate. Certain of our directors and members of their immediate families have brokerage accounts at our broker-dealer affiliates. Transactions in such accounts are offered on substantially the same terms as those offered to other similarly-situated customers. Citi’s affiliates also may, from time to time, enter into transactions on a principal basis involving the purchase or sale of securities, derivative products and other similar transactions in which our directors, officers and employees, or members of their immediate families have an interest. All of these transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers. For certain transactions with officers and employees, these affiliates may offer discounts on their services.

Citi has established funds in which employees have invested. In addition, certain of our directors and executive officers have from time to time invested their personal funds directly or directed that funds for which they act in a fiduciary capacity be invested in funds arranged by Citi’s subsidiaries on the same terms and conditions as the other outside investors in these funds, who are not our directors, executive officers, or employees. Other than certain “grandfathered” investments, in accordance with sarbanes-oxley and the Citi Corporate Governance Guidelines, executive officers may invest in certain Citi-sponsored investment opportunities only under certain circumstances and with the approval of the appropriate committee.

In 2008, Citi performed investment banking, financial advisory and other services in the ordinary course of our business for certain organizations in which some of our directors are officers or directors. Citi may also, in the ordinary course of business, have sponsored investment opportunities in which such organizations participated. In addition, in the ordinary course of business, Citi may use the products or services of organizations in which some of our directors are officers or directors.

The persons listed on page 36 were the only members of the personnel and compensation committee during 2008. No member of the personnel and compensation committee was a part of a “compensation committee interlock” during fiscal year 2008 as described under sec rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the committee had any material interest in a transaction with Citi or is a current or former employee of Citi or any of its subsidiaries.

Certain directors and executive officers have immediate family members who are employed by Citi or a subsidiary. The compensation of each such family member was established by Citi in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. None of the directors or executive officers has a material interest in the employment relationships nor do any of them share a household with these employees. These employees are two of the approximately 326,000 employees of Citi. One of them reports to an executive officer of Citi. With respect to this one individual, and in any other instance where a relative may report to an executive officer, that individual’s compensation is reviewed by an independent compensation consultant. A sibling of Manuel Medina-Mora, an executive officer, is employed by Banamex, a subsidiary of Citi, and received 2008 compensation of $1,510,726. An adult spouse of an adult child of Lewis Kaden, an executive officer, is employed by Citi’s Global Consumer Group and received 2008 compensation of $292,333.

Indebtedness
Other than certain “grandfathered” margin loans, in accordance with sarbanes-oxley and the Citi Corporate Governance Guidelines, no margin loans may be made to any executive officer unless such person is an employee of a broker-dealer subsidiary of Citi and such loan is made in the ordinary course of business. Before and during 2008, certain executive officers have incurred indebtedness to Smith Barney, a division of Citi and a registered broker-dealer, and/or other broker-dealer subsidiaries of Citi, on margin loans against securities accounts. The margin loans were made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions for other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Certain transactions involving loans, deposits, credit cards, and sales of commercial paper, certificates of deposit, and other money market instruments and certain other banking transactions occurred during 2008 between Citibank and other Citi banking subsidiaries on the one hand and certain directors or executive officers of Citi, members of their immediate families, corporations or organizations of which any of them is an executive officer or partner or of which any of them is the beneficial owner of 10% or more of any class of securities, or associates of the directors, the executive officers or their family members on the other. The transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, that prevailed at the time for comparable transactions with other persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Personal loans made to any director, executive officer or member of the management committee must comply with sarbanes-oxley, Regulation O and the Corporate Governance Guidelines, and must be made in the ordinary course of business.

Citigroup Capital Partners I (Master Fund), LP (formerly SSB Capital Partners (Master Fund) I, LP) and Citigroup Employee Fund of Funds I, LP are funds that were formed in 2000. Citigroup Capital Partners II Employee Master Fund, L.P. was formed in 2006. Each invests either directly or via a master fund in private equity investments. Citi matches each dollar invested by an employee with an additional two dollar commitment to each fund, or feeder fund, in which an employee has invested, up to a maximum of $1 million for each fund in which the employee has invested. Citi’s match is made by a loan to the fund or funds in which the employee has invested. Each employee, subject to vesting, receives the benefit of any increase in the value of each fund in which he or she invested attributable to the loan made by Citi, less the interest paid by the fund on the loan, as well as any increase in the value of the fund attributable to the employee’s own investment.

One-half of the loan is full recourse to the employee via a guaranty and the other half is non-recourse to the employee. Before any distributions (other than tax distributions) are made to an employee, distributions are paid by each fund to Citi to pay interest on and to repay the loan.

Interest on the loans accrues quarterly at a rate determined from time to time by Citi as of the first business day of each quarter equal to the greater of (i) the three-month London Inter-Bank Offered Rate plus 75 basis points (as determined by Citi), and (ii) the short-term applicable federal rate calculated in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended (irc) (as determined by Citi).

In 2008, two employees who participated in the Citigroup Capital Partners II Employee Master Fund, L.P. became executive officers and, pursuant to the fund’s offering memorandum and in compliance with Sarbanes-Oxley, were required to repay their outstanding leverage. During 2008, Shirish Apte reimbursed Citi $664,000 and James Forese reimbursed Citi $1.66 million for leverage outstanding to the Citigroup Capital Partners II Employee Master Fund, L.P.

During 2008, no loans were made under the Citigroup Employee Fund of Funds I, LP to any current or former executive officer. For the Citigroup Capital Partners I (Master Fund), LP, no loans were made to any current or former executive officer that exceeded $120,000. The following distributions with respect to investments in these two funds were made to current and former executive officers in 2008:

	Citigroup
	Employee	Citigroup Capital
	Fund of	Partners I
	Funds I, LP	(Master Fund), LP
	Cash	Cash
Executive Officer	Distributions	Distributions

Sir Winfried Bischoff	$146,435	$ *
James Forese	$178,150	$ *
Michael Klein(A)	$ *	$140,325

(A)	As of July 21, 2008, Mr. Klein was no longer an executive officer of Citi.

 *  Amount does not exceed $120,000.

Business Practices
Citi’s business practices committees, at the corporate level and in each of its business units, review business activities, sales practices, products, potential conflicts of interest, complex transactions, suitability and other reputational concerns providing guidance to ensure that Citi’s business practices meet the highest standards of ethics, integrity and professional behavior. These committees, comprised of our most senior executives, focus on reputational risk while our businesses ensure that our policies are adhered to and emphasize our commitment to the franchise.

Business practices concerns may be surfaced by a variety of sources, including business practices working groups, other in-business committees or the control functions. The business practices committees guide the development of business practices and may change them when necessary or appropriate. These issues are reported on a regular basis to the Citi business practices committee and the board.

Code of Ethics
The board has adopted a Code of Ethics for Financial Professionals governing the principal executive officers of Citi and its reporting subsidiaries and all Citi professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. A copy of the Code of Ethics is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Ethics for Financial Professionals.” It has also been filed as an exhibit to our 2002 Annual Report on Form 10-K. We intend to disclose amendments to, or waivers from, the Code of Ethics, if any, on our website.

Ethics Hotline
Citi strongly encourages employees to raise possible ethical issues. Citi offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. We provide an Ethics Hotline that is available 24 hours a day, seven days a week with live operators who can connect to translators in multiple languages, a dedicated e-mail address, fax line, a web-link and conventional mailing address. Individuals may choose to remain anonymous. We prohibit retaliatory actions against anyone who, in good faith, raises concerns or questions regarding ethics, discrimination or harassment matters, or reports suspected violations of other applicable laws, regulations or policies. Calls to the Ethics Hotline are received by a vendor, which reports the calls to Citi’s Ethics Office of Global Compliance for review and investigation.

Code of Conduct
The board has adopted a Code of Conduct, which outlines the laws, rules, regulations and Citi policies that govern the activities of Citi and sets the standards of business behavior and ethics that apply across Citi. The Code of Conduct applies to every director, officer and employee of Citi and each of its subsidiaries. All employees, directors and officers are required to read and follow the Code of Conduct. In addition, other persons performing services for Citi may be subject to the Code of Conduct by contract or agreement. A copy of the Code of Conduct is available on our website at www.citigroup.com. Click on “Corporate Governance” and then “Code of Conduct.”

Communications with the Board
Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the Chairman or the non-management directors as a group, may do so by addressing their correspondence to the board member or members, c/o the Corporate Secretary, Citigroup Inc., 399 Park Avenue, New York, NY 10043. The board of directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

Stock Ownership

Citi has long encouraged stock ownership by its directors, officers and employees to align their interests with the long-term interests of stockholders.

As part of our commitment to aligning employee and stockholder interests, members of the management executive committee and members of the board of directors have agreed to hold 75% of the shares of common stock they acquire through Citi’s equity programs as long as they remain subject to the stock ownership commitment. Senior leadership committee members have agreed to hold 50% of the shares of common stock they acquire through Citi’s equity programs as long as they remain subject to the stock ownership commitment. A summary of the stock ownership commitment appears in Citi’s Corporate Governance Guidelines, which are attached to this proxy statement as Annex A.

Exceptions to the stock ownership commitment include gifts to charity, certain estate planning transactions, and certain other limited circumstances. In addition, the commitment relates to the net number of shares received in connection with the exercise of employee stock options or paying withholding taxes under other equity compensation programs.

The following table shows the beneficial ownership of Citi common stock by our directors, nominees and certain executive officers at February 27, 2009.

		Amount and Nature of Beneficial
		Ownership
			Stock
		Common	Options
		Stock	Exercisable	Total
		Beneficially	Within	Common
		Owned	60 Days of	Stock
		Excluding	Record	Beneficially
Name	Position	Options	Date(A)	Owned(A)
C. Michael Armstrong	Director	161,829	30,497	192,326
Ajaypal Banga	Chief Executive Officer, Asia	770,248	231,504	1,001,752
Alain J.P. Belda	Director	80,186	52,350	132,536
Sir Winfried Bischoff	Director	385,016	384,801	769,817
Gary Crittenden	Chief Financial Officer	541,223	0	541,223
Kenneth T. Derr	Director	97,971	22,855	120,826
John M. Deutch	Director	148,227	26,639	174,866
James A. Forese	Co-Head, Global Capital Markets, Markets & Banking Institutional Clients Group	1,809,499	261,628	2,071,127
Jerry S. Grundhofer	Nominee	24,789	0	24,789
Roberto Hernández Ramirez	Director	14,596,144	0	14,596,144
Andrew N. Liveris	Director	39,135	19,792	58,927
Anne M. Mulcahy	Director	53,066	0	53,066
Michael E. O’Neill	Nominee	0	0	0
Vikram S. Pandit	Chief Executive Officer	1,707,502	750,000	2,457,502
Richard D. Parsons	Chairman	133,272	55,747	189,019
Lawrence R. Ricciardi	Director	35,980	0	35,980
Judith Rodin	Director	53,487	17,473	70,960
Robert E. Rubin	Director	636,098	0	636,098
Robert L. Ryan	Director	52,917	0	52,917
Anthony M. Santomero	Nominee	0	0	0
Franklin A. Thomas	Director	146,074	29,746	175,820
William S. Thompson	Nominee	14,942	0	14,942
Stephen R. Volk	Vice Chairman	884,625	0	884,625
All directors, nominees and executive officers as a group (36 persons)		31,412,664	3,450,573	34,863,237

     (A) The share numbers in these columns have been restated to reflect equitable adjustments made to all Citi options outstanding on August 20, 2002 in respect of the distribution to all stockholders of shares of Travelers Property Casualty Corp. For each option grant, the number of options was increased by a factor of 1.0721990 and the exercise price was decreased by a factor of .9326627. The expiration and vesting dates of each option did not change.

At February 27, 2009, no director, nominee or executive officer owned as much as 1% of Citi’s common stock.

The following table shows the beneficial ownership of Citi preferred stock by our directors and certain executive officers at February 27, 2009.

Name	Position	Series of Preferred Stock	Shares Owned

C. Michael Armstrong	Director	8.50% Non-Cumulative Preferred Stock, Series F	27,700
John M. Deutch	Director	8.50% Non-Cumulative Preferred Stock, Series F	11,000
Vikram S. Pandit	Chief Executive Officer	8.125% Non-Cumulative Preferred Stock, Series AA	50,000
		8.50% Non-Cumulative Preferred Stock, Series F	50,000
Brian Leach	Chief Risk Officer	8.50% Non-Cumulative Preferred Stock, Series F	30,000

All of the directors, nominees and executive officers as a group beneficially owned approximately .63% of Citi’s common stock.

Of the shares shown on the preceding page, all of which are deemed to be beneficially owned under sec rules, some portion may not be held directly by the director or executive officer. The following table details the various forms in which directors or executive officers indirectly hold shares. Such indirectly-held shares may be shares:

•	for which receipt has been deferred under certain deferred compensation plans,

•	held as a tenant-in-common with a family member or trust, owned by a family member, held by a trust for which the director or executive officer is a trustee but not a beneficiary or held by a mutual fund which invests substantially all of its assets in Citi stock,

•	for which the director or executive officer has direct or indirect voting power but not dispositive power, or

•	for which the director or executive officer has direct or indirect voting power but that are subject to restrictions on disposition, as shown in the following table:

		Owned by or
		Tenant-in-	Voting	Restricted or
		Common with	Power,	Deferred Shares
		Family Member,	but Not	Subject to
	Receipt	Trust or Mutual	Dispositive	Restrictions on
Director/Officer	Deferred	Fund	Power	Disposition

C. Michael Armstrong	156,084	15,150 [1]	0	0
Ajaypal Banga	0	50,701	0	593,275
Alain J.P. Belda	75,187	0	0	0
Sir Winfried Bischoff	0	0	0	156,982
Gary Crittenden	0	0	0	394,911
Kenneth T. Derr	72,236	0	0	0
John M. Deutch	83,256	0	0	0
James A. Forese	0	0	0	995,048
Jerry S. Grundhofer	0	24,789	0	0
Roberto Hernández Ramirez	0	14,596,144	0	0
Andrew N. Liveris	35,906	1,200	0	0
Anne M. Mulcahy	53,008	59	0	0
Michael E. O’Neill	0	0	0	0
Vikram S. Pandit	0	0	0	797,474
Richard D. Parsons	91,290	0	0	0
Lawrence R. Ricciardi	32,106	0	0	0
Judith Rodin	51,266	2,221	0	0
Robert E. Rubin	0	0	0	0
Robert L. Ryan	39,412	0	0	0
Anthony M. Santomero	0	0	0	0
Franklin A. Thomas	131,422	0	0	0
William S. Thompson, Jr.	0	0	0	0
Stephen R. Volk	0	1,100 [1]	0	644,818
All directors, nominees and executive officers as a group (36 persons)	821,171	14,817,572	9,324	8,821,945

1	disclaims beneficial ownership
Owners of More than 5% of Our Common Stock*

Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

State Street Bank and Trust Company 225 Franklin Street, Boston, Massachusetts 02110
• As custodian for the Citigroup 401(k) Plans	91,555,628	(A)	1.7%
• As trustee or discretionary advisor for certain unaffiliated accounts and collective investment funds	245,293,611	(B)	4.5%
Total	336,849,239		6.2%

(A)	This information is as of December 31, 2008 and was provided by State Street. Under our 401(k) plan, participants have the right to direct the voting by State Street of shares of common stock. State Street is generally obligated to vote shares for which it has not received voting instructions in the same proportion as shares for which it has received voting instructions. On the record date, there were 96,329,650 shares beneficially owned by the 401(k) plans.

(B)	This information is as of December 31, 2008 and was obtained from a Schedule 13G filed with the sec on February 17, 2009 by State Street. State Street has sole voting power and shared dispositive power over these shares.

*	In 2008, Citi issued to the U.S. Treasury warrants to purchase approximately 5,810,143,246 shares of common stock, of which 360,075,159 warrants to purchase shares of common stock are exercisable in 60 days. The exercise prices for the warrants are $10.61 and $17.85. The warrants exercisable within 60 days represent approximately 6.2% of Citi’s voting stock. However, none of the warrants has been exercised and the exercise prices are above Citi’s closing price on March 6 of $1.03. See Citi’s Annual Report on Form 10-K filed on February 27, 2009 for additional information.

Proposal 1: Election of Directors

The board of directors has nominated all of the current directors for re-election at the 2008 annual meeting except for Sir Win Bischoff and Messrs. Derr, Hernandez, Rubin and Thomas, who are retiring from the board effective at the annual meeting. Directors are not eligible to stand for re-election after reaching the age of 72. The board has recently announced that it unanimously decided to have a majority of new directors as soon as feasible. Certain nominees are included in this proxy statement for election by stockholders. When additional candidates are identified, approved and subsequently appointed as directors by the board, the Company will file Forms 8-K to announce the appointments.

The Nominees
The following tables give information — provided by the nominees — about their principal occupation, business experience, and other matters.

The board of directors recommends that you vote for each of
the following nominees.

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

C. Michael Armstrong 70
Chairman, Board of Trustees
Johns Hopkins Medicine, Health Systems and Hospital
• Chairman, Johns Hopkins Medicine, Health Systems and Hospital — July 2005 to present
• Chairman, Comcast Corporation — 2002 to 2004
• Chairman and Chief Executive Officer, AT&T Corp. — 1997 to 2002
• Chairman and Chief Executive Officer, Hughes Electronic Corporation — 1992 to 1997
• International Business Machines Corporation — 1961 to 1992
  Member, IBM Management Committee
  Chairman, IBM World Trade Corporation
• Director of Citigroup (or predecessor) since 1989
• Other Directorships: IDS Group, Inc., IHS Inc. (Lead Independent Director), and The Parsons Corporation
• Other Activities: Johns Hopkins University (Vice Chairman), President’s Export Council (Chairman, Retired), The Conference Board (member), Council on Foreign Relations (member), MIT Sloan School of Management (Visiting Professor), Telluride Foundation (Director), Tudor Venture Capital (Advisor), Miami University, Corporate Campaign (Chairman), A Better Chance of Darien, Connecticut (Co-Founder and Past President), and Darien, Connecticut YMCA (Past President)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Alain J.P. Belda 65
Chairman and Chief Executive Officer
Alcoa Inc.
• Chairman, Alcoa Inc. — 2001 to present
• Chief Executive Officer — 1999 to 2008
• Director — 1999 to present
• President — 1997 to 2001
• Chief Operating Officer — 1997 to 1999
• Vice Chairman — 1995 to 1997
• Executive Vice President — 1994 to 1995
• President, Alcoa (Latin America) — 1991 to 1994
• Vice President — 1982 to 1991
• President, Alcoa Aluminio SA (Brazil) — 1979 to 1994
• Joined Alcoa — 1969
• Director of Citigroup (or predecessor) since 1997
• Other Directorships: IBM
• Other Activities: Brazil Project Advisory Board (Co-Chair) at The Woodrow Wilson International Center for Scholars, The Business Council (member), Business Roundtable (member), Committee to Encourage Corporate Philanthropy (member), World Business Council for Sustainable Development (member), and World Economic Forum — International Business Council (member)

John M. Deutch 70
Institute Professor
Massachusetts Institute of Technology
• Institute Professor, M.I.T. — 1990 to present
• Director of Central Intelligence — 1995 to 1996
• Deputy Secretary, U.S. Department of Defense — 1994 to 1995
• Under Secretary, U.S. Department of Defense — 1993 to 1994
• Provost and Karl T. Compton Professor of Chemistry, M.I.T. — 1985 to 1990
• Dean of Science, M.I.T. — 1982 to 1985
• Under Secretary, U.S. Department of Energy — 1979 to 1980
• Director, Energy Research of the U.S. Department of Energy — 1978
• Director of Citigroup (or predecessor) since 1996 (and 1987 to 1993)
• Director of Citibank, N.A. — 2009 to present; 1987 to 1993 and 1996 to 1998
• Other Directorships: Cheniere Energy and Raytheon Company
• Other Activities: Urban Institute (Life Trustee), Resources for the Future (Trustee), Museum of Fine Arts, Boston (Trustee), Center for American Progress (Trustee), and The National Petroleum Council (member)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Jerry A. Grundhofer 64
Chairman Emeritus
U.S. Bancorp
• Chairman Emeritus, U.S. Bancorp — 2007 to present
• Chairman — 2002 to 2007
• Chief Executive Officer — 2001 to 2006
• President — 2001 to 2004
• Chairman, President and Chief Executive Officer, Firstar Corporation and Star Banc Corporation (predecessors to U.S. Bancorp) — 1993 to 2001
• Other Directorships: Ecolab Inc.
• Other Activities: Danny Thompson Charitable Foundation (Director)

Andrew N. Liveris 54
Chairman and Chief Executive Officer
The Dow Chemical Company
• Chairman, Chief Executive Officer and President, The Dow Chemical Company — 2006 to present
• President and Chief Executive Officer — 2004 to 2006
• President and Chief Operating Officer — 2003 to 2004
• Director — 2004 to present
• Joined The Dow Chemical Company — 1976
• Director of Citigroup since 2005
• Other Activities: Herbert H. and Grace A. Dow Foundation (Trustee), Tufts University (Trustee), United States Climate Action Partnership (member of CEO Board), The American Australian Association (patron), The Business Council (member), Business Roundtable (member), The Institute of Chemical Engineers (Fellow), The International Council of Chemical Associations (Chairman), The Société de Chimie Industrielle (member), and The U.S.-China Business Council (Chairman)

Anne M. Mulcahy 56
Chairman and Chief Executive Officer
Xerox Corporation
• Chairman, Xerox Corporation — 2002 to present
• Chief Executive Officer — 2001 to present
• President and Chief Operating Officer — 2000 to 2001
• President, General Markets Operations — 1999 to 2000
• Joined Xerox — 1976
• Director of Citigroup since 2004
• Other Directorships: Target Corporation and The Washington Post Company
• Other Activities: Business Roundtable (member), Catalyst (Director), and the John F. Kennedy Center for the Performing Arts — Corporate Fund Board (Vice Chairman)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Michael E. O’Neill 62	Former Chairman and CEO
Bank of Hawaii Corporation
• Chairman and Chief Executive Officer, Bank of Hawaii Corporation — 2000 to 2004
• Elected Chief Executive Officer, Barclay’s PLC — 1999
• Vice Chairman and Chief Financial Officer, Bank of America — 1995 to 1998
• Chief Financial Officer, Continental Bank — 1993 to 1995
• Other Directorships: FT Ventures
• Other Activities: Hawaii Pacific University (Trustee) and Honolulu Academy of Arts (Trustee)

Vikram S. Pandit 52
Chief Executive Officer
Citigroup Inc.
• Chief Executive Officer, Citigroup Inc. — December 2007 to present
• Chairman and Chief Executive Officer, Institutional Clients Group — October 2007 to December 2007
• Chairman and Chief Executive Officer, Citi Alternative Investments — April 2007 to October 2007
• Founding member and Chairman of members committee, Old Lane Partners, LP — 2005 to April 2007
• President and Chief Operating Officer, Institutional Securities and Investment Banking, Morgan Stanley — 2000 to 2005
• Director of Citigroup since 2007
• Other Activities: Columbia University (Trustee), Columbia University Graduate School of Business (member of Board of Overseers), Indian School of Business (member of Governing Board), and Trinity School (Trustee)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Richard D. Parsons 60
Chairman
Citigroup Inc.
• Chairman, Time Warner Inc. — 2003 to 2008
• Chief Executive Officer — 2002 to 2007
• Co-Chief Operating Officer — 2001 to 2002
• President — 1995 to 2000
• Director, Time Warner Inc. (or predecessor) — 1991 to present
• Chairman and Chief Executive Officer, Dime Savings Bank of New York — 1991 to 1995
• President and Chief Operating Officer — 1988 to 1990
• Associate, Partner and Managing Partner, Patterson, Belknap, Webb & Tyler — 1977 to 1988
• General Counsel and Associate Director, Domestic Council, White House — 1975 to 1977
• Deputy Counsel to the Vice President, Office of the Vice President of the United States — 1975
• Assistant and First Assistant Counsel to the Governor, State of New York — 1971 to 1974
• Chairman, Citigroup — 2009 to present
• Director of Citigroup (or predecessor) since 1996
• Director of Citibank, N.A. — 1996 to 1998
• Other Directorships: The Estee Lauder Companies Inc.
• Other Activities: Apollo Theatre Foundation (Chairman), Museum of Modern Art (Trustee), Howard University (Trustee), American Museum of Natural History (Trustee), New York City Partnership (member), Smithsonian Institute of African American History and Culture (Co-Chairman of the Advisory Board), and Rockefeller Foundation (Trustee)

Lawrence R. Ricciardi 68
Senior Vice President and Advisor to the Chairman, Retired
IBM Corporation
• Senior Vice President and Advisor to the Chairman, IBM — 2002
• Senior Vice President and General Counsel, IBM — 1995 to 2001
• Chief Financial Officer, IBM — 1997 to 1998
• President, RJR Nabisco, Inc. — 1993 to 1995
• Co-Chairman and Chief Executive Officer, RJR Nabisco, Inc. — 1993
• Executive Vice President and General Counsel, RJR Nabisco, Inc. — 1989 to 1995
• Executive Vice President and General Counsel, American Express Travel Related Services — 1983 to 1989
• Joined American Express — 1973
• Director of Citigroup — 2008 to present
• Director of Citibank, N.A. — 2009 to present
• Other Directorships: Royal Dutch Shell plc
• Other Activities: IBM Corporation (Senior Advisor), Jones Day (Senior Advisor), Lazard Frères & Co. (Senior Advisor), The Andrew W. Mellon Foundation (Trustee), National Humanities Center (Trustee), and The Pierpoint Morgan Library (Trustee)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

Dr. Judith Rodin 64
President
Rockefeller Foundation
• President, Rockefeller Foundation — 2005 to present
• President Emerita, University of Pennsylvania — 2004 to present
• President, University of Pennsylvania — 1994 to 2004
• Provost, Yale University — 1992 to 1994
• Director of Citigroup since 2004
• Other Directorships: Comcast Corporation and AMR Corporation
• Other Activities: World Trade Memorial Foundation (Director), Carnegie Hall (Director), Brookings Institution (Honorary Director), White House Project (member), Council on Foreign Relations (member), Institute of Medicine (member) and New York City Commission for Economic Opportunity (member)

Robert L. Ryan 65
Chief Financial Officer, Retired
Medtronic Inc.
• Senior Vice President and Chief Financial Officer, Medtronic Inc. — 1993 to 2005
• Vice President, Finance and Chief Financial Officer, Union Texas Petroleum Corporation — 1984 to 1993
• Controller — 1983 to 1984
• Treasurer — 1982 to 1983
• Joined Union Texas Petroleum Corporation — 1982
• Vice President, Citibank, N.A. — 1975 to 1982
• Management Consultant, McKinsey & Co. — 1970 to 1975
• Director of Citigroup since 2007
• Director of Citibank, N.A. — 2009 to present
• Other Directorships: Black & Decker, General Mills, and Hewlett-Packard
• Other Activities: Cornell University (Trustee) and Harvard Business School (member of Visiting Committee)

Anthony M. Santomero 62
Former President
Federal Reserve Bank of Philadelphia
• Senior Advisor, McKinsey & Company — 2006 to 2008
• President, Federal Reserve Bank of Philadelphia — 2000 to 2006
• Richard K. Mellon Professor, Finance, The Wharton School at the University of Pennsylvania — 1984 to 2002
• Other Directorships: RenaissanceRe Holdings, Ltd., Penn Mutual Life Insurance Company and Columbia Funds
• Other Activities: Drexel University (Trustee), Drexel University College of Medicine (Vice Chair and Trustee) and The Mann Center for the Performing Arts (Director)

Name and Age at	Position, Principal Occupation, Business Experience
Record Date	and Directorships

William S. Thompson, Jr. 63
Chief Executive Officer, Retired
Pacific Investment Management Company (PIMCO)
• Chief Executive Officer, PIMCO — 1993 to 2009
• Salomon Brothers Inc. — 1975 to 1993
  • Chairman, Salomon Brothers Asia Ltd — 1991 to 1993
  • Head of Corporate Finance, Western Region — 1988 to 1991
  • Managing Director and Head of Institutional Sales, Western Region — 1981-1988
  • Joined Salomon Brothers — 1975
• Other Directorships: Pacific Life Corporation
• Other Activities: Pacific Symphony Orchestra (Director), Thompson Foundation for Autism (Chair), Thompson Family Foundation (President) and University of Missouri (President’s Financial Advisory Council)

The one-year terms of all of Citi’s directors expire at the annual meeting.

Meetings of the Board of Directors and Committees
The board of directors met 25 times in 2008. During 2008, the audit and risk management committee met 12 times, the personnel and compensation committee met 15 times and the nomination and governance committee met 8 times.

Each director attended at least 75 percent of the total number of meetings of the board of directors and board committees of which he or she was a member in 2008.
Meetings of Non-Management Directors
Citi’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled meeting, which is usually 7 times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session. Until the appointment of Richard Parsons as Chairman, the lead director presided at each executive session of the non-management directors. The independent chairman now presides at such sessions.

Committees of the Board of Directors
The standing committees of the board of directors are:

The audit and risk management committee, which assists the board in fulfilling its oversight responsibility relating to (i) the integrity of Citi’s financial statements and financial reporting process and Citi’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function — Audit and Risk Review; (iii) the annual independent integrated audit of Citi’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citi with legal and regulatory requirements, including Citi’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out in its charter, as adopted by the board. The report of the committee required by the rules of the sec is included in this proxy statement. Subcommittees of the audit and risk management committee cover Citi’s corporate and consumer businesses.

The board has determined that each of Mrs. Mulcahy, Dr. Rodin, and Messrs. Deutch, Liveris, Ricciardi and Ryan qualifies as an “audit committee financial expert” as defined by the sec and, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, is independent within the meaning of applicable sec rules, the corporate governance rules of the nyse, and the fdic guidelines.

The audit and risk management committee charter, as adopted by the board, is attached to this proxy statement as Annex B. A copy of the charter is also available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The nomination and governance committee, which is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Citi’s compliance with these policies and the Guidelines. The committee is responsible for reviewing and approving all related party transactions involving directors or an immediate family member of a director and any related party transaction involving an executive officer or immediate family member of an executive officer, if the transaction is valued at $50 million or more. See Certain Transactions and Relationships, Compensation Committee Interlocks and Insider Participation on page 10 of this proxy statement for a complete description of the Policy on Related Party Transactions. The committee, as part of its executive succession planning process, evaluates and nominates potential successors to the ceo and provides an annual report to the board on ceo succession. The committee also reviews director compensation and benefits, Citi’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies to monitor that the principles contained in the Codes are being incorporated into Citi’s culture and business practices. The nomination and governance committee may also exercise all powers of the board of directors between meetings of the board.

The board has determined that, in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the nomination and governance committee is independent according to the corporate governance rules of the nyse. Each of such directors is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the irc.

The nomination and governance committee charter, as adopted by the board, is attached to this proxy statement as Annex C. A copy of the charter is also available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The personnel and compensation committee, which is responsible for determining the compensation for the ceo, and approving the compensation structure for senior management, including the management executive committee, members of the senior leadership committee, the most senior managers of corporate staff, and other highly paid professionals in accordance with guidelines established by the committee from time to time. The committee annually reviews and discusses the Compensation Discussion and Analysis (cd&a) with management. The committee has also produced an annual report on executive compensation that is included in this proxy statement (on page 36 below). Further, the committee approves broad-based and special compensation plans for all of Citi’s businesses.

The committee regularly reviews Citi’s management resources, succession planning and development activities, as well as the performance of senior management. The committee is also charged with monitoring Citi’s performance toward meeting its goals on employee diversity.

The committee is responsible for evaluating the performance of and determining the compensation for the ceo and approving the compensation for the management executive committee. The committee also approves the compensation structure for senior management, including members of the senior leadership committee, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the committee from time to time. The committee regularly reviews the design and structure of Citi’s compensation programs to ensure that management’s interests are aligned with stockholders and that the compensation programs are aligned with Citi’s strategic priorities. See the cd&a on page 37 of this proxy statement.

In order to ensure uninterrupted operation of Citi in the event of the unplanned departure or unavailability of Citi’s ceo, Citi’s personnel and compensation committee evaluates a number of individuals who could be asked to assume the ceo’s duties in the event of an unexpected vacancy. The committee then discusses the list with the board which then formalizes its choices of one or more of such individuals. This process is conducted at a regularly scheduled board meeting on an annual basis.

With respect to regular succession of the ceo and senior management, Citi’s board evaluates internal, and, when appropriate, external, candidates. To find external candidates, Citi seeks input from the members of the board and senior management and/or from recruiting firms. To develop internal candidates, Citi engages in a number of practices, formal and informal, designed to familiarize the board with Citi’s talent pool. The formal process involves an annual talent review conducted by senior management at which the board studies the most promising members of senior management. The board learns about each person’s experience, skills, areas of expertise, accomplishments and goals. This review is conducted at a regularly scheduled board meeting on an annual basis. On an informal basis, members of senior management are periodically asked to make presentations to the board at board meetings and at the board strategy sessions. These presentations are made by senior managers at the various business units as well as those who serve in corporate functions. The purpose of the formal review and informal interaction is to ensure that board members are familiar with the talent pool inside Citi from which the board would be able to choose successors to the ceo and evaluate succession for other senior managers as necessary from time to time.

The committee also has the authority to retain and/or engage special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion, and receives funding from Citi to engage such advisors. The committee has retained Independent Compensation Committee Adviser, LLC (icca) to provide the committee with comparative data on executive compensation and advice on Citi’s compensation programs for senior management. icca does no other work for Citi. The amount the personnel and compensation committee approved for payment to icca in 2008 is disclosed in the cd&a on page 50 of this proxy statement. Citi has retained Mercer Human Resource Consulting for benchmarking and analyses with respect to executive compensation and benefit practices, and other compensation matters for all employees, including the named executive officers. The committee instructed the consultants to meet with senior management to review Citi’s process, financial performance, and market data. The consultants were asked to evaluate the compensation recommendations for senior management in light of these factors and management’s description of the performance assessment. Towers Perrin also provided market data regarding compensation trends in the financial services industry.

The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the personnel and compensation committee is independent according to the corporate governance rules of the nyse. Each of such directors is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” as defined by Section 162(m) of the irc.

The personnel and compensation committee charter is attached to this proxy statement as

Annex D. A copy of the charter, as adopted by the board, is also available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The public affairs committee, which is responsible for reviewing Citi’s policies and programs that relate to public issues of significance to Citi and the public at large and reviewing relationships with external constituencies and issues that impact Citi’s reputation. The committee also has responsibility for reviewing public policy and reputation issues facing Citi, reviewing political and charitable contributions made by Citi and the Citi Foundation, reviewing Citi’s policies and practices regarding supplier diversity, and reviewing Citi’s sustainability policies and programs, including environmental and human rights.

The public affairs committee charter, as adopted by the board, is attached to this proxy statement as Annex E. A copy of the charter is also available in the “Corporate Governance” section of Citi’s website: www.citigroup.com.

The following table shows the current membership of each of the foregoing committees.

	Audit and	Personnel	Nomination
	Risk	and	and	Public
Director	Management	Compensation	Governance	Affairs

C. Michael Armstrong		X	X
Alain J.P. Belda		Chair	X

Kenneth T. Derr		X	X
John M. Deutch	Chair		X

Roberto Hernández Ramirez				X
Andrew N. Liveris	X

Anne M. Mulcahy	X

Richard D. Parsons		X	Chair
Judith Rodin	X			Chair

Lawrence R. Ricciardi	X
Robert L. Ryan	X			X

Franklin A. Thomas				X

Involvement in Certain Legal Proceedings
Calpine Corporation, in connection with the departure of its Chairman, President and Chief Executive Officer, named Mr. Derr Chairman of the Board and Acting Chief Executive Officer in November 2005. Mr. Derr, who had previously held the position of Lead Director of Calpine, was Acting Chief Executive Officer for approximately two weeks. Mr. Derr continues to serve on Calpine’s Board. On December 20, 2005, Calpine Corporation filed for federal bankruptcy protection under Chapter 11.

There are no legal proceedings to which any director, officer, nominee or principal shareholder, or any affiliate thereof, is a party adverse to Citi or has a material interest adverse to Citi.

Directors’ Compensation
Directors’ compensation is determined by the board. Since its initial public offering in 1986, Citi has paid outside directors all or a portion of their compensation in common stock, to ensure that the directors have an ownership interest in common with other stockholders. The nomination and governance committee makes recommendations to the board with respect to compensation of directors. The committee periodically reviews benchmarking assessments in order to determine the level of compensation to attract qualified candidates for board service and to reinforce our practice of encouraging stock ownership by our directors. In 2008, the committee reviewed the current compensation program and determined that no changes were required. Effective January 1, 2005, the last time director compensation was adjusted, non-employee directors, other than Mr. Hernández, who, except as described below, has waived receipt of compensation for his services as a director, receive an annual cash retainer of $75,000 and a deferred stock award valued at $150,000. The deferred stock award is granted on the same date that annual incentives are granted to the senior executives. The deferred stock award vests on the second anniversary of the date of the grant, and directors may elect to defer receipt of the award beyond that date. Directors may elect to receive all or a portion of their deferred stock award and cash retainer in the form of common stock, and directors may elect to defer receipt of this common stock. Directors also may elect to receive their cash retainer in the form of an option to purchase shares of Citi common stock. Stock options are also granted on the same date that stock options are granted to the senior executives. The options vest and become exercisable on the second anniversary of the grant date and expire six years after the grant date. Beginning in 2009, directors may no longer elect to receive stock options.

Directors who are employees of Citi or its subsidiaries do not receive any compensation for their services as directors.

Except as described below, directors receive no additional compensation for participation on board committees or subcommittees. Committee and subcommittee chairs receive additional compensation of $15,000 per year, except for the chairs of the audit and risk management committee and each subcommittee thereof, who receive additional compensation of $35,000 per year. This additional compensation is paid in the same manner as the annual cash retainer, but directors may not elect stock options for this portion of their fee. Additional compensation for special assignments may be determined on a case by case basis. On January 1, 2009, Messrs. Deutch, Ricciardi and Ryan were elected to the Citibank, N.A. Board of Directors and each will receive $50,000 as an annual retainer for his service. Citibank, N.A. is a wholly-owned subsidiary of Citi.

Citi reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Citi in their capacities as directors. Such expenses include food, lodging and transportation.

The following table provides information on 2008 compensation for non-employee directors.

Non-Employee Director Compensation Table

					Change
					in
					Pension
					Value
				Non-	and Non-
				Equity	qualified
	Fees			Incentive	Deferred
	Earned			Plan	Compen-	All Other
	or Paid	Stock*	Option*	Compen-	sation	Compen-
	in Cash	Awards	Awards	sation	Earnings	sation	Total
Name	($)(a)	($)(a)(b)	($)(c)	($)	($)	($)	($)

C. Michael Armstrong(d)	$95,416	$135,937	$8,908	$0	$0	$2,877	$243,138
Alain J.P. Belda	$0	$130,625	$52,400	$0	$0	$0	$183,025
George David(e)	$0	$8,750	$104,801	$0	$0	$0	$113,551
Kenneth T. Derr	$0	$295,833	$0	$0	$0	$0	$295,833
John M. Deutch	$110,000	$156,250	$0	$0	$0	$0	$266,250
Roberto Hernández Ramirez(f)	$0	$0	$0	$0	$0	$2,218,000	$2,218,000
Andrew N. Liveris	$0	$67,656	$80,135	$0	$0	$0	$147,791
Anne M. Mulcahy	$75,000	$167,917	$0	$0	$0	$0	$242,917
Richard D. Parsons	$0	$240,000	$6,512	$0	$0	$0	$246,512
Lawrence R. Ricciardi	$37,500	$90,625	$0	$0	$0	$0	$128,125
Judith Rodin	$0	$130,625	$52,400	$0	$0	$0	$183,025
Robert L. Ryan	$75,000	$112,500	$0	$0	$0	$0	$187,500
Franklin A. Thomas	$90,000	$150,000	$$0	$0	$0	$0	$240,000

* As Citi’s stock price has declined significantly since the granting of these awards, the value of the awards shown in the table does not reflect their current value.

(a) Directors may elect to receive all or a portion of the cash retainer in the form of common stock and may elect to defer receipt of common stock. Directors also may elect to receive their cash retainer in the form of an option to purchase shares of Citi common stock. Directors may elect to receive a portion of their deferred stock awards in the form of an option to purchase shares of Citi common stock. Beginning in 2009, directors may no longer elect to receive any of their compensation in the form of options to purchase shares of common stock.

The following directors elected to receive all or a portion of their 2008 retainer and deferred stock award in stock options:

		Dollar
	Percentage	Value ($)

Mr. Belda	50%	$112,500
Mr. David	100%	$225,000
Mr. Liveris	100%	$225,000
Dr. Rodin	50%	$112,500

(b) The fair value of the stock awards and stock options appearing in the Non-Employee Director Compensation Table were calculated in accordance with the December 2006 sec regulations. In determining the compensation expense for all equity awards required to be disclosed in the table under the December 2006 sec regulations, it was assumed that sfas 123(r) was in effect on the grant date of each such equity award. The number of shares of deferred stock granted in 2008 and the grant date fair value of those awards, determined in accordance with sfas 123(r), are set forth below:

	Deferred Stock	Grant Date
	Granted in 2008	Fair Value
	(#)	($)

Mr. Armstrong	5,696	$150,000
Mr. Belda	2,848	$75,000
Mr. David	0	$0
Mr. Derr	5,696	$150,000
Mr. Deutch	5,696	$150,000
Mr. Liveris	0	$0
Mrs. Mulcahy	5,696	$150,000
Mr. Parsons	5,696	$150,000
Mr. Ricciardi*	3,874	$75,000
Dr. Rodin	2,848	$75,000
Mr. Ryan	5,696	$150,000
Mr. Thomas	5,696	$150,000

* Mr. Ricciardi, who joined the Board on July 21, 2008, received an award of deferred stock with a grant price of $19.356.

The Stock Awards column in the Non-Employee Director Compensation Table also includes shares of common stock that directors elected to receive in exchange for all or a portion of their cash retainer and chair fees, as applicable. These directors also elected to defer receipt of the shares.

The aggregate number of deferred stock awards outstanding at the end of 2008 was:

Mr. Armstrong	123,978
Mr. Belda	37,749
Mr. Derr	49,391
Mr. Deutch	18,352
Mr. Liveris	4,933
Mrs. Mulcahy	20,901
Mr. Parsons	45,653
Mr. Ricciardi	3,874
Dr. Rodin	19,160
Mr. Ryan	7,306
Mr. Thomas	24,778

(c) The amount reported in this column was calculated in accordance with the December 2006 sec regulations which are based on income statement expense under sfas 123(r), and which, depending on the circumstances of each director, may differ from the grant-date fair value formula applied uniformly for compensation purposes. The assumptions made when calculating the amounts in this column are found in footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the sec on Form 10-K for 2008. Aggregate total numbers of stock option awards outstanding are shown in the Director Stock Option Grant Table below. The grant date fair value of the options they received in 2008 was:

Grant
Date Fair
Value ($)

Mr. Belda	$68,864
Mr. David	$137,728
Mr. Liveris	$137,728
Dr. Rodin	$68,864

For the awards granted to all directors who elected to receive options as part of their compensation for 2008, the exercise price was $24.45. The number of shares in the option grant is calculated by dividing the dollar amount elected by the fair market value of Citi common stock on the grant date and multiplying that amount by four.

(d) Travelers Property Casualty Corp., formerly a subsidiary of Citi, sponsored a Director’s Charitable Award Program originally adopted by the Travelers Corporation, a Citi predecessor, under which all members of its board of directors were eligible, subject to certain vesting requirements, to have the program make charitable contributions to eligible tax-exempt organizations recommended by the directors up to an aggregate of $1,000,000. In connection with Citi’s distribution of shares of Travelers to its stockholders, at which time Travelers became a separate public company, Citi assumed responsibility under the program with respect to the vested interests of all participants in the program. Travelers initially funded the program through the purchase of life insurance policies on the lives of the directors. Generally, eligible directors were paired for purposes of buying second-to-die life insurance policies. The proceeds of these policies are used to fund the contributions to the organizations selected by the directors immediately upon the death of both vested directors in five equal, annual installments. Mr. Armstrong, a current member of Citi’s board, was a director of Travelers and a participant in the Director’s Charitable Award Program. The annual costs Citi incurs in connection with the administration of this program which are attributable to Mr. Armstrong amount to $2,877.

(e) George David retired from the board on April 22, 2008.

(f) In consideration of his service as non-executive chairman of Banco Nacional de México, an indirect wholly owned subsidiary of Citi, and other duties and services performed for such entity and its affiliates during 2008, including governmental and client relations and strategic development, Citi, or certain of its

Mexican affiliates, provided certain security services to Roberto Hernández and members of his immediate family as well as office, secretarial and related services, and aircraft usage for Citi business-related purposes. The aggregate amount of such expenses for Mr. Hernández for 2008 is estimated to be approximately $2,218,000.

The following chart shows the amount of dividend equivalents and interest paid to the non-employee directors in 2008 with respect to shares of Citi common stock held in their deferred stock accounts.

Dividend Equivalents and
Interest Paid on
Deferred Stock
Director	Account (A)

C. Michael Armstrong	$139,149
Alain J.P. Belda	$37,299
George David	$4,496
Kenneth T. Derr	$48,432
John M. Deutch	$19,628
Roberto Hernández Ramirez	$0
Andrew N. Liveris	$4,063
Anne M. Mulcahy	$20,995
Richard D. Parsons	$43,556
Lawrence R. Ricciardi	$620
Judith Rodin	$17,418
Robert L. Ryan	$8,200
Franklin A. Thomas	$27,810

(A) Dividend equivalents are paid quarterly, in the same amount per share and at the same time as dividends are paid to stockholders. Interest accrues on the amount of the dividend equivalent from the payment date until the end of the quarter, at which time the dividend equivalent is either distributed to the director in cash or reinvested in additional shares of deferred stock. Differences in the amounts paid to directors can be attributed to a variety of factors including length of service and elections made by individual board members with respect to the form in which they receive their cash retainers or deferred stock awards. Generally, directors who have served on the board for longer periods of time have accumulated more shares in their deferred stock accounts than directors with a shorter tenure and as a result receive higher dividend equivalent payments. The number of shares owned by each director is reported on page 16.

Director Stock Option Grant Table

				Shares
		Number of		Exercisable
	Date of	Shares	Expiration	as of
Director	Grant	Outstanding	Date	12/31/08

C. Michael Armstrong	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	5,361	1/16/2011	5,361
	2/13/2002	5,361	2/13/2012	5,361
	2/12/2003	5,000	2/12/2009	5,000
	1/20/2004	5,000	1/20/2010	5,000
	1/18/2005	4,736	1/18/2011	4,736
	1/17/2006	4,599	1/17/2012	4,599
	1/16/2007	2,758	1/16/2013	0
Alain J.P. Belda	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	12,929	1/16/2011	12,929
	2/13/2002	14,266	2/13/2012	14,266
	2/12/2003	5,000	2/12/2009	5,000
	1/20/2004	5,000	1/20/2010	5,000
	1/17/2006	9,198	1/17/2012	9,198
	1/16/2007	8,275	1/16/2013	0
	1/22/2008	18,404	1/22/2014	0
Kenneth T. Derr	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	5,361	1/16/2011	5,361
	2/13/2002	9,813	2/13/2012	9,813
	2/12/2003	12,800	2/12/2009	12,800
	1/20/2004	5,000	1/20/2010	5,000
John M. Deutch	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	9,144	1/16/2011	9,144
	2/13/2002	9,813	2/13/2012	9,813
	2/12/2003	5,000	2/12/2009	5,000
	1/20/2004	5,000	1/20/2010	5,000
Andrew N. Liveris	1/1/2006	2,318	1/1/2012	2,318
	1/17/2006	9,198	1/17/2012	9,198
	1/16/2007	8,275	1/16/2013	0
	1/22/2008	36,809	1/22/2014	0
Richard D. Parsons	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	5,361	1/16/2011	5,361
	2/13/2002	5,361	2/13/2012	5,361
	1/20/2004	5,000	1/20/2010	5,000
	1/18/2005	18,947	1/18/2011	18,947
	1/17/2006	18,397	1/17/2012	18,397
Judith Rodin	1/17/2006	9,198	1/17/2012	9,198
	1/16/2007	8,275	1/16/2013	0
	1/22/2008	18,404	1/22/2014	0
Franklin A. Thomas	7/18/2000	2,680	7/18/2010	2,680
	1/16/2001	11,718	1/16/2011	11,718
	2/13/2002	10,347	2/13/2012	10,347
	2/12/2003	12,800	2/12/2009	12,800
	1/20/2004	5,000	1/20/2010	5,000

Audit and Risk Management Committee Report

The Audit and Risk Management Committee (“Committee”) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities. A copy of the Committee charter is attached to Citigroup’s proxy statement as Annex B.

The Board of Directors has determined that all six members of the Committee are independent based upon the standards adopted by the Board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. kpmg llp, Citigroup’s independent registered public accounting firm (“independent auditors”) is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Committee’s responsibility is to monitor and oversee these processes and procedures. The members of the Committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The Committee’s meetings facilitate communication among the members of the Committee, management, independent risk managers, the internal auditors, and Citigroup’s independent auditors. The Committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding Citigroup’s internal controls. The Committee also discussed with Citigroup’s independent auditors all communications required by generally accepted auditing standards.

The Committee reviewed and discussed the audited consolidated financial statements of Citigroup as of and for the year ended December 31, 2008 with management, the internal auditors, and Citigroup’s independent auditors.

The Committee has received the written disclosures required by pcaob Rule 3526  — “Communication with Audit Committees Concerning Independence.” The Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related and tax compliance services. The Committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that Citigroup’s audited consolidated financial statements be included in Citigroup’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the sec.

The Audit And Risk Management Committee:
John M. Deutch (Chair)
Andrew N. Liveris
Anne M. Mulcahy
Lawrence R. Ricciardi
Judith Rodin
Robert L. Ryan

Dated: February 26, 2009

Executive Compensation

The Personnel and Compensation Committee Report

In accordance with its written charter, the Personnel and Compensation Committee (the committee) evaluated the performance of and determined the compensation for the Chief Executive Officer and approved the compensation structure for senior management, including the senior leadership committee, the most senior managers of corporate staff, and other highly paid professionals.

The committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review, the committee recommended to the Board of Directors of Citigroup Inc. that the Compensation Discussion and Analysis be included in Citi’s annual report on Form 10-K and proxy statement on Schedule 14A filed with the Securities and Exchange Commission.

The committee certifies that it has reviewed with Citi’s senior risk officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

The Personnel and Compensation Committee:
Alain J.P. Belda (Chair)
C. Michael Armstrong
Kenneth T. Derr
Richard D. Parsons

February 17, 2009

Compensation Discussion and Analysis

Overview
Citi and the entire financial services industry are facing unprecedented challenges and profound change and 2008 was a particularly challenging year. Citi’s overarching priority has been to reposition the Company to capitalize on the best opportunities for global growth in a rapidly changing financial environment. This repositioning includes reducing the assets on the balance sheet, reducing expenses, and streamlining businesses for future profitable growth. It also includes a redesign of the compensation structure and a substantial turnover of top management.

The objectives of Citi’s executive compensation programs have been to attract and retain the best talent, motivate and reward executives to perform by linking incentive compensation to demonstrable performance-based criteria, align the long term interests of management with those of stockholders, and deliver compensation at levels that are competitive to the financial services market. These objectives still hold true and remain as part of Citi’s compensation philosophy; reflecting 2008 financial results and the evolving financial services landscape, Citi has made changes to the structure of compensation that will better result in meeting these objectives.

The extraordinary events of 2008 have significantly decreased total compensation for 2008. The final awards made by the committee are shown on page 45.

Objectives of Citi’s executive compensation programs
Citi’s compensation programs are designed to support:

•	Competitive pay: Citi aims to deliver compensation at levels that are competitive to the financial services market. Citi collected market data on both the direction and level of compensation in financial services and the size and structure of the awards are reflective of that market data.

•	Alignment: Compensation should align the long-term interests of management with stockholders.

•	Performance: Incentive awards should be based on financial measures that best reflect the state of ongoing operations and that reflect the impact of recognized and unrecognized gains and losses. Performance also must balance financial and non-financial measures.

•	Past and future performance: Performance-based compensation should incorporate both past performance as well as forward looking performance. Compensation should also be subject to a clawback in the event that it is based on results that at a later date prove to be incorrect.

•	Risk management: Compensation should encourage prudent decisions around both taking risks to improve Citi’s performance and avoiding unnecessary and excessive risk that can harm the franchise.

•	Meritocracy: Individual compensation decisions should be differentiated according to financial and non-financial performance. Compensation amounts should vary significantly up or down based on business and individual performance.

•	Partnership: Strong partnership across businesses and regions is critical to our success.

Compensation Structure
The compensation structure has been redesigned to better meet the objectives summarized above. In particular, awards are now more closely tied to future performance and risk management is now a more integrated part of the compensation. Set forth below is a discussion of each element of compensation, the reason Citi pays each element, how each amount is determined, and how that element fits into Citi’s compensation philosophy. Note that the American Recovery and Reinvestment Act of 2009, which is described in this report, and other subsequent legislation and regulations will modify or could modify the executive compensation policies set forth herein prospectively and/or retroactively.

•	Base pay. Base salary, while not specifically linked to Citi performance, is necessary to compete for talent and is a relatively small component of total compensation for members of the management executive committee including the named executive officers.

Executives have a range of base salaries, and as a matter of company policy, annual base salary is capped at $1,000,000 for the members of the management executive committee. Base pay was frozen for 2009 across Citi, and none of the members of the management executive committee received a base pay increase from 2008 to 2009.

Incentive Compensation Structure

		Management Executive
	Named Executive Officer	Committee

2008 Cash Awards	0%	40%
Deferred Cash Retention Awards	60%	20%
Performance Vesting Equity Awards	30%	30%
Performance Priced Options	10%	10%
Total Awards	100%	100%

•	Bonus and equity compensation awards. Set forth below are the key structural elements of the cash and equity awards made by the committee to the members of the management executive committee in January 2009.

•	Cash awards. Named executive officers did not receive any cash awards for 2008 and the ongoing incentive compensation structure for management executive committee members was amended to provide 40% of the total incentive in cash.

•	Deferred cash retention awards. Named executive officers who received awards received 60% of the total award in the form of deferred cash. These awards are payable in cash in 25 percent increments over a four-year vesting period, and pay interest based on 90-day libor. Unless a named executive officer dies, becomes disabled or there is a change in control of Citi, the executive must be employed by Citi on the applicable vesting date in order to receive an award payment. The deferred cash retention awards made to the named executive officers do not have retirement provisions that would allow the executive to terminate employment and still receive an award payment. The general compensation structure for management executive committee members now provides for 20% of the total award to be delivered in deferred cash.

•	Performance-vesting equity awards. The named executive officers (except the ceo and cfo) and other members of the management executive committee received 30% of their awards as performance-vesting equity awards. These awards are intended to link incentive compensation for Citi’s senior executives to the performance of Citi. The awards were made to balance the need to compensate key executives, who (if they received any awards at all) received significantly reduced cash and total awards, at market levels while linking their compensation to Citi’s future performance.

These performance-vesting stock awards vest if the price of shares of Citi common stock meets specified price targets prior to January 14, 2013 (the delivery date), with a minimum one-year vesting period. Half of each executive’s award has a price target of $17.85 and half has a price target of $10.61, with the price target deemed met only if the nyse closing price of Citi stock equals or exceeds the applicable price target for at least 20 nyse trading days within any period of 30 consecutive nyse trading days ending on or before the delivery date. These price targets were chosen based on the conversion prices of the warrants to purchase common stock issued by Citi to the U.S. Department of the Treasury on October 28, 2008 and on December 31, 2008. Any shares that have not vested by the delivery date will vest according to a fraction, the numerator of which is the share price on the delivery date and the denominator of which is the price target of the nonvested shares. Vested shares are not distributed to the executive until the delivery date, and no dividend equivalents are paid on these awards prior to vesting. If a named executive officer who received an award resigns, retires or is involuntarily terminated before the delivery date, all nonvested shares are forfeited; however, some or all of the shares will vest and become immediately deliverable if the executive terminates employment prior to the delivery date due to death or disability, and may vest if there is a change in control of Citi.

•	Performance priced options. Members of the management executive committee, including the named executive officers, were eligible to receive 10% of their awards as performance priced stock options, which have an exercise price that places the awards significantly “out of the money” on the date of grant. These options were granted to the named executive officers who received awards and other members of the management executive committee and have the same purposes as the performance-vesting stock awards. Half of each executive’s options have an exercise price of $17.85 and half have an exercise price of $10.61 (as determined pursuant to the terms of the awards), and were granted on a day that Citi’s closing price was $4.53. The named executive officers who received awards accordingly will receive value from the options only if the Citi stock price increases significantly over its current levels. The options have no value unless Citi’s stock price exceeds the exercise price during the term. The options have a 10-year term and vest ratably over a four-year period. If the named executive officer resigns, retires or is involuntarily terminated before the delivery date, all nonvested options are forfeited; however, the options will vest if the executive terminates employment prior to the vesting date due to death or disability, and may vest if there is a change in control of Citi.

•	More restrictive “clawback.” All bonus and incentive compensation for senior executives (including the named executive officers) is subject to an even more meaningful “clawback” provision than had previously been in place. Under the new “clawback,” any bonus or incentive compensation for members of the senior leadership committee is subject to recovery by Citi (e.g., by forfeiture of nonvested awards or repayment of vested awards) if such compensation is based on statements of earnings, gains or other criteria that are later shown to be materially inaccurate, without regard to whether the inaccuracy arose from any misconduct. The increase in the portion of compensation of senior executives that is awarded as deferred compensation will make it easier for Citi to “clawback” or cancel incentive or other compensation if the basis on which it was awarded or paid is later shown to be materially inaccurate.

Prior Award Structures

•	No cap awards for senior executives. In most past years, 40 percent of the nominal amount of the annual incentive and retention awards payable to all named executive officers was made in shares of restricted or deferred stock of Citi under the terms of Citi’s broad-based equity program available widely throughout the Company, the Capital Accumulation Program (cap), with the remainder paid in cash. Stock awards under cap vest ratably over a four-year period. For 2008, no cap or other equity awards were made to the named executive officers that vested solely on the basis of continuing employment; instead, the performance-based vesting approach was introduced, thereby better aligning the executives’ interests with the long-term interests of stockholders. Members of the management executive committee, including the named executive officers who received awards, received 40 percent of their incentive compensation in the form of performance-based equity awards and did not receive cap awards.

•	No Executive Performance Plan bonus pool for 2008. Citi failed to meet the minimum performance targets under its Executive Performance Plan, which is the stockholder-approved plan providing for tax deductible performance-based compensation under section 162(m) of the irc. Under the terms of the plan, a bonus pool is not generated if Citi’s return on equity is less than 10 percent. As a result, no bonus pool was generated for 2008 for eligible senior executives, and no bonuses or other awards, including cap or other equity awards, were made under that plan. In January 2009, the plan was terminated by the committee effective for the 2009 compensation year due to changes in tax laws enacted as part of the Emergency Economic Stabilization Act of 2008 (the eesa).

•	No ltip awards earned. In July 2007, the committee adopted the Management Committee Long-Term Incentive Program (ltip) to provide pay for performance for Citi’s senior executives in a manner that was consistent with the plans of competitors and to provide for a formulaic payout based on specific performance metrics. The objectives and purpose of the ltip are to (a) raise the level of performance of Citi and deliver value to the stockholders, (b) provide for a direct link between compensation and outperformance of peers, (c) retain key members of management by providing for a multi-year, long-term incentive plan like those existing at competitors, (d) provide clarity through an award that is based on clearly measurable reported data, (e) provide common focus for senior executives across Citi, and (f) satisfy stockholder demand for performance-based equity programs. During the first and second performance periods (the last half of 2007 and calendar year 2008), the ltip did not deliver any value to program participants because performance measures were not met. The program may deliver value for 2009 if performance metrics are met for that year. For a detailed discussion of the metrics of the program, see the discussion of the ltip in the General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table.

•	Stock ownership. While stock ownership commitments are now overwhelmingly considered to be a hallmark of good corporate governance, Citi has had some form of a stock ownership commitment for well over a decade. As part of Citi’s stock ownership commitment, the named executive officers are generally required to retain at least 75 percent of the equity awarded to them as long as they are members of senior management. This policy has always been intended to align the interests of the named executive officers even further with the interests of stockholders. Accordingly, the named executive officers held significant amounts of stock throughout 2008 and experienced a substantial diminution in wealth along with other stockholders. In addition, due to their significant stock holdings, the executive officers, like other stockholders, received an income reduction when the board of directors reduced the dividend to stockholders in 2008.

•	Retirement and other deferred compensation plans. Citi does not sponsor supplemental retirement plans or serps for any of its named executive officers. With the exceptions noted below, the named executive officers are eligible to participate in the Citigroup Pension Plan and the Citigroup 401(k) Plan, which are tax-qualified retirement plans available to all eligible U.S. Citi employees. The purpose of these programs is to provide employees with tax-advantaged savings opportunities and income after retirement or other termination from Citi. Basic broad-based, tax-qualified retirement benefits are provided to assist employees in saving and accumulating assets for their retirement. Eligible pay under these plans is limited to irc annual limits ($230,000 for 2008). More information on the terms of the Citigroup Pension Plan is provided in the narrative following the Pension Benefits Table. The Citigroup Pension Plan was closed to new entrants after December 31, 2006; accordingly, Mr. Pandit and Mr. Crittenden (who were hired in 2007) are not eligible to participate in that plan. The Citigroup Pension Plan ceased cash balance accruals for all eligible participants, including the eligible named executive officers, effective December 31, 2007. Eligible Citi employees, including the named executive officers, will receive a matching contribution for 2008 under the Citigroup 401(k) Plan. The 401(k) plan provides a matching contribution of up to 6 percent of eligible pay to all U.S. employees, subject to irc annual limits. The matching contributions made to the named executive officers’ 401(k) plan accounts for 2008 are disclosed in the All Other Compensation column of the Summary Compensation Table.

•	Health and insurance plans. The named executive officers are eligible to participate in the Company-sponsored U.S. benefit programs on the same terms and conditions as those made available to U.S. salaried employees or expatriates generally. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members. Under Citi’s U.S. medical plans, higher-paid employees are required to pay a significantly higher amount of the total premiums, while the premiums paid by lower paid employees receive a higher subsidy from Citi.

•	Other compensation. Citi pays additional compensation to its named executive officers in the form of personal benefits to the extent set forth in the Summary Compensation Table. A discussion of personal benefits is provided in the footnotes to the Summary Compensation Table.

As authorized by its stockholder-approved stock incentive plans, Citi pays dividend equivalents on nonvested restricted or deferred stock awards under cap and certain other equity awards on the same basis to all employees receiving such awards, which includes a significant percentage of all employees worldwide. (The performance-vesting stock awards granted on January 14, 2009 do not provide for dividend equivalents on nonvested shares.) Where dividend equivalents are paid on equity awards, the dividend rate is the same for the named executive officers as for other stockholders. This practice is consistent with and furthers the goal of aligning the interests of employees with those of stockholders. Accordingly, the named executive officers and other employees will receive a direct decrease in income, in proportion to their share holdings, as a result of reduced dividends.

Subsequent legislation. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the Act), amending eesa, was enacted. The Act, eesa, and other subsequent legislation and regulations will modify or could modify the executive compensation policies set forth herein prospectively and/or retroactively. In particular, during the period a tarp obligation remains outstanding, the Act (a) limits compensation to exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution, (b) provides for the recovery of any bonus, retention award, or incentive compensation paid to specified employees based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate, (c) prohibits any golden parachute payment to a senior executive officer or any of the next five most highly compensated employees, and (d) prohibits the payment or accrual of any bonus, retention award, or incentive compensation, except that any such restriction does not apply to the payment of long-term restricted stock that meets specified conditions, including a limit on value to one-third of the total amount of annual compensation of the employee receiving the stock.

Process for determining executive officer compensation

The role of the Personnel and Compensation Committee. The committee is responsible for evaluating the performance of and determining the compensation for the ceo, and, in accordance with guidelines established by the committee from time to time, approves the compensation for the senior leadership committee. The committee regularly reviews the design and structure of Citi’s compensation programs to ensure that management’s interests are aligned with stockholders and that the compensation programs are aligned with Citi’s strategic priorities.

In furtherance of these goals, the committee has retained icca to provide independent evaluations and advice regarding executive compensation. icca does no other work for Citi, reports directly to the chair of the committee and meets with the committee in executive session, without the presence of Citi management. icca was asked to review the committee’s process, its decisions regarding current ceo compensation and the compensation of other members of senior management, and the reasons for reaching those decisions. The committee also relies on Mercer Human Resource Consulting to provide data, evaluations and advice regarding executive compensation. The committee instructed the consultants to meet with senior management to review Citi’s process, financial performance, and market data. The consultants were asked to evaluate the compensation recommendations for senior management in light of these factors and management’s description of the performance assessment. Towers Perrin also provided market data regarding compensation trends in the financial services industry.

Compensation process and approach for 2008. In November 2008, the committee met with senior management to review the approach to year-end compensation decisions. The proposed approach emphasized the following general principles: performance-based incentive pools, performance-based differentiation of individual compensation decisions, a mix of incentive and retention awards, and recovery or “clawback” of compensation where appropriate. The approach also emphasized partner-like behavior across the organization, to encourage behavior benefiting the franchise as a whole.

In December, the committee met with management to review preliminary financial data against the compensation philosophy in the determination of company-wide bonus pools and the bonus pools for senior management. In light of the extraordinary financial upheavals that occurred during 2008, market data provided limited meaningful guidance regarding contemporary compensation practices, as compensation data from 2007 and 2008 compensation surveys became an unreliable predictor of actual competitor compensation practices for 2008. The committee also reviewed and approved specific elements of the executive compensation structure, including the size of the executive bonus pools, the percentage of management executive committee compensation payable in deferred cash retention awards and performance-vesting stock and performance priced options, the “clawback” provisions and restrictions on executive severance. Their decisions also reflected the terms of the securities purchase agreement dated December 31, 2008 by and between Citi and the U.S. government (the securities purchase agreement).

Performance evaluations and determination of the nominal amount of the awards. In January 2009, the committee determined the size of the bonus pool for the senior leadership committee, and reduced the value of such pool by approximately 43 percent over the pool for similar positions for the prior period. The amount of the reduction exceeded the reduction required by the terms of the securities purchase agreement. The committee then provided for the structure of executive compensation previously described, including an emphasis on deferred cash retention awards over currently payable cash awards and performance-vesting stock and performance priced options in lieu of traditional equity awards that vest solely according to the passage of time. The committee also made cash and equity awards subject to the “clawback,” which provides for a recovery of incentive or retention compensation that is based upon materially inaccurate performance metrics.

The committee awarded 40 percent of the incentive compensation in equity and 60 percent payable in cash to the named executive officers who received awards, in accordance with Citi’s longstanding approach to executive compensation. However, none of the cash payable to the named executive officers who received awards was payable at the time of the award, and all of the cash compensation was awarded in the form of a deferred cash retention award, as structuring the cash award as a deferred award (instead of an immediately payable cash award) should provide better value to stockholders to the extent that it induces a key executive to remain employed at Citi.

All of the equity awards made to the named executive officers who received awards as well as the awards made to the remainder of the management executive committee were made in the form of performance-vesting stock and performance priced options. The performance targets were chosen based on the conversion prices of the warrants to purchase common stock issued by Citi to the U.S. Department of the Treasury on October 28, 2008 and on December 31, 2008. The performance targets are $10.61 and $17.85 and Citi stock closed at $4.53 on the date of the awards, meaning that the stock must recover significantly for the executives to receive full value. This approach enables the alignment of executives’ interests with those of taxpayers and drives performance. The executives received 30 percent of their total incentive awards in stock and 10 percent in options, in recognition that each form of equity has a different type of value to the holder.

In deciding the nominal amount of each individual’s incentive, senior management presented a general review and evaluation of the executive officers to the committee. The evaluation was based on a review of the performance of each of the executive officers, including consideration of (a) Citi’s financial performance (such as revenue growth, expense management, reduction of balance sheet assets, net income, return on equity, and total return to stockholders), including both ongoing operations and recognized gains and unrecognized gains and losses, (b) the business practices, including an evaluation of risk management, (c) talent development, including development of diverse talent, and (d) the ability of the applicable business to execute on Citi’s strategic plan, including through successful acquisitions or divestitures.

The committee then determined the nominal amount of each executive’s compensation. Each of the factors comprising the performance results was considered by the committee in determining the nominal amount of each executive’s compensation. Formulaic approaches were not used to weight these factors, consistent with the committee’s and Citi’s belief that the adoption of any given formula could inadvertently encourage undesirable behavior (e.g., favoring one financial measure to the exclusion of other important values).

Four senior executives — the ceo, the cfo the former Chairman, and former senior counselor Robert E. Rubin — declined to be considered for incentive or retention compensation, in light of Citi’s performance and other extraordinary circumstances of 2008. The committee decided to make awards in either stock or cash to the named executive officers other than the ceo and cfo in varying amounts on a case-by-case basis. The awards were focused on the need to retain the applicable executive to provide for the future performance of Citi while also taking into account the executive’s past performance. This non-formulaic approach led to significant differences in the compensation paid to the named executive officers, as in making individual awards, the committee took into account the competitive marketplace for individuals with widely differing job responsibilities at Citi, length of service with Citi, size of the business for which they are responsible, and tenure in the financial services industry.

Review by the chief risk officer. Citi’s chief risk officer held informal discussions with management from time to time throughout the process of structuring executive compensation to provide his preliminary views on how excessive risk taking could be mitigated through the company’s approach to executive compensation. On January 14, 2009, he discussed with the committee the short-term and long-term risks that could threaten the value of Citi and the features of Citi’s compensation arrangements in light of those risks, and delivered his report to the committee on his review of the compensation structure for senior executive officers. The report concluded that the design of the incentive compensation structure for Citi’s senior executive officers does not encourage those individuals to take unnecessary or excessive risks that threaten the value of the institution. The report furthermore concluded that the structure provides strong incentive for those executives to appropriately balance risk and reward, and aligns the interests of the executives with those of stockholders and the U.S. government.

The chief risk officer reached those conclusions through a three-part process: the risks were identified, the behaviors of the individuals who were compensated through the structure were assessed, and finally the compensation structure was evaluated in light of the risks and behaviors.

•	First, the chief risk officer evaluated the disclosures in the company’s periodic financial statements made available to the public and determined that Citi’s long-term and short-term risks are clearly set forth in the risk factors identified therein.

•	The chief risk officer, with the assistance of other senior risk officers, then reviewed the behavior of members of senior management to determine whether the behaviors exhibited over the course of 2008 were consistent with the new risk culture outlined by the ceo and chief risk officer. Our risk culture is based on taking intelligent risk with shared responsibility, without forsaking individual accountability.

•	Each member of senior management was assessed according to whether he or she appropriately recognizes the stature of risk managers and the risk management organization, whether the executive recognizes risk in his or her business, and whether the executive takes appropriate steps to mitigate risks.

•	The chief risk officer then reviewed the proposed compensation structure, including the cash element, the performance-vesting stock and performance priced options, the “clawback,” and the limit on severance pay, and the 75 percent stock ownership commitment. The chief risk officer found that:

•	The “clawback” feature supports the accuracy of Citi’s financial statements and encourages the executives to focus on maintaining accurate books and records and on complying with relevant accounting policies.

•	The vesting elements of the awards as well as the maturity schedule of the options align the interests of the executives with the long-term health of the Company, the quality of earnings, the interests of stockholders, and the interests of the U.S. government.

•	While the exercise prices of the options and the vesting triggers for the stock were well above Citi’s current stock price, the spread was not unduly wide and the prices appropriately aligned the interest of the executives with the U.S. government and stockholders.

•	The mix of cash and equity awards provided an appropriate balance between short-term and long-term risk and reward decisions.

Independent consultant review. After the committee determined each named executive officer’s incentive and retention compensation, icca reviewed the committee’s decisions to determine whether the compensation paid to each executive was reasonable, based on the criteria described above that were used by the committee and related results. Based on its review of the total process and results, the independent consultant determined that the committee’s decision-making process was both thoughtful and thorough and its decisions were responsible and reasonable.

Awards made by the committee in January 2009

Compensation decisions were made in recognition of the extraordinary events of 2008 balanced against the need to retain resources critical to the future profitability of the Company. These decisions also reflect the terms of the securities purchase agreement.

•	No bonuses for top executives for 2008. ceo Vikram Pandit, former Chairman Sir Win Bischoff, cfo Gary Crittenden and former senior counselor Robert E. Rubin declined to be considered for bonuses or other incentive or retention compensation for 2008.

•	Limits on future ceo compensation. ceo Vikram Pandit has advised Citi’s board that he will accept no incentive compensation and will accept $1 base pay until Citi returns to profitability.

Significantly reduced bonus pools for senior executives. The securities purchase agreement required that the bonus pool for the top 51 executives at Citi — the members of the senior leadership committee and the management executive committee (including the named executive officers) — be reduced by at least 40 percent from the amounts for the comparable prior periods. Accordingly, the bonus pool for the senior leadership committee was reduced by 43 percent from the prior period. In addition, the bonus pool for the 15 management executive committee members was reduced by 57 percent from the prior period. The structure of these awards was also significantly changed.

Specifically, in January 2009 the committee approved the following awards to the named executive officers:

	Current		Performance-
	Cash	Deferred Cash	Vesting	Performance Priced
Name	Award	Retention Awards	Equity Awards	Options	Total

Vikram Pandit	$0	$0	$0	$0	$0
Gary Crittenden	$0	$0	$0	$0	$0
Ajaypal Banga	$0	$3,600,000	$1,800,000	$600,000	$6,000,000
James Forese	$0	$5,265,000	$2,632,500	$877,500	$8,775,000
Stephen Volk	$0	$3,600,000	$1,800,000	$600,000	$6,000,000

The committee made equity awards in 2009 and in prior years based on the grant date fair value of the awards and not on the accounting treatment of current or prior awards in Citi’s financial statements under the Statement of Financial Accounting Standards (sfas) No. 123 (revised 2004), “Share-Based Payment” (sfas 123(r)) or other applicable accounting standards. Under sec rules, the treatment in the
Summary Compensation Table of equity awards is based on those accounting principles. As a result of this requirement, equity awards with the same terms may differ in value as presented in the Summary Compensation Table depending on an executive’s age and length of service with Citi, and therefore, it may be difficult to discern the committee’s judgments about executive performance for 2008.

Amounts shown in the Summary Compensation Table are larger than the committee’s 2009 awards

The table set forth below summarizes the difference between the actions taken by the committee in January 2009 regarding equity awards and the equity award values appearing in this year’s Summary Compensation Table. The first column (after the executives’ names)
below shows the equity awards that were made by the committee in January 2009. The second column shows the values for equity awards required to be shown in the Summary Compensation Table in accordance with sec rules. The last column shows the difference between the first column (the committee action) and the second column (values required by sec rules).

			Difference Between
		Value of Stock	Stock Awarded and
		Awards Shown in	Summary
	Stock Awarded in	2008 Summary	Compensation Table
Name	January 2009	Compensation Table	Values

Vikram Pandit	$0	$8,230,244	$(8,230,244)
Gary Crittenden	$0	$11,582,039	$(11,582,039)
Ajaypal Banga	$1,800,000	$5,116,142	$(3,316,142)
James Forese	$2,632,500	$7,328,681	$(4,696,181)
Stephen Volk	$1,800,000	$6,409,749	$(4,609,749)

Note that the value of the stock awards shown in the Summary Compensation Table is based on the value on the date of grant. As Citi’s stock price has declined significantly, the value of the awards shown in the Summary Compensation Table does not reflect their current value.

The above table shows that equity incentive compensation actually awarded in January 2009 was significantly less than the amounts shown in the Summary Compensation Table, as the amounts reported in the Summary Compensation Table included values for equity awarded in prior years. The differences shown in the table between committee action and the Summary Compensation Table are largely attributable to the fact that the Summary Compensation Table, prepared in accordance with sec regulations, values equity awards based principally on the treatment of compensation expense in the income statement of the employer under sfas 123(r). In general, under that rule, the grant date fair value of an equity award (which is based on the stock price on date of grant) is expensed over the vesting period of the equity award, unless the employee is eligible to retire. If the employee is eligible to retire, then the award must be expensed on the grant date or accrued over a service period prior to the grant date.

The equity awards made by the committee in January 2009 for the named executive officers were performance-vesting equity awards and performance priced options that vest over future periods. No sfas 123(r) expense was incurred for these awards during 2008, so they are not reflected in the 2008 Summary Compensation Table. These awards will be expensed under sfas 123(r) over the shorter of their vesting periods or the period over which the performance target is projected to be met, and therefore will be disclosed in future Summary Compensation Tables. Furthermore, under sfas 123(r), charges are made for ltip awards even in years, such as 2008, for which the executives forfeit the awards because performance targets were not met. The ltip awards are also expensed over their vesting periods.

Although Citi’s equity programs do not expressly contain retirement provisions, Citi’s cap program has terms that result in retirement treatment under the applicable accounting standards. Under cap, if an employee’s age and years of service total at least 75, all of his or her equity awards will continue to vest on schedule after termination of employment under most circumstances (the Rule of 75). Accordingly, under sfas 123(r), awards made to individuals who meet the Rule of 75 must be expensed on or prior to the grant date. If an employee’s age and service total at least 60 and certain other age and service requirements are satisfied, a portion of his or her equity awards will continue to vest on schedule after termination of employment under most circumstances (the Rule of 60). The employee will forfeit a portion of his “premium shares” (explained in more detail below under the discussion of the cap program). Accordingly, under sfas 123(r), that portion of the awards made to an individual who meets the Rule of 60 must be expensed on or prior to the grant date. The differences between the stock awards made by the committee and the values in the Summary Compensation Table are explained as follows:

•	Mr. Pandit: Mr. Pandit does not meet the Rule of 60 or the Rule of 75, which means that under sfas 123(r), all of his equity awards are expensed over their vesting periods. Accordingly, the amount shown in the Summary Compensation Table for Mr. Pandit includes the amortization charges for the awards made in prior years that are still vesting and the ltip. Mr. Pandit did not receive any equity awards in January 2009 and did not earn any awards under the ltip for 2007 or 2008.

•	Mr. Crittenden: Mr. Crittenden does not meet the Rule of 60 or the Rule of 75, which means that under sfas 123(r), all of his equity awards are expensed over their vesting periods. Accordingly, the amount shown in the Summary Compensation Table for Mr. Crittenden includes the amortization charges for the awards made in prior years that are still vesting and the ltip. Mr. Crittenden did not receive any equity awards in January 2009 and did not earn any awards under the ltip for 2007 or 2008.

•	Mr. Banga: Mr. Banga does not meet the Rule of 60 or the Rule of 75, but is expected to do so later in 2009. Accordingly, under sfas 123(r), all of his equity awards that have

Rule of 60 provisions are expensed over the shorter of the period until he meets the Rule of 60 or the vesting period. Accordingly, the amount shown in the Summary Compensation Table for Mr. Banga includes the amortization charges for the awards made in prior years that are still vesting and the ltip, and does not reflect any equity awards made in January 2009. No executive earned any awards under the ltip for 2007 or 2008.

•	Mr. Forese: Mr. Forese meets the Rule of 60. Accordingly, some (but not all) of Mr. Forese’s cap and other equity awards from prior years are still vesting, and under sfas 123(r), the amount shown in the Summary Compensation Table for Mr. Forese includes the amortization charges for awards made in prior years that are still vesting and the ltip, and does not reflect any equity awards made in January 2009. No executive earned any awards under the ltip for 2007 or 2008.

•	Mr. Volk: Mr. Volk met the Rule of 75 on April 22, 2008 for some of his cap and other equity awards; under sfas 123(r), these equity awards have been expensed through April 22, 2008, and the amount shown in the Summary Compensation Table for Mr. Volk includes the amortization charges for these awards that vested on this date. Some of Mr. Volk’s cap and other equity awards from prior years are still vesting due to the fact that they do not have Rule of 75 provisions; under sfas 123(r), the amount shown in the Summary Compensation Table for Mr. Volk includes the amortization charges for these awards made in prior years that do not have Rule of 75 provisions and are still vesting, as well as the ltip, and does not reflect any equity awards made in January 2009. No executive earned any awards under the ltip for 2007 or 2008.

The values for the stock option awards disclosed in the Summary Compensation Table also differ from committee action in January 2009, as shown in the table below.

			Difference Between
		Value of Options	Options Awarded and
	Performance Priced	Shown in	Summary
	Options Awarded in	2008 Summary	Compensation Table
Name	January 2009	Compensation Table	Values

Vikram Pandit	$0	$1,610,493	$(1,610,493)
Gary Crittenden	$0	$0	$0
Ajaypal Banga	$600,000	$13,265	$586,735
James Forese	$877,500	$20,077	$857,423
Stephen Volk	$600,000	$0	$600,000

The performance options have exercise prices of $17.85 and $10.61, as previously described. These price targets were chosen based on the conversion prices of the warrants to purchase common stock issued by Citi to the U.S. Department of the Treasury on October 28, 2008 and on December 31, 2008, respectively. The committee determined the number of performance priced options by dividing the nominal amount of the option award by the closing price on the day before the award date ($5.90), then multiplying the result by four. Under Citi’s past practices, a four-to-one ratio had been used for valuing options that were granted at current market prices, and a higher multiple would have been used for performance priced options. However, due to the high volatility and low absolute value of Citi stock, the committee determined that the four-to-one ratio reflects the currently estimated economic value of the “out of the money” options awarded in 2009.

In accordance with sec rules, the value of stock options shown in the 2008 Summary Compensation Table includes certain sfas 123(r) charges for options granted in years prior to 2009. The Summary Compensation Table shows the sfas 123(r) charges for the sign-on options granted to Mr. Pandit in January 2008. Options granted to Mr. Banga and Mr. Forese in prior years were expensed in Citi’s income statement in 2008 over the applicable vesting periods, and accordingly, the amounts disclosed in the Summary Compensation Table for Mr. Banga and Mr. Forese include some expense recorded in 2008 in respect of their prior years’ awards and do not show the results of actions taken by the committee in January 2009.

Other important compensation policies affecting named executive officers

•	Timing of awards. The awards to the executive officers were made on January 14, 2009 and were structured to provide value to executives when specified price targets are met, and those price targets were set at prices related to the warrants issued to the U.S. Treasury in October and December 2008, without regard to the price of Citi stock on the award date. The awards of performance-vesting stock made to executive officers on January 14, 2009 were made at fair market value; the number of shares awarded was determined by dividing the amount awarded by the committee by the average of the closing prices during the five trading days during the third full week in January, which has been Citi’s consistently applied approach to valuing restricted stock awards. The award of performance priced options was unprecedented, and as previously disclosed, the number of performance options for 2009 was determined by dividing the amount awarded by the closing price on the date prior to the award date ($5.90) and multiplying by four.

•	Grants of stock options. The committee believes that performance priced options can be an important component of aligning executives’ interests with those of stockholders by compensating executives only if the stock price attains specified targets. None of the named executive officers received reload options in 2008, which would have been issued only with respect to rights granted as part of earlier option grants and under Citi’s stockholder-approved equity compensation plans. Since 2003, Citi has not granted reload options except to the extent required by the terms of previously granted options.

•	Pricing of stock options. Citi’s equity plans generally provide that the exercise price of options is no less than the closing price of a share of Citi common stock on the nyse on the trading date immediately preceding the date on which the option was granted. (Consistent with that rule, the performance priced options have exercise prices of $10.61 and $17.85, well above the closing price on the date of grant.) However, the exercise price of a reload or sign-on or other extraordinary option intended to be granted at market is no less than the closing price of a share of Citi common stock on the nyse on the date on which the option is granted. Citi believes that both pricing approaches are appropriate measures of fair market value for options with exercise prices that intended to be at (and not above) market on the date of grant.

•	Tax deductibility of the named executive officers’ incentive and retention compensation. The Executive Performance Plan was approved by stockholders in 1999 and establishes criteria for determining the maximum amount of tax-deductible bonus compensation available for executives covered by the plan. In 2008, the Executive Performance Plan did not provide for a bonus pool as the plan’s financial performance target was not achieved, and eligible executives did not receive incentive compensation in respect of 2008 under the plan. While Citi currently seeks to preserve deductibility of compensation paid to the named executive officers, Citi has retained the flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives. Non-deductible compensation was paid to some named executive officers in January 2009, to the extent determined by the committee to be necessary to compensate the executives considered to be critical to improving Citi’s performance in the future. In January 2009, the Executive Performance Plan was terminated by the committee effective for the 2009 compensation year due to changes in tax laws enacted as part of eesa.

•	Change in control agreements. In 2002, Citi’s board adopted a resolution specifically prohibiting cash payments to a departing executive officer in the event of a change in control that would equal or exceed three times the executive officer’s annual income. Citi generally does not provide for change in control protection as part of individual employment arrangements. None of the named executive officers has change in control arrangements, except for those applicable to their equity awards under Citi’s equity programs or deferred cash retention awards, as described in detail below under Potential Payments upon Termination or Change in Control.

•	Policy on “clawbacks.” Citi’s executive compensation policies provide that all incentive compensation paid to members of the senior leadership committee is subject to recovery or “clawback.” Any bonus or incentive compensation for members of the senior leadership committee is subject to recovery by Citi (e.g., by forfeiture of unvested awards or repayment of vested awards) if such bonus or incentive compensation is based on statements of earnings, gains or other criteria that are later shown to be materially inaccurate. Prior to the adoption of this policy in 2008, the board had adopted a narrower “clawback” policy based upon the Sarbanes-Oxley. As part of Citi’s Corporate Governance Guidelines, Citi required reimbursement, in all appropriate cases, of any bonus or incentive compensation awarded to an executive officer or effecting the cancellation of nonvested restricted or deferred stock awards previously granted to the executive officer if: (a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded.

•	Policy on severance pay and “golden parachutes.” Citi’s executive compensation policies provide that the named executive officers cannot receive any severance pay. The severance pay of other members of Citi’s senior leadership committee is subject to limits such that no payments in the nature of “golden parachute” payments may be made. The policy against “golden parachute” payments generally prohibits severance payments in excess of three times the executive’s annualized compensation, as defined in applicable regulations.

•	Policy on employment agreements. Citi will enter into a new employment agreement with an executive officer or a candidate only when necessary to attract or retain exceptional personnel. Any employment agreement with an executive officer (a) must be approved by the committee; (b) should have as short a term as possible and provide as few terms and conditions as are necessary to accomplish its purpose; and (c) if required by law to be available for public review, must be filed promptly with the appropriate regulatory authority. Employment agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to employees or retirees, except with the express prior approval of the board.

•	Use of compensation consultants. The committee charter provides that its compensation determinations regarding the ceo and other members of senior management should reflect the advice of an independent compensation consultant. The committee retained icca starting in 2006 as part of its effort to ensure the independence of the advice it receives. icca advises the committee on its compensation decisions, provides it with a report and evaluates the quality of the comparative peer and other data provided to the committee by Mercer, Towers Perrin and Citi management, as well as the due diligence performed by all. icca performs no work for Citi other than its assignments from the committee, and received a fee of $11,000 in respect of services performed in connection with the incentive awards made for 2008. icca meets separately with the committee and its chair outside the presence of management at meetings at which compensation decisions are made.

The committee also receives data, evaluations and advice regarding executive compensation from Mercer and Towers Perrin, which have the resources and expertise to collect, analyze and provide comprehensive compensation information to both the board and management. In particular, Towers Perrin provided information on industry compensation trends as they developed during 2008. Mercer provides substantial other services to Citi, including consulting on broad-based medical plans offered to U.S. active and retired employees (e.g., healthcare vendor management, health plan design strategy and development of offerings for annual enrollment, and development of wellness programs and health savings accounts), administration of hmo networks, compliance assistance, cobra administration, administration of Citi’s flexible spending accounts, and administration of the Citi intranet site that provides information on employees’ total compensation. Towers Perrin also provides substantial other services to Citi, including actuarial consulting services to its U.S. pension plan.

Compensation Information

No 2008 Current Cash Bonus Awards

For a complete understanding of actions taken by the committee with respect to compensation awards for 2008, please see the Awards made by the Committee section of the Compensation Discussion and Analysis.

As described previously in the cd&a on p. 38, the committee decided not to make current cash awards to any of the named executive officers. The following table shows the awards made by the committee which are required to be reported as “Bonus” in the Summary Compensation Table:

	Current
	Cash	Deferred Cash
Name	Award	Retention Awards

Vikram Pandit	$0	$0
Gary Crittenden	$0	$0
Ajaypal Banga	$0	$3,600,000
James Forese	$0	$5,265,000
Stephen Volk	$0	$3,600,000

Following are the compensation tables required by sec regulations.

The following tables show Citi’s compensation for any person serving as Chief Executive Officer or Chief Financial Officer during 2008 and Citi’s three other most highly compensated executive officers. The form of the tables is set by sec regulations and reflects accounting charges for awards made in prior years.

Summary Compensation Table

									Change
									in
									Pension
									Value
								Non-	and Non-
								Equity	qualified
								Incentive	Deferred
								Plan	Compen-	All Other
				Stock		Stock		Compen-	sation	Compen-
Name and		Salary	Bonus	Awards		Options		sation	Earnings	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)		($)(3)		($)	($)(4)	($)(5)	($)

Vikram Pandit	2008	$958,333	$0	$8,230,244	(6)	$1,610,493	(7)	$0	$0	$16,193	$10,815,263
ceo	2007	$250,000	$0	$323,813	(8)	$0		$0	$0	$0	$573,813
Gary Crittenden	2008	$500,000	$0	$11,582,039	(9)	$0		$0	$0	$140,056	$12,222,095
cfo	2007	$403,410	$14,030,000	$4,850,872	(10)	$0		$0	$0	$85,224	$19,369,506
Ajaypal Banga	2008	$500,000	$3,600,000	$5,116,142	(11)	$13,265	(12)	$0	$0	$348,206	$9,577,613
ceo, Asia Pacific
James Forese	2008	$225,000	$5,265,000	$7,328,681	(13)	$20,077	(14)	$0	$0	$16,314	$12,855,072
Co-Head, Global Markets
Stephen Volk	2008	$500,000	$3,600,000	$6,409,749	(15)	$0		$0	$1,514	$21,010	$10,532,273
Vice Chairman	2007	$212,500	$1,300,000	$6,061,786	(16)	$0		$0	$11,114	$12,447	$7,597,847
	2006	$200,000	$5,670,000	$3,915,520	(17)	$0		$0	$10,928	$29,488	$9,825,936

(1)	The values in this column for 2008 (and 2007 for Mr. Volk) are deferred cash retention awards, as described in more detail in the General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table. The amount paid to Mr. Crittenden for 2007 includes a sign-on bonus of $11,180,000 paid in respect of forfeited options on stock of his former employer.

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(2)	The values in this column represent the applicable portions of the fair values on the grant dates of the shares awarded to the named executive officers, as described in more detail in the applicable footnotes below.

(3)	The assumptions made when calculating the amounts in this column for 2008, 2007 and 2006 awards are found in footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the sec on Form 10-K for 2008. The assumptions made when calculating the sec amounts in this column for 2005 awards are found in footnote 8 to the Consolidated Financial Statements of Citigroup Inc. and its Subsidiaries, as filed with the sec on Form 10-K for 2007.

(4)	These amounts are the positive changes in the present value of the pension benefit for each named executive officer under the Citigroup Pension Plan. In 2008, the present value of Mr. Banga’s pension decreased by ($2,939) and the present value of Mr. Forese’s pension decreased by ($8,083), but in accordance with the applicable sec requirements, these decreases are not shown in the Summary Compensation Table. The amount of each named executive officer’s above-market or preferential earnings on compensation that was deferred on a basis that was not tax-qualified was $0.

(5)	Set forth below is a breakdown of All Other Compensation (including personal benefits):

	Security				Medical	Hart-Scott-
	Services/		Ground	Financial and	and Dental	Rodino
	Systems	Aircraft	Transportation	Tax Planning	Benefits	Filing Fees
Name	($)	($)	($)	($)	($)	($)

Vikram Pandit	$0	$0	$2,393	$0	$0	$0
Gary Crittenden	$0	$0	$126,256	$0	$0	$0
Ajaypal Banga	$0	$0	$2,557	$0	$0	$0
James Forese	$0	$0	$2,514	$0	$0	$0
Stephen Volk	$0	$0	$7,210	$0	$0	$0

			Housing/
	401(k) Plan	Temporary	Cost of
	Matching	Living and	Living	Tax	Other
	Contributions	Home Leave	Allowance	Reimbursements	Income
Name	($)	($)	($)	($)	($)	Total ($)

Vikram Pandit	$13,800	$0	$0	$0	$0	$16,193
Gary Crittenden	$13,800	$0	$0	$0	$0	$140,056
Ajaypal Banga	$13,800	$89,114	$93,821	$148,914	$0	$348,206
James Forese	$13,800	$0	$0	$0	$0	$16,314
Stephen Volk	$13,800	$0	$0	$0	$0	$21,010

In accordance with applicable law, Mr. Pandit has entered into an Aircraft Time Sharing Agreement with Citiflight, Inc. (a subsidiary of Citigroup Inc.) that allows him to reimburse Citi for the cost of his personal use of corporate aircraft. Each named executive officer’s personal use of corporate aircraft is calculated based on the aggregate incremental cost of the flight to Citi. Aggregate incremental cost is calculated based on a cost-per-flight-hour charge developed by a nationally recognized and independent service.

The named executive officers received 401(k) plan matching contributions pursuant to the formula available to all eligible U.S. employees. Mr. Banga’s temporary living, home leave, housing, cost of living allowance, and tax reimbursement benefits are delivered pursuant to Citi’s formal Expatriate Program available to all participants who are transferred from the U.S. on temporary assignments to other countries. As ceo for Asia Pacific, Mr. Banga has been assigned as an expatriate employee to Hong Kong pursuant to the terms of Citi’s Expatriate Program. In addition to providing developmental opportunities to employees and filling specific business needs, the purpose of the Expatriate Program is to neutralize the tax and other financial advantages or disadvantages of accepting an assignment outside an employee’s home country, thereby removing personal financial considerations from the decision of whether to accept an assignment. All participants in the Expatriate Program are tax equalized to the U.S. (the U.S. is considered their home country for these purposes), unless they originate in the U.K. (in which case they are tax equalized to the U.K.). The tax equalization policies are designed so that

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expatriate employees will bear the same or similar tax burdens as they would if they were employed in their home country. Expatriates are also eligible for certain other benefits designed to facilitate their (and their families’) transition to expatriate status and to minimize additional costs and hardships that may be experienced while living and working in the assignment country. These benefits include cash allowances and reimbursements for moving, housing, cost-of-living, and home travel expenses. Citi pays all taxes on these benefits because they are unique to the expatriate assignment and would not be provided had the expatriate remained employed in his or her home country. The amounts reported are tax payments or reimbursements made in respect of 2008 and include U.S. federal, state and local taxes on compensation and certain benefits of the Expatriate Program. They are intended to limit Mr. Banga’s tax liabilities to what they would have been had he remained employed in the U.S. Any increases or decreases to these estimates reflecting tax liabilities shown on tax returns as filed will be disclosed in subsequent proxy statements if Mr. Banga is a named executive officer in future years.

(6)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 for the Special Retention Awards and the sign-on awards granted to Mr. Pandit in January 2008 ($7,728,333). It also includes $501,911 in sfas 123(r) accounting cost attributable to Mr. Pandit’s participation in the ltip. No awards were earned by any executive under the ltip for 2008.

(7)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 in respect of the stock options Mr. Pandit was granted in 2008 as a sign-on award ($1,610,493). These options do not have a reload feature.

(8)	The amount represents the portion of the sfas 123(r) accounting cost attributable to Mr. Pandit’s participation in the ltip. No awards were earned by any executive under the ltip for 2007.

(9)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 for the Special Incentive Awards and Special Retention Awards granted to Mr. Crittenden in January 2008 ($1,879,166), and the cap shares granted in January 2008 in respect of 2007 performance ($1,052,257). This amount also includes $8,148,705 in respect of the sfas 123(r) accounting cost of Mr. Crittenden’s sign-on awards, plus $501,911 in sfas 123(r) accounting cost attributable to the ltip. No awards were earned by any executive under the ltip for 2008.

(10)	This amount includes $4,527,059 in respect of the sfas 123(r) fair value of Mr. Crittenden’s sign-on equity awards, plus $323,813 in sfas 123(r) accounting cost attributable to the ltip. No awards were earned by any executive under the ltip for 2007.

(11)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 for the Special Incentive Awards and Special Retention Awards granted to Mr. Banga in January 2008 ($1,191,667), the cap shares granted in January 2008 in respect of 2007 performance ($1,533,681), the cap shares granted in January 2007 in respect of 2006 performance ($883,137), the cap shares granted in January 2006 in respect of 2005 performance ($725,000), and the cap shares granted in January 2005 in respect of 2004 performance ($349,759). This amount also includes $432,898 in sfas 123(r) accounting cost attributable to the ltip. No awards were earned by any executive under the ltip for 2008.

(12)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 in respect of the stock options Mr. Banga was granted in 2005 ($13,265). These options do not have a reload feature.

(13)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 for the Special Incentive Awards granted to Mr. Forese in January 2008 ($5,839,167), the cap shares granted in January 2008 in respect of 2007 performance ($104,271), the cap shares granted in January 2007 in respect of 2006 performance ($360,416), the cap shares granted in January 2006 in respect of 2005 performance ($287,500), and the cap shares granted in January 2005 in respect of 2004 performance ($235,416). This amount also includes $501,911 in sfas 123(r) accounting cost attributable to the ltip. No awards were earned by any executive under the ltip for 2008.

(14)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 in respect of the stock options Mr. Forese was granted in 2005 ($20,077). These options do not have a reload feature.

(15)	This amount represents the sfas 123(r) accounting cost that Citi recorded in its income statement in 2008 for the Special Incentive Awards and Special Retention Awards granted to Mr. Volk in January 2008 ($3,418,403), the cap shares granted in January 2007 in respect of 2006 performance ($1,218,000), the cap shares granted in January 2006 in respect of 2005 performance ($558,518),

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and the cap shares granted in January 2005 in respect of 2004 performance ($712,917). This amount also includes $501,911 in sfas 123(r) accounting cost attributable to the ltip. No awards were earned by any executive under the ltip for 2008.

(16)	This amount includes the sfas 123(r) accounting cost that Citi recorded in its income statement in 2007 in respect of the cap shares awarded to Mr. Volk in January 2007 in respect of 2006 performance ($3,349,500), in January 2006 in respect of 2005 performance ($1,675,556), and in January 2005 in respect of 2004 performance ($712,917). It also includes $323,813 in sfas 123(r) accounting cost attributable to the ltip. No awards were earned by any executive under the ltip for 2007.

(17)	This amount includes the sfas 123(r) accounting cost that Citi recorded in its income statement in 2006 in respect of the cap shares awarded to Mr. Volk in January 2006 in respect of 2005 performance ($1,535,926) and in January 2005 in respect of 2004 performance ($712,917). It also includes a portion of the fair value of the sign-on stock award Mr. Volk received in 2004 ($1,666,677).

Discussion of Equity Award Values

The fair value of the stock awards and stock options appearing in the Summary Compensation Table were calculated in accordance with sec regulations. The regulations require disclosure of the cost of equity awards if compensation expense was recorded in the income statement of the employer for each such award in 2008, as required by the applicable accounting rule (sfas 123(r)). The amounts disclosed in the Summary Compensation Table are not the same as the amounts reported in Citi’s financial statements, because sec regulations do not permit estimates of forfeitures related to service-based vesting conditions to be used in determining the amount of equity-based compensation required to be disclosed. In addition, in determining the compensation expense for all equity awards required to be disclosed in the Summary Compensation Table under sec regulations, it was assumed that sfas 123(r) was in effect on the grant date of each such equity award. The Awards made by the Committee section of the Compensation Discussion and Analysis provides information on the actions relating to equity awards taken in January 2009.

Grants of Plan-Based Awards

										All Other
								All Other		Option
								Stock		Awards:
		Estimated Future			Estimated Future			Awards:		Number
		Payouts Under			Payouts Under			Number		of	Exercise	Grant
		Non-Equity Incentive			Equity Incentive			Of		Securities	or Base	Date Fair
		Plan Awards			Plan Awards			Shares		Under-	Price of	Value of
		Thresh-		Maxi-	Thresh-		Maxi-	of Stock		lying	Option	Stock and
		old	Target	mum	old	Target	mum	or Units		Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)		(#)	($/Sh)	Awards(2)

Vikram Pandit	1/22/2008	—	—	—	—	—	—	94,948	(3)	—	—	$2,500,000
	1/22/2008	—	—	—	—	—	—	1,000,000	(4)	—	—	$26,330,000
	1/22/2008	—	—	—	—	—	—	—		1,000,000 (4)	$36.60	$1,764,764
	1/22/2008	—	—	—	—	—	—	—		1,000,000 (4)	$30.50	$2,620,008
	1/22/2008	—	—	—	—	—	—	—		1,000,000 (4)	$24.40	$4,048,139
Gary Crittenden	1/22/2008	—	—	—	—	—	—	174,389	(5)	—	—	$4,591,667
	1/22/2008	—	—	—	—	—	—	108,241	(6)	—	—	$2,850,000
	1/22/2008	—	—	—	—	—	—	94,948	(7)	—	—	$2,500,000
Ajaypal Banga	1/22/2008	—	—	—	—	—	—	128,497	(5)	—	—	$3,383,333
	1/22/2008	—	—	—	—	—	—	79,756	(6)	—	—	$2,100,000
	1/22/2008	—	—	—	—	—	—	37,979	(7)	—	—	$1,000,000
James Forese	1/22/2008	—	—	—	—	—	—	100,227	(5)	—	—	$2,639,000
	1/22/2008	—	—	—	—	—	—	483,858	(6)	—	—	$12,740,000
Stephen Volk	1/22/2008	—	—	—	—	—	—	226,610	(6)	—	—	$5,966,667
	1/22/2008	—	—	—	—	—	—	113,305	(7)	—	—	$2,983,333

(1)	In accordance with sec regulations, the stock awards granted in January 2008 in respect of the executives’ performance during 2007 are required to be reported in this table, even though this proxy statement generally describes awards made in respect of performance in 2008. Barring a change in the sec regulations, the stock awards granted in January 2009 in respect of an executive’s 2008 performance will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement if the executive is a named executive officer in 2009.

(2)	The grant date fair value of the January 2009 awards granted to the named executive officers can be found in the Awards made by the Committee section of the Compensation Discussion and Analysis.

(3)	This award is a 2008 Special Retention Award with a two-year vesting period, described in more detail below.

(4)	This award is a component of the one-time sign-on awards made to the ceo in January, 2008, described in more detail below.

(5)	This award was made under cap, described in more detail below.

(6)	This award is a 2008 Special Incentive Award, described in more detail below.

(7)	This award is a 2008 Special Retention Award, described in more detail below.

Set forth below is a chart showing as of March 12, 2009, the value of the stock awards and the intrinsic value of the stock options shown in the Grants of Plan Based Awards Table above.

		Grant
		Date Fair
		Value of
		Stock and	Value of Awards
		Option	using price of
Name	Grant Date	Awards	$1.67/share

Vikram Pandit	1/22/2008	$2,500,000	$158,563
	1/22/2008	$26,330,000	$1,670,000
	1/22/2008	$1,764,764	$0
	1/22/2008	$2,620,008	$0
	1/22/2008	$4,048,139	$0
Gary Crittenden	1/22/2008	$4,591,667	$291,230
	1/22/2008	$2,850,000	$180,762
	1/22/2008	$2,500,000	$158,563
Ajaypal Banga	1/22/2008	$3,383,333	$214,590
	1/22/2008	$2,100,000	$133,193
	1/22/2008	$1,000,000	$63,425
James Forese	1/22/2008	$2,639,000	$167,379
	1/22/2008	$12,740,000	$808,043
Stephen Volk	1/22/2008	$5,966,667	$378,439
	1/22/2008	$2,983,333	$189,219

General Discussion of the Summary Compensation Table and Grants of Plan-Based Awards Table

Set forth below is a discussion of Citi’s compensation policies that are applicable to the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Key Policies
The current structure of compensation includes the following guidelines:

•	Senior executives must receive 40 percent of their nominal incentive and retention awards in shares of restricted or deferred stock, and the remainder in currently payable or deferred cash retention awards.

•	To the extent that Citi has entered into employment agreements with senior executives, they have generally been limited in duration and scope. Accordingly, the compensation described in the Summary Compensation Table was not generally paid pursuant to employment agreements, except as noted below.
Cash Awards for 2008
As noted previously, Mr. Pandit and Mr. Crittenden declined to be considered for incentive or retention awards in January 2009. In addition, none of the other named executive officers received any currently payable cash awards for 2008. Mr. Banga, Mr. Forese, and Mr. Volk each received deferred cash retention awards that vest ratably over a four year period, and are credited with a notional interest rate based on 90-day libor. Unless the executive dies, becomes disabled or there is a change in control of Citi, the executive must be employed on the applicable vesting dates in order to receive an award payment. The awards for the named executive officers have no retirement provisions that would permit an executive to terminate his employment with Citi and receive payment of the award.

2008 Special Incentive Awards and 2008 Special Retention Awards
As indicated in the Grants of Plan-Based Awards Table, these awards were made in January 2008 to the named executive officers and other members of senior management who the committee considered to have skills essential to managing Citi towards short-term and long-term recovery and performance. The awards were made to balance the need to retain key executives, who received significantly reduced cash and total awards, at market levels while linking their compensation to Citi’s future performance. In determining the size of the awards, the committee took into account the executives’ past compensation history, past individual performance, expected roles in the future of Citi, and Citi’s need to retain executives with skills needed to assist in the future performance of Citi. In general, Special Incentive Awards vest over a two-year period and Special Retention Awards vest over a four-year period. The executive must be employed on the date the award vests; however, the awards will also vest if the executive terminates employment prior to the scheduled vesting date due to death, disability, or involuntary termination other than for gross misconduct, or if there is a change in control of Citi. Unlike cap, these awards do not continue to vest after termination of employment for executives whose combined years of age and service total at least 60 (subject to additional service requirements) or 75. These awards, along with cap, link total compensation for Citi’s senior executives to the performance of Citi and its stock.

2008 Sign-On Awards for Mr. Pandit
In connection with his appointment as ceo, the committee made equity awards to Mr. Pandit in January 2008 that are designed to incentivize and reward him based on the future performance of Citi. These awards consisted of (a) 1 million shares of restricted stock vesting ratably on the first four anniversaries of the date he became ceo (the sign-on stock award) and (b) options for 3 million shares of stock vesting ratably over a four-year period (the sign-on options). The sign-on options have a ten-year term. The exercise price of one-third of the sign-on options is equal to the grant date price ($24.40), another third have an exercise price that is 25 percent above the grant date price ($30.50) and one-third have an exercise price that is 50 percent above the grant date price ($36.60). The grant date price of $24.40 is the closing price of Citi stock on the nyse on the date of grant (January 22, 2008). The options will only have value to the extent that the Citi stock price exceeds each exercise price after the vesting of such options.

Mr. Crittenden’s Employment Agreement
Mr. Crittenden’s compensation reflected in the Summary Compensation Table was awarded pursuant to the terms of his employment agreement dated February 23, 2007, which has been publicly filed. As cfo of Citi, he is paid a base salary at an annual rate of $500,000 and was generally entitled to receive incentive awards with a pre-tax nominal value of $9,500,000 in respect of 2008. Despite the terms of his employment agreement, Mr. Crittenden declined to be considered for an incentive or retention award for 2008 and did not receive any such award.

Pursuant to the agreement, Citi provides a stipend for ground transportation, and he is eligible to receive personal security protection to the extent that other senior executives receive such protection. Pursuant to the employment agreement, in the event that Mr. Crittenden’s employment with Citi terminates for any reason, he has agreed to not directly or indirectly solicit, induce or otherwise encourage any person to leave the employment of, or terminate any customer relationship with, Citi. Covenants protecting Citi’s confidential and proprietary information also apply during employment and thereafter.

The Capital Accumulation Plan
None of the January 2009 awards made to the named executive officers were made pursuant to the terms of cap; however, the Summary Compensation Table shows certain amortization charges for cap awards made in prior years to the named executive officers. The Grants of Plan-Based Awards Table also shows that some stock awards were made to the named executive officers under cap in January 2008.

The incentive and retention awards made to the named executive officers under cap in 2008 consisted generally of a core cap award and a supplemental cap award. Core cap awards for 2008 were discounted 25 percent from market value and typically represented 25 percent of the executive’s total incentive compensation. The additional shares that were awarded as a result of the discount are referred to as premium cap shares. Supplemental cap awards were not discounted and represented 15 percent of the executive’s total incentive compensation. cap is available to all Citi employees whose incentive awards exceed a certain threshold (in 2008, $20,000 for U.S. employees and approximately $40,000 to $45,000 for non-U.S. employees; in 2009 the threshold was raised to $100,000 for all employees worldwide). The discount feature was eliminated for 2009 and future awards. cap awards vest 25 percent per year over a four-year period, and are cancelled upon a voluntary termination of employment unless the recipient has met certain age and years of service requirements. Following the vesting of each portion of a cap award, the freely transferable shares (subject only to the Citi Stock Ownership Commitment) are delivered to the cap participants.

cap awards are granted as a part of incentive and retention compensation to a select group of Citi’s global workforce. Approximately 74,500,000 shares were awarded to approximately 6,200 employees in 62 countries around the world under cap in January 2009 in respect of 2008 performance. Of the total number of cap shares granted in January 2009, none were granted to the named executive officers.

While cap awards are generally intended to be made in the form of restricted stock, awards to participants who meet certain age and years of service rules or who are residents of certain countries are made in the form of deferred stock. With respect to awards of restricted stock, as of the date of award, the recipient may direct the vote and receives dividend equivalents on the underlying shares. With respect to awards of deferred stock, the recipient receives dividend equivalents but does not have voting rights with respect to the shares until the shares are delivered. The dividend equivalent payment is the same amount as the dividend paid on shares of Citi common stock. In 2008 the named executive officers received the following amounts as dividend equivalents on nonvested restricted or deferred stock (note that not all Citi equity awards provide for payment of dividend equivalents on nonvested shares):

Amount Paid as
Dividend Equivalents
in 2008 on Restricted
and/or Deferred
Name	Stock Awards

Vikram Pandit	$1,226,343
Gary Crittenden	$622,742
Ajaypal Banga	$364,962
James Forese	$899,528
Stephen Volk	$511,097

Employees who received cap awards prior to January 2009 may have elected to receive all or a portion of the award in nonqualified stock options, in 25 percent increments, rather than restricted or deferred stock. The options shown in the Summary Compensation Table for Mr. Banga and Mr. Forese are option grants made in prior years pursuant to this stock option election. The options vest on the same schedule as the restricted or deferred stock award, have a six-year term, and, under the stockholder-approved 1999 Stock Incentive Plan, have an exercise price no less than 100 percent of the closing price of a share of Citi common stock on the nyse on the trading date immediately preceding the date on which the option was granted. If options are elected, an option for four shares would be granted for each share by which the restricted or deferred stock award is correspondingly reduced. The committee has eliminated the stock option election for future cap awards, due to low utilization by employees and the relatively high cost and complexity of administration.

The committee made incentive awards in January 2009 and in prior years based on the fair value of the awards and not on the accounting treatment of those or prior awards in Citi’s financial statements under sfas 123(r) or other applicable accounting standards. The table in the Awards Made by the Committee section of the Compensation Discussion and Analysis contains the grant date fair value of equity awards granted to each named executive officer in January 2009.

The 2007 Long-Term Incentive Program
On July 17, 2007, the committee approved the ltip, under the terms of the 1999 Stock Incentive Plan. The ltip provides members of the Citi senior management, including the named executive officers, an opportunity to earn deferred stock awards based on Citi financial performance. No awards were made under the ltip in 2008; however amortization charges relating to 2007 awards under the ltip are shown in the Summary Compensation Table.

Each participant in the ltip is eligible to receive an equity award that will be earned based on Citi’s financial performance for the period from July 1, 2007 to December 31, 2009. Three periods will be measured for financial performance (July 1, 2007 to December 31, 2007, full year 2008 and full year 2009). The ultimate value of the award will be based on Citi’s performance in each of these periods with respect to (a) tsr versus Citi’s current key competitors and (b) roe targets measured at the end of each performance period. If, in any of the three performance periods, Citi’s total stockholder return does not exceed the median performance of the peer group, the participants, including the named executive officers, will not earn award shares for that period.

The maximum number of shares that a named executive officer may receive under the ltip is based on the fair market value of Citi common stock on the July 17, 2007 award date ($52.19) and the executive’s “basis” in his or her award. A named executive officer’s “basis” in his or her award is equal to the lesser of (a) his or her base salary as of July 17, 2007 plus the nominal amount of his or her annual incentive award granted in January 2007, or (b) $8 million.

As stated above, the award of deferred stock under the ltip is conditioned on Citi’s meeting certain performance criteria during three performance periods. In addition, a participant must remain continuously employed by Citi through January 5, 2010, the vesting date of the award, in order to receive any of the shares earned during the performance periods. A participant will be entitled to receive a pro-rata award if the participant’s employment is terminated on account of death, disability, or involuntary termination other than for gross misconduct, or there is a change in control, and

Citi met the performance conditions during one or more of the performance periods in which the participant was employed. Dividend equivalents are not paid on nonvested ltip shares.

The performance metrics for each of the three performance periods is (a) tsr Score, which ranges between 0 percent and 125 percent and is based on Citi’s total stockholder return versus Citi’s current key competitors, and (b) roe Score, which ranges between 50 percent and 150 percent and is based on publicly stated roe targets measured at the end of each calendar year.

The key competitor companies that were used to determine Citi’s tsr Score for the performance periods ending December 31, 2007 and December 31, 2008 are American Express, Bank of America, Bank of New York Mellon, Capital One, Credit Suisse Group, Deutsche Bank, General Electric, Goldman Sachs, HSBC, JP Morgan Chase, Lehman Brothers, Merrill Lynch, Morgan Stanley, UBS, Wachovia and Wells Fargo. For the performance period ending December 31, 2009, Lehman Brothers, Merrill Lynch and Wachovia were removed.

As indicated above, if, in any of the three performance periods, Citi’s total stockholder return does not exceed the median performance of the key competitor companies, the tsr Score will be 0 percent, and the participants, including the named executive officers, will not earn award shares for that period. If Citi’s publicly stated roe for the performance period is 20 percent or greater, the roe Score will be 150 percent, if it is between 18 percent and 20 percent, the roe Score will be 100 percent, and if it is below 18 percent, the roe Score will be 50 percent.

If the maximum performance level is met for each performance period, a participant’s maximum award will be equal to 187.5 percent of the participant’s “basis” (i.e., 187.5 percent = participant’s “basis” x 125 percent (the maximum tsr Score) x 150 percent (the maximum roe Score)). Thus, the maximum number of shares that a participant can receive is 187.5 percent of his or her basis divided by $52.19, the award date fair market value of Citi common stock.

For each performance period, the potential number of shares that may be earned is equal to the product of (a) 1/3 of a participant’s basis, (b) the tsr Score for the performance period, and (c) the roe Score for the performance period. Assuming a participant is continuously employed through the January 5, 2010 vesting date, any shares earned during the three performance periods will be distributed to the participant in 2010.

For each of the performance periods ending on December 31, 2007 and December 31, 2008, the tsr Score was 0 percent and the roe Score was 50 percent, meaning that the awards formula for each participant yielded zero (i.e., basis x 0 x 50 percent = 0). Thus, none of the participants in the ltip, including the named executive officers, earned any shares for the performance periods ending on December 31, 2007 and December 31, 2008. However, as discussed above, Citi is required to include amounts accrued for ltip awards under sfas 123(r) in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The market values in this table were computed using the closing price of a share of Citi common stock on December 31, 2008, which was $6.71.

											Stock Awards
															Equity
															Incentive
															Plan
		Option Awards												Equity	Awards:
								Equity						Incentive	Market or
								Incentive						Plan Awards:	Payout
								Plan					Market	Number of	Value of
								Awards:					Value	Unearned	Unearned
		Number of Securities			Number of Securities			Number of			Number of		of Shares or	Shares, Units	Shares, Units
		Underlying Unexercised			Underlying Unexercised			Securities			Shares or		Units of	or Other	or Other
		Options (#)			Options (#)			Underlying	Option	Option	Units of Stock		Stock That	Rights That	Rights That
		Exercisable(1)			Unexercisable(2)			Unexercised	Exercise	Expiration	That Have		Have Not	Have Not	Have Not
Name	Grant Date	Initial		Reloads	Initial		Reloads	Options (#)	Price ($)	Date	Not Vested (#)		Vested ($)	Vested (#)	Vested ($)

Vikram Pandit	7/17/2007	—		—	—		—	—	—	—	—		—	95,804 (3)	$642,844
	1/22/2008	—		—	1,000,000	(4)	—	—	$36.6000	1/22/2018	—		—	—	—
	1/22/2008	—		—	1,000,000	(4)	—	—	$30.5000	1/22/2018	—		—	—	—
	1/22/2008	—		—	1,000,000	(4)	—	—	$24.4000	1/22/2018	—		—	—	—
	1/22/2008	—		—	—		—	—	—	—	94,948	(5)	$637,101	—	—
	1/22/2008	—		—	—		—	—	—	—	750,000	(6)	$5,032,500	—	—
Gary Crittenden	7/17/2007	—		—	—		—	—	—	—	—		—	95,804 (3)	$642,844
	7/17/2007	—		—	—		—	—	—	—	138,787	(7)	$931,261	—	—
	1/22/2008	—		—	—		—	—	—	—	174,389	(8)	$1,170,150	—	—
	1/22/2008	—		—	—		—	—	—	—	108,241	(5)	$726,297	—	—
	1/22/2008	—		—	—		—	—	—	—	94,948	(8)	$637,101	—	—
Ajaypal Banga	4/18/2000	57,183	(9)	—	—		—	—	$41.4452	4/18/2010	—		—		—
	1/16/2001	26,804	(10)	—	—		—	—	$49.5477	1/16/2011	—		—		—
	2/13/2002	53,609	(11)	—	—		—	—	$42.1097	2/13/2012	—		—	—	—
	2/12/2003	50,000	(12)	—	—		—	—	$32.0500	2/12/2009	—		—	—	—
	1/20/2004	55,000	(13)	—	—		—	—	$49.5000	1/20/2010	—		—	—	—
	1/18/2005	—		—	—		—	—	—	—	7,294	(14)	$48,943	—	—
	1/18/2005	38,905	(15)	—	—		—	—	$47.5000	1/18/2011			—	—	—
	1/17/2006	—		—	—		—	—	—	—	29,730	(16)	$199,488	—	—
	1/16/2007	—		—	—		—	—	—	—	42,600	(17)	$285,846	—	—
	7/17/2007	—		—	—		—	—	—	—	—		—	82,631 (3)	$554,454
	1/22/2008	—		—	—		—	—	—	—	128,497	(8)	$862,215	—	—
	1/22/2008	—		—	—		—	—	—	—	79,756	(5)	$535,163	—	—
	1/22/2008	—		—	—		—	—	—	—	37,979	(8)	$254,839	—	—

										Stock Awards
														Equity
														Incentive
														Plan
		Option Awards											Equity	Awards:
							Equity						Incentive	Market or
							Incentive						Plan Awards:	Payout
							Plan					Market	Number of	Value of
							Awards:					Value	Unearned	Unearned
		Number of Securities			Number of Securities		Number of			Number of		of Shares or	Shares, Units	Shares, Units
		Underlying Unexercised			Underlying Unexercised		Securities			Shares or		Units of	or Other	or Other
		Options (#)			Options (#)		Underlying	Option	Option	Units of Stock		Stock That	Rights That	Rights That
		Exercisable(1)			Unexercisable(2)		Unexercised	Exercise	Expiration	That Have		Have Not	Have Not	Have Not
Name	Grant Date	Initial		Reloads	Initial	Reloads	Options (#)	Price ($)	Date	Not Vested (#)		Vested ($)	Vested (#)	Vested ($)

James Forese	8/4/2000	—		2,869	—	—	—	$49.8392	1/19/2009	—		—	—	—
	1/16/2001	40,176	(18)	—	—	—	—	$49.8625	1/16/2011	—		—	—	—
	1/16/2001	53,609	(10)	—	—	—	—	$49.5477	1/16/2011	—		—	—	—
	2/14/2001	—		2,957	—	—	—	$50.9141	1/19/2009	—		—	—	—
	2/12/2003	27,146	(12)	—	—	—	—	$32.0500	2/12/2009	—		—	—	—
	10/28/2003	—		2,897	—	—	—	$46.7000	1/19/2009	—		—	—	—
	1/6/2004	—		26,843	—	—	—	$49.7900	4/18/2010	—		—	—	—
	1/20/2004	26,666	(13)	—	—	—	—	$49.5000	1/20/2010	—		—	—	—
	1/20/2004	—		2,862	—	—	—	$49.5000	1/19/2009	—		—	—	—
	1/23/2004	—		19,072	—	—	—	$50.6900	2/13/2012	—		—	—	—
	1/18/2005	—		—	—	—	—	—	—	28,478	(14)	$191,087	—	—
	2/7/2005	—		9,080	—	—	—	$49.7800	4/18/2010				—	—
	1/17/2006	—		—	—	—	—	—	—	68,379	(16)	$458,823	—	—
	1/17/2006	—		—	—	—	—	—	—	7,052	(16)	$47,319	—	—
	5/1/2006	—		9,050	—	—	—	$49.9500	4/18/2010	—		—	—	—
	10/5/2006	—		58,013	—	—	—	$51.0300	2/13/2012	—		—	—	—
	12/19/2006	—		2,713	—	—	—	$55.4400	1/19/2009	—		—	—	—
	1/16/2007	—		—	—	—	—	—	—	115,153	(17)	$772,677	—	—
	7/17/2007	—		—	—	—	—	—	—	—		—	95,804 (3)	$642,844
	7/17/2007	—		19,117	—	—	—	$52.4600	2/13/2012	—		—	—	—
	1/22/2008	—		—	—	—	—	—	—	100,227	(8)	$672,523	—	—
	1/22/2008	—		—	—	—	—	—	—	483,858	(5)	$3,246,687	—	—
Stephen Volk	1/18/2005	—		—	—	—	—	—	—	14,869	(14)	$99,771	—	—
	1/17/2006	—		—	—	—	—	—	—	38,649	(16)	$259,335	—	—
	1/16/2007	—		—	—	—	—	—	—	62,901	(17)	$422,066	—	—
	7/17/2007	—		—	—	—	—	—	—	—		—	95,804 (3)	$642,844
	1/22/2008	—		—	—	—	—	—	—	226,610	(5)	$1,520,553	—	—
	1/22/2008	—		—	—	—	—	—	—	113,305	(8)	$760,277	—	—

(1)	The options shown in this column are vested.

(2)	The options shown in this column are nonvested as of December 31, 2008.

(3)	The portion of the ltip award granted on July 17, 2007 shown as outstanding vests on January 5, 2010 only if performance targets for 2009 are met; performance targets were not met for 2007 or 2008 and executives did not vest in any ltip shares in respect of 2007 or 2008.

(4)	This option granted on January 22, 2008 vests in four equal annual installments beginning on January 22, 2009.

(5)	This stock award granted on January 22, 2008 vests in two equal annual installments beginning on January 20, 2009, except the award granted to Mr. Pandit which vests in two equal annual installments beginning on January 22, 2009.

(6)	This stock award granted on January 22, 2008 vests in four equal annual installments beginning on December 11, 2008.

(7)	This stock award granted on July 17, 2007 vests in two equal installments on March 12, 2008 and March 12, 2009.

(8)	This stock award granted on January 22, 2008 vests in four equal annual installments beginning on January 22, 2009.

(9)	This option granted on April 18, 2000 vested in five equal annual installments beginning on July 18, 2001.

(10)	This option granted on January 16, 2001 vested in five equal annual installments beginning on July 16, 2002.

(11)	This option granted on February 13, 2002 vested in five equal annual installments beginning on July 13, 2003.

(12)	This option granted on February 12, 2003 vested in three equal annual installments beginning on July 12, 2004.

(13)	This option granted on January 20, 2004 vested in three equal annual installments beginning on July 20, 2005.

(14)	This stock award granted on January 18, 2005 vested in four equal annual installments beginning on January 20, 2006.

(15)	This option granted on January 18, 2005 vested in four equal annual installments beginning on January 20, 2006.

(16)	This stock award granted on January 17, 2006 vests in four equal annual installments beginning on January 20, 2007.

(17)	This stock award granted on January 16, 2007 vests in four equal annual installments beginning on January 20, 2008.

(18)	This option granted on January 16, 2001 vested in five equal annual installments beginning on January 16, 2002.

The Outstanding Equity Awards Table describes options as either “initial” or “reload.” Initial option grants made in 2003 or later do not have a reload feature; however, options granted prior to 2003 retain that feature, as do any options granted upon exercise of an option using the reload feature. The grant of a reload option is not a discretionary award for the year in which the reload right is exercised; rather, the grants are made pursuant to the terms of previously granted options. Under the reload program, if shares of Citi common stock that have been owned for at least six months are used to pay the exercise price of an option and the income taxes due on exercise of the option, the option holder will receive a new reload option to make up for the shares the option holder used and had withheld. The reload option does not vest (i.e., become exercisable) for six months and expires on the expiration date of the initial grant. A reload option will not be granted upon the exercise of an option with a reload feature unless the market price of Citi common stock on the date of exercise is at least 20 percent greater than the option exercise price. The purpose of granting reload options was to maintain the option holder’s commitment to Citi by maintaining as closely as possible the option holder’s net equity position — the sum of shares owned and shares subject to option.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired	Value Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Vikram Pandit	0	$0	130,500	$1,961,250
Gary Crittenden	0	$0	72,446	$3,038,741
Ajaypal Banga	0	$0	22,401	$880,002
James Forese	0	$0	62,662	$2,531,064
Stephen Volk	0	$0	32,684	$1,335,034

The values shown above reflect the market value of Citi stock as of the vesting dates. These prices ranged from $7.8450 to $24.2025.

Pension Benefits

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Vikram Pandit	N/A	N/A	$ N/A	$0
Gary Crittenden	N/A	N/A	$ N/A	$0
Ajaypal Banga	The Citigroup Pension Plan	11.42	$29,473	$0
James Forese	The Citigroup Pension Plan	22.83	$60,177	$0
Stephen Volk	The Citigroup Pension Plan	3.42	$32,403	$0

(1)	The material assumptions used in determining the present value of the plan benefits are (a) the irs 2009 annuitant mortality table, (b) a discount rate of 6.10 percent, and (c) an interest credit rate on cash balance plan benefits of 4.10 percent. The plan discount rates are the same as the year-end 2008 rates used to prepare footnote 9 to the Consolidated Financial Statement of Citigroup Inc. and its subsidiaries, as filed with the sec on Form 10-K for 2008. The other assumptions are not required to be stated in that footnote 9.

Citi’s current general policy on pension plans is that executives should accrue retirement benefits on the same basis available to Citi employees generally under Citi’s broad-based, tax-qualified retirement plans. This approach reflects Citi’s senior executive compensation principles, which generally provide that most compensation for senior executives should be based on performance.

Citi has not granted extra years of credited service under any retirement plan to any of the named executive officers, and none of the named executive officers are eligible to participate in supplemental executive retirement plans or have any other special retirement benefit.

The following describes the Citigroup Pension Plan listed in the Pension Benefits Table, which is the only pension plan under which the named executive officers have accrued benefits. Effective for 2008, the Citigroup 401(k) Plan provides a matching contribution of 6 percent of eligible pay to eligible employees, up to irc annual limits, and matching contributions to that plan are disclosed in the All Other Compensation Column of the Summary Compensation Table.

The Citigroup Pension Plan.  The purpose of this broad-based, tax-qualified retirement plan is to provide retirement income on a tax-deferred basis to all U.S. employees. Effective December 31, 2006, the Citigroup Pension Plan was closed to new members, and effective December 31, 2007, future cash balance plan accruals ceased. Mr. Pandit and Mr. Crittenden are not eligible for a benefit under this plan because they joined Citi in 2007. All other named executive officers were eligible for benefit accruals under this plan and continue to earn interest credits, like other participants.

Prior to January 1, 2008, the plan generally provided for a single cash balance benefit formula for most of the covered population, including the applicable named executive officers. This benefit is expressed in the form of a hypothetical account balance. Benefit credits accrued annually at a rate between 1.5 percent and 6 percent of eligible compensation; the rate increased with age and service. Interest credits are applied annually to the prior year’s balance; these credits are based on the yield on 30-year Treasury bonds (as published by the Internal

Revenue Service). Employees became eligible to participate in the Citigroup Pension Plan after one year of service, and benefits generally vested after three years of service.

Eligible compensation generally includes base salary and wages, plus shift differential and overtime (including any before-tax contributions to a 401(k) plan or other benefit plans), incentive awards paid in cash during such year, including any amount payable for such year but deferred under a deferred compensation agreement, commissions paid during such year, any incentive bonus or commission granted during such year in the form of restricted stock and/or stock options under core cap, but excluding compensation payable after termination of employment, sign-on and retention bonuses, severance pay, cash and non-cash fringe benefits, reimbursements, tuition benefits, payment for unused vacation, any amount attributable to the exercise of a stock option, or attributable to the vesting of, or an 83(b) election with respect to, an award of restricted stock, moving expenses, welfare benefits, and payouts of deferred compensation. Annual eligible compensation was limited by Internal Revenue Service rules to $225,000 for 2007 (the final year of cash balance benefit accrual).

The normal form of benefit under the Citigroup Pension Plan is a joint and survivor annuity for married participants (payable over the life of the participant and spouse) and a single life annuity for single participants (payable for the participant’s life only). Although the normal form of the benefit is an annuity, the hypothetical account balance is also payable as a single lump sum, at the election of the participant. The Citigroup Pension Plan’s normal retirement age is age 65. All optional forms of benefit under this formula available to the applicable named executive officers are actuarially equivalent to the normal form of benefit. Benefits are eligible for commencement under the plan upon termination of employment at any age, so there is no separate eligibility for early retirement.

Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Earnings		Aggregate
	Contributions	Contributions	in Last	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Fiscal	Withdrawals/	Last Fiscal
Name	Year($)	Year($)	Year($)	Distributions($)	Year End($)

Stephen Volk	$0	$1,300,000 (1)	($923,723)	$0	$376,277

(1)	This amount is the initial principal amount of the deferred cash retention award and was previously reported as compensation in the Summary Compensation Table for 2007.

On January 22, 2008, Mr. Volk received a deferred cash retention award in connection with his status as a named executive officer based on compensation for 2007. He received no cash incentive award for 2007. The award was deferred in accordance with its terms and was not deferred at the election of Mr. Volk. The value of the award is increased or decreased according to the total return on Citi stock; the earnings measure is determined under the terms of the award and not by Mr. Volk. The award vests over two years and under its terms, is payable in the event of death, disability, change of control of Citi, or involuntary termination not for gross misconduct. The award does not allow for payout on voluntary retirement and is subject to the limitations on severance pay imposed by eesa.

Potential Payments upon Termination or Change in Control

General Policies.  In 2002, Citi’s board of directors adopted a resolution specifically prohibiting cash payments to a departing executive officer in the event of a change in control that would equal or exceed three times the executive officer’s annual income. As a general policy, Citi does not enter into employment agreements with executives that provide for severance payments unless the agreement meets certain conditions. The agreement (a) must be approved by the committee; (b) must have as short a term as possible and provide as few terms and conditions as are necessary to accomplish its purpose; and (c) if required by law to be available for public review, must be filed promptly with the appropriate regulatory authority. In addition, employment agreements with executive officers may not provide for post-retirement personal benefits of a kind not generally available to employees or retirees, except with the express prior approval of the board.

Citi does not routinely provide guaranteed levels of severance or change in control agreements.

The named executive officers are not eligible for severance pay in accordance with the terms of eesa and the securities purchase agreement. The description of the awards below reflects those restrictions, which override potentially inconsistent original terms of the awards.

Equity Awards.  The equity awards described below were fully disclosed in the summary compensation tables of prior proxy statements as long-term or other equity compensation awards, except for executives who were not in prior proxy statements. No executive is entitled to a grant of any additional equity awards in connection with his or her termination of employment. In developing the estimates in this section, the closing price of Citi’s common stock on December 31, 2008 ($6.71) was used, and it was assumed that all events took place at December 31, 2008. It was also assumed that the restrictions of eesa prohibiting severance pay to senior executive officers applied to all of the named executive officers as of December 31, 2008. The discussion below does not assign values to awards that were made in January 2009 because no such awards were outstanding as of December 31, 2008.

Set forth below is a table showing the value of equity awards at December 31, 2008 had the applicable event occurred for each named executive officer under the circumstances described below. All outstanding options were assigned a zero value as they had no intrinsic value as of December 31, 2008 (i.e., the exercise prices were above the Citi stock closing price on that date). The closing price of Citi stock on December 31, 2008 was $6.71.

		Death, Disability
	Termination for	or upon Change in
Name	Gross Misconduct	Control	Other Termination

Vikram Pandit	$0	$5,669,606	$0
Gary Crittenden	$0	$3,464,819	$0
Ajaypal Banga	$0	$2,186,513	$0
James Forese	$0	$5,389,136	$1,781,216
Stephen Volk	$0	$3,062,019	$781,179

Termination for Gross Misconduct
Under the terms of cap, the ltip and other equity awards made to the named executive officers, if a participant’s employment is terminated for gross misconduct, his or her nonvested stock awards and outstanding options will be forfeited or cancelled on his or her termination date.

Death or Disability
Under the terms of cap and other equity awards made to the named executive officers outstanding at December 31, 2008, if a participant’s employment terminates on account of death or disability, the participant’s stock awards will vest immediately and will be distributed to the participant (or his or her estate). The participant’s nonvested stock options will vest and the participant (or his or her estate) will have up to the earlier of (a) the original option expiration date or (b) two years, to exercise his or her stock options.

A participant’s earned ltip awards, if any, are prorated for the year in which employment termination by reason of death or disability occurs and ltip awards in respect of future years are forfeited.

Change in Control
Equity awards are made in accordance with the terms of Citi’s equity plans. Citi’s equity plans provide that in the event of a change in control of Citigroup Inc., as defined in the equity plans, the committee may, in its discretion, accelerate, purchase, adjust, modify or terminate all awards made under the equity plans, including cap and ltip awards. Accordingly, the chart above shows the maximum value an executive may receive in the event of a change in control; it is possible that an executive could receive a lesser amount. Under Citi’s equity plans, a change in control is generally defined to mean the following events:

•	any person (as defined under applicable securities laws) or persons acting together becomes a beneficial owner of securities of Citi representing 25 percent or more of the combined voting power of Citi’s then outstanding securities;

•	any transaction that occurs with respect to Citi that is subject to the prior notice requirements of the Change in Bank Control Act of 1978;

•	any transaction that occurs with respect to Citi that will require a party to the transaction to obtain prior approval of the Federal Reserve Board under Regulation Y;

•	the adoption by Citi stockholders of a plan or proposal for the dissolution or liquidation of Citi;

•	the incumbent members of Citi’s board of directors ceasing to constitute a majority of the board of directors as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the board;

•	all or substantially all of the assets of Citi are sold, transferred or distributed; or

•	there occurs a transaction, such as reorganization, merger, consolidation or other corporate transaction involving Citi, in which the stockholders of Citi immediately prior to such transaction do not own more than 50 percent of the combined voting power of Citi or other corporation resulting from such transaction in substantially the same proportions as they held immediately prior to such transaction.

The committee may also, in its discretion, cause awards made under the equity plans to be assumed by the surviving corporation in a corporate transaction.

With respect to equity awards subject to Section 409A of the irc, Citi’s equity plans provide that the effect of a change in control and what constitutes a change in control will be specified in an executive’s award agreement. The award agreements generally define a change in control as the acquisition of an executive’s employer by another entity in a transaction that constitutes a change in control under Section 409A of the irc and provide that, in the event of a change in control, the executive’s award will either be 100 percent vested or that the executive will receive the same treatment as an executive whose employment is involuntarily terminated other than for gross misconduct. The change in control provision in the award agreements also applies to awards that are not subject to Section 409A of the irc.

The committee has determined that the consummation of the proposed issuance of Citi’s common stock in exchange for existing preferred securities will not result in a “change in control” under outstanding equity incentive and deferred compensation awards, in accordance with the terms of those awards.

Other Termination
In general, Citi’s equity awards provide for forfeiture of nonvested equity awards and cancellation of unexercised stock options in the event of voluntary resignation. More favorable treatment, including accelerated vesting in the event of involuntary termination and limited post-termination periods to exercise stock options, may be available for specified awards in the event of involuntary termination of employment other than for gross misconduct. However, due to the restrictions of eesa on severance payable to the named executive officers, the more favorable treatment is not available to Citi’s named executive officers and accordingly these more favorable provisions are not reflected in the above chart.

Some of Citi’s equity programs contain provisions for continued vesting after retirement.

•	If a participant meets the Rule of 75 and voluntarily terminates his or her employment, the participant’s restricted or deferred stock awards will continue to vest on schedule, provided that the participant does not compete with Citi’s business operations. In addition, if a participant meets the Rule of 75 and terminates his or her employment, the participant’s stock options will vest on the last day of employment and the participant will have up to two years to exercise his or her vested stock options, provided that he or she does not compete with Citi’s business operations. If the participant meets the Rule of 75 at the time of involuntary termination other than for gross misconduct, the participant is eligible for the same value of benefits but the noncompetition provisions are not applicable. At December 31, 2008, Mr. Volk met the Rule of 75.

•	If a participant does not meet the Rule of 75, but meets the Rule of 60 and voluntarily terminates his or her employment, the participant’s basic and supplemental cap shares vest on schedule, provided that he or she does not compete with Citi’s business operations, and nonvested premium shares are forfeited. In addition, if a cap participant meets the Rule of 60 and terminates his or her employment, vesting of the participant’s stock options will stop on his or her last day of employment and the participant may have up to two years to exercise his or her vested stock options. If a participant does not meet the Rule of 75, but meets the Rule of 60 at the time his or her employment is terminated other than for gross misconduct, the participant’s basic and supplemental cap shares and a pro-rated portion of his or her premium cap shares will continue to vest on schedule, and the continued vesting for all shares is not subject to noncompetition provisions. (This general rule would not apply to the extent that eesa precludes the vesting of the pro-rata portion of the premium shares as prohibited severance, and that prohibition is reflected in the chart above.) In addition, if a cap participant meets the Rule of 60 at the time his or her employment is terminated other than for gross misconduct, the vesting of the participant’s stock options will stop on his or her last day of employment and the participant may have an extended period of time, in some cases up to two years, to exercise his or her vested stock options. At December 31, 2008, Mr. Forese met the Rule of 60 as defined for certain equity awards.

Deferred cash awards.  Set forth below is a table showing the value of deferred cash awards at December 31, 2008 had the applicable event occurred for each named executive officer under the circumstances described below. The cash award shown for Mr. Volk is also reflected in the Nonqualified Deferred Compensation Table. It was also assumed that the restrictions of eesa prohibiting severance pay to senior executive officers applied to all of the named executive officers as of December 31, 2008. The discussion below does not assign values to awards that were made in January 2009 because no such awards were outstanding as of December 31, 2008.

	Termination
	for Gross	Death or	Change	Other
Name	Misconduct	Disability	in Control	Termination

Vikram Pandit	$0	$0	$0	$0
Gary Crittenden	$0	$0	$0	$0
Ajaypal Banga	$0	$0	$0	$0
James Forese	$0	$0	$0	$0
Stephen Volk	$0	$376,277	$376,277	$0

The definition of a change in control under the deferred cash retention awards granted to certain named executive officers is the same as the equity plan definition for awards that are subject to Section 409A of the irc. The deferred cash retention awards provide that in the event of a change in control, an executive’s awards will be 100 percent vested.

Mr. Crittenden
Mr. Crittenden’s employment agreement dated February 23, 2007 has provisions that apply in the event of his termination of employment before March 12, 2009. If his termination of employment had occurred due to death or disability before his incentive award, if any, in respect of 2008 was paid, then (a) he would have received a cash payment equal to $9,500,000, multiplied by a fraction, which is the number of days worked in 2008 until his death or disability divided by 366, and (b) any nonvested make-whole equity awards will vest immediately. Mr. Crittenden agreed to waive all incentive or retention compensation for 2008, and accordingly, the amount shown above in the chart is $0.

In addition, if Mr. Crittenden resigns without good cause or is terminated for cause, any outstanding but nonvested equity award will be cancelled, he will not be eligible to receive any future incentive awards, and, if such resignation or termination occurs before March 12, 2009, all make-whole cash or equity awards will be forfeited or repaid by Mr. Crittenden. Good cause is defined as (a) a material reduction in responsibility or position, (b) removal from the business heads committee, management committee, or operating committee (or their successors), (c) a significant reduction in compensation that is either not related to his performance or not applicable to senior executives at his level, (d) a change in reporting relationship that results in his reporting to someone other than the ceo of Citi, or (e) the material interference by Citi with his authority to perform his duties in a manner consistent with applicable regulatory requirements and sound business practices.

The agreement does not provide for payments in connection with a change in control, but does provide for nonsolicitation of employees and customers for one year after termination of employment as well as protection of confidential and proprietary information.

Mr. Volk
On January 22, 2008, Mr. Volk received a deferred cash retention award in connection with his status as a named executive officer based on compensation for 2007, shown in the Nonqualified Deferred Compensation Table. The award vests over two years and under its terms, is payable in the event of death, disability, change of control of Citi, or involuntary termination not for gross misconduct. The award does not allow for payout on voluntary retirement and is subject to the limitations on severance pay imposed by eesa.

Other Termination of Employment Provisions
The named executive officers are required to give (and are entitled to receive) at least 75 days’ notice of termination of employment in most cases, and generally cannot solicit Citi employees for one year after termination of employment.

Mr. Banga, Mr. Forese and Mr. Volk are eligible to receive the retirement benefits described in the Pension Benefits Table upon termination of employment for any reason because they are vested.

Except as described herein, there are no other contracts, agreements or other arrangements with the named executive officers that provide for payments or benefits in connection with a termination of employment or a change in control of Citi that are not generally available to salaried employees.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The audit and risk management committee has selected kpmg as the independent registered public accounting firm of Citi for 2009. kpmg has served as the independent registered public accounting firm of Citi and its predecessors since 1969.

Arrangements have been made for representatives of kpmg to attend the annual meeting. The representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate stockholder questions.

Disclosure of Independent Registered Public Accounting Firm Fees
The following is a description of the fees earned by kpmg, for services rendered to Citi for the year ended December 31, 2008:

Audit Fees:  This includes fees earned by kpmg in connection with the annual integrated audit of Citi’s consolidated financial statements, internal controls over financial reporting under sarbanes-oxley Section 404, audits of subsidiary financial statements and reviews of Citi’s interim financial statements. The aggregate fees earned by kpmg for audit services rendered to Citi and its subsidiaries for the years ended December 31, 2007 and December 31, 2008 totaled approximately $63.6 million and $69.8 million, respectively.

Audit Related Fees:  This includes fees for services performed by kpmg that are closely related to audits and in many cases could only be provided by our independent registered public accounting firm. Such services may include comfort letters and consents related to sec registration statements and other capital raising activities and certain reports relating to Citi’s regulatory filings, reports on internal control reviews required by regulators, accounting advice on completed transactions, due diligence services related to contemplated mergers and acquisitions, accounting consultations, internal control reviews not required by regulators, securitization related services, employee benefit plan audits and certain attestation services as well as certain agreed upon procedures. The aggregate fees earned by kpmg for audit related services rendered to Citi and its subsidiaries for the years ended December 31, 2007 and December 31, 2008 totaled approximately $18.1 million and $17.4 million, respectively.

Tax Compliance Fees:  This includes corporate tax compliance services. Tax counsel and advisory services are no longer being provided by kpmg to Citi and its subsidiaries. The aggregate fees earned by kpmg for tax compliance related services for the years ended December 31, 2007 and December 31, 2008 totaled approximately $6.4 million and $8.9 million, respectively.

All Other Fees:  Citi has not engaged kpmg for any non-audit services.

Approval of Independent Registered Public Accounting Firm Services and Fees
Citi’s audit and risk management committee has reviewed and approved all fees earned by Citi’s independent registered public accounting firm, and actively monitored the relationship between audit and non-audit services provided. The committee has concluded that the fees earned by kpmg were consistent with the maintenance of the external auditors’ independence in the conduct of its auditing functions.

The audit and risk management committee must pre-approve all services provided and fees earned by Citi’s independent registered public accounting firm. The committee annually considers the provision of audit services and, if appropriate, pre-approves certain defined audit fees, audit related fees and tax compliance fees with specific dollar value limits for each category of service. The committee also considers on a case-by-case basis specific engagements that are not otherwise pre-approved (i.e., internal control engagements). On an interim basis, any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the chair of the committee for approval and to the full committee at its next regular meeting.

In August 2007 the Accounting Firm Engagement Directive replaced the External Auditor Engagement Policy of October 2004. Administration of the Directive is centralized in, and monitored by, Citi senior corporate financial management, which reports the engagements earned by kpmg throughout the year to the audit and risk management committee. The Directive is the basis upon which management ensures the independence of its public accountant. The Directive also includes limitations on the hiring of kpmg partners and other professionals to ensure that Citi satisfies the sec’s auditor independence rules.

The board recommends that you vote for ratification of kpmg
as Citi’s independent registered public accounting firm for 2009.

Proposal 3: Approval of Citigroup 2009 Stock Incentive Plan

The personnel and compensation committee recommended, and the board of directors has unanimously approved, adoption of the Citigroup 2009 stock incentive plan (2009 plan), which will become effective on April 21, 2009, if approved by stockholders at our annual meeting.

Since April 19, 2005, we have granted equity awards in the form of restricted stock, deferred stock and stock options exclusively under the amended and restated 1999 stock incentive plan (1999 plan). Stockholders approved the amended and restated 1999 plan on April 19, 2005. The amended and restated 1999 plan expires by its terms on April 30, 2009. The 2009 plan is proposed to replace the 1999 plan. If the 2009 plan is approved, the 1999 plan will be terminated effective immediately upon approval of the 2009 plan.

The affirmative vote of a majority of the shares voting on this proposal is required for approval of the 2009 plan. The summary of the 2009 plan contained in the following discussion is qualified in its entirety by the terms of the 2009 plan. A copy of the 2009 plan is attached as Annex F.

Why Should You Vote to Approve the 2009 Plan?
The 2009 plan will replace the 1999 plan, which expires on April 30, 2009. The board of directors recommends a vote for the 2009 plan because it believes it is in the best interests of Citi and its stockholders for the following reasons:

•	Aligning employee and stockholder interests. Our equity compensation programs, which emphasize awards of restricted or deferred stock, are our principal means of aligning the interests of employees with those of stockholders. With a stock ownership commitment that requires members of the management executive committee and the board of directors to hold 75% of the shares received during their term of service with Citi, and members of the senior leadership committee to hold 50%, and policies that require highly compensated employees to receive up to 40% of their annual incentives in stock awards, our executives and other employees have significant long-term personal financial stakes tied to the performance of our common stock. If the 2009 plan is approved, we will be able to maintain our means of aligning the interests of our employees with the interests of our stockholders.

•	Attracting and retaining talent. A talented, motivated and effective management team and workforce are essential to executing a successful turnaround of our company. Equity compensation has been an important component of total compensation at Citi for many years because it is effective at getting managers and employees to think and act like owners. Even during this time of immense uncertainty in the world economy, equity compensation remains a vital component of compensation at other financial services companies, and at other companies with which we compete for talent worldwide. Moreover, pursuant to limits on executive compensation that were recently enacted by Congress as an amendment to eesa, equity-based awards are a favored vehicle for compensating senior executives. If the 2009 plan is approved, our ability to offer competitive compensation packages to attract new talent and to retain our best performers will be enhanced. We believe the plan is vital to our goal of returning the company to profitability.

•	Avoiding disruption in compensation programs. If the 2009 plan is approved, we will not have to restructure existing compensation programs throughout Citi for reasons not directly related to the achievement of our business objectives. To remain competitive without an employee equity plan, it will likely be necessary to replace components of compensation previously awarded in equity with cash, or with other instruments that may not necessarily align employee interests with those of stockholders as well as equity awards would have. Additionally, replacing equity with cash will increase cash compensation expense and be a drain on cash flow that would be better utilized if reinvested in our core businesses.

•	Commitment to sound equity compensation practices and pay-for-performance. We believe that equity compensation, by its very nature, is performance-based compensation. We are also mindful that equity grants dilute stockholder equity and must therefore be used judiciously. As described below, we have changed our equity compensation practices to reduce the number of shares granted and the dilutive effects of our programs. We have also introduced performance-vesting awards and performance priced stock options for our most senior executives. As described elsewhere in this proxy statement (see “Compensation Discussion and Analysis” and Proposal 4), incentive awards were reduced for senior executives and several executives did not receive any incentive awards in respect of 2008. The 2009 plan will allow us to maintain our focus on providing performance-based pay for our executives and employees.

•	Plan features designed to protect stockholder interests. As described below, the 2009 plan includes a number of enhancements from the 1999 plan, which are designed to further protect stockholder interests. With a plan term of only five years and a limited initial share authorization (as discussed below), the 2009 plan ensures that stockholders will have more frequent opportunities to review and approve our equity compensation practices.

You are urged to read the entire proposal below and the text of the 2009 plan attached to this proxy statement as Annex F for a complete understanding of the proposal and the 2009 plan.

Plan Highlights
The 2009 plan has a five-year term and an initial share authorization of 250 million shares (subject to adjustment, as described below). However, for purposes of counting the number of shares available for grant, the 2009 plan provides that each share of common stock subject to a restricted or deferred stock award (or other “full-value” award) will be counted as an award of 2.3 shares; each share subject to a stock option or stock appreciation right (sar) will be counted as an award of one share. Accordingly, if all shares authorized for issuance under the plan are awarded subject to stock options or sars, the maximum number of shares that may be issued will be 250 million shares; if all available shares are awarded as full-value awards, the maximum number of shares that may be issued will be 108 million shares.
Shares of common stock issued pursuant to awards granted under the 2009 plan may be shares that have been authorized but not yet issued, or previously issued shares that we have reacquired.

We recently announced offers to exchange publicly traded preferred securities and preferred securities owned by the U.S. government and certain private parties for shares of common stock. Because the number of common shares to be issued in these exchange transactions exceeds the total number of shares held in treasury or currently authorized under our corporate charter but not yet issued, an amendment of our charter increasing the number of authorized shares will be necessary to consummate these exchanges. Stockholders will be asked to approve a proposal to amend our charter separately from this proxy statement and the 2009 annual meeting.

Many of the shares held in our treasury or authorized for issuance under our charter are being reserved for issuance upon the exercise of warrants that will be issued as interim securities in the private exchange transactions (the warrants will be become exercisable only if preferred securities are tendered in the exchange and common stockholders fail to approve an amendment to the charter authorizing the issuance of additional common shares). In addition, our ability to re-purchase our common stock in the market is currently restricted pursuant to the terms of specific government relief under tarp. Because the maximum number of shares that we would be allowed to grant subject to awards under the 2009 plan may exceed the number of shares remaining available in our treasury or for issuance under our charter, and none can be repurchased at this time, our ability to make awards under the 2009 plan may be constrained unless and until a charter amendment authorizing the issuance of additional shares of common stock is approved by stockholders, or Citi is again permitted to repurchase its shares in the market. The share authorization to be included in the charter amendment proposal in connection with the exchange transactions will provide for sufficient shares to support the maximum 250 million shares (subject to adjustment, as described in the following paragraph) that may be subject to awards granted under the 2009 plan.

If the public exchange transactions are consummated, and if the proposal to amend our charter is approved and the private exchange transactions are consummated, the number of shares available for grant under the 2009 plan will be proportionately increased to reflect the increase in the number of shares of common stock outstanding that will result from issuing new shares of common stock in exchange for outstanding preferred securities. The adjustment will ensure that the percentage of outstanding common equity to be authorized for grant under the plan will not be reduced by the issuance of new shares of common stock in the exchange transactions. (The adjustment provision of the 2009 plan is described on page 82).

As further described below, the 2009 plan prohibits liberal share counting practices that would permit shares used to pay option exercise prices or withheld to pay taxes on awards to be subject to new awards.

Due to unprecedented dislocations in the markets, Citi’s stock price has fallen to unprecedented lows. At current market prices, it is anticipated that most of the shares authorized for grant under the 2009 plan would be subject to awards granted in the first plan year. At higher market prices, fewer shares would be needed than at lower prices. If necessary, management will propose that stockholders approve an increase in the number of shares available for future grants under the 2009 plan, possibly as soon as the annual meeting in April 2010.

The 2009 plan is substantially similar to the amended and restated 1999 plan that stockholders approved on April 19, 2005; the 1999 plan was further amended on October 17, 2006, and amended and restated effective January 1, 2009 (the amendments to the 1999 plan subsequent to April 19, 2005, were technical in nature and did not require stockholder approval).

The 2009 plan (as did the 1999 plan) includes the following features that protect the interests of our stockholders:

•	Administration by a committee composed entirely of independent directors.

•	A fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature.

•	Three-year minimum vesting requirements that will apply to at least 80% of the shares that may be awarded (except in certain limited circumstances or when awards are subject to performance vesting criteria based on a performance period of at least one year). The personnel and compensation committee will have discretion to award up to 20% of the shares without regard to minimum vesting periods, primarily for recruitment and retention purposes.

•	Exercise prices that must be at least 100% of fair market value on the date of the award.

•	Awards that may not be repriced.

•	A prohibition against reload option grants (except as required by the terms of currently outstanding options).

In addition to the reduced term (five years) and reduced share authorization (expected to be sufficient for only one year), the 2009 plan contains several other enhancements, including the following:

•	The introduction of share-counting provisions that assign relative values to shares subject to full-value awards and shares subject to options and sars.

•	A prohibition against re-granting shares used to pay option exercise prices or withheld to pay taxes on awards.

•	A prohibition against the payment or accrual of dividend equivalents on unvested shares that are subject to performance-vesting awards.

•	A requirement that participants must experience an involuntary termination of employment as a result of a change of control for the vesting of an award to be accelerated or to receive any other benefit triggered by a change of control of Citigroup Inc.

•	Change of control definitions that would not be triggered by acquisitions of less than 25% of our outstanding voting securities (and that exclude the acquisition of common stock by the U.S. government pursuant to the recently announced offer to exchange preferred securities for common stock).

•	Restrictions on payments upon a participant’s separation from service, and “clawback” provisions mandated by eesa and the terms of specific relief provided to Citi.

•	A requirement for stockholder approval of any plan amendment that constitutes a “material revision” per current nyse standards.

We discuss below our current grant practices and how dilution will be affected if the 2009 plan is approved. This discussion is followed by a summary of the terms and provisions of the 2009 plan.

Current Grant Practices and Shares Available for Grant under Existing and Proposed Plans
Upon the approval of the amended and restated 1999 plan in April 2005, all of our other equity incentive plans were terminated as sources of shares for new awards, except for the Citigroup 2000 employee stock purchase plan (which is a broad-based plan that was approved by stockholders in January 2000 and that is qualified under Section 423 of the irc) (stock purchase plan), and a plan that was not terminated until the sale of Travelers Life & Annuity Company to MetLife, Inc. later in 2005.

Since that time we have granted equity awards in the form of restricted and deferred stock awards and non-qualified stock options to employees in nearly 100 countries pursuant to a variety of equity award programs, including annual grants and sign-on awards. Generally, annual grants are made pursuant to our cap programs; sign-on awards are made throughout the year as needed to induce outside talent to accept employment with Citi. Smith Barney financial advisors and certain other employees participate in voluntary cap programs pursuant to which they may elect to receive restricted or deferred stock awards vesting over two-year periods (and/or six-year stock options vesting 25% per year) in lieu of commissions or other compensation. Awards under voluntary cap are made each July and January based on production in the preceding six-month periods. Other salaried employees at Citi are eligible to receive annual discretionary awards of restricted or deferred stock vesting over four-year periods pursuant to global cap if their annual incentive awards exceed a specified threshold. The number of shares awarded equals a pre-

established percentage of the total annual incentive award. The percentage delivered as a cap award increases with the size of the total incentive award. Prior to 2009, the minimum percentage of an annual incentive delivered in the form of a global cap award was 25% and the maximum was 40%. Also prior to 2009, participants in global cap were given the same opportunity to receive stock options in lieu of all or some of their stock award (receiving four option shares for each share of restricted or deferred stock they elected not to receive) as participants in voluntary cap. This stock option election was eliminated for global cap participants effective with the 2009 awards.

In 2009, global cap awards were made to employees worldwide with incentive compensation in excess of $100,000. This threshold is higher than the threshold used in prior years ($20,000 in the U.S. and approximately $40,000 - $45,000 outside the U.S.), and we expect to continue to make equity awards to individuals with higher levels of incentive compensation. The change in the eligibility threshold reduced the number of countries in which we offer cap; awards were made in 2009 in the U.S. and in 61 other countries.

In 2009, we also introduced performance-vesting awards as a significant element of the executive compensation structure. Members of the management executive committee did not receive cap awards in January 2009. However, members who did receive incentive awards received 40% of the award in the form of a performance vesting stock award and a performance priced option grant.

For 2009-2010, we expect that awards will no longer be made to Smith Barney financial advisors and other employees following their transfer to the joint venture to be formed with Morgan Stanley. Additional information regarding this transaction can be found in our 2008 annual report on Form 10-K. Planning for other equity award programs is still underway and is dependent on approval by stockholders of the 2009 plan, and possibly a charter amendment increasing the authorized shares.

Additional information on our equity plans and grant practices can be found elsewhere in this proxy statement under the headings

“Compensation Discussion and Analysis,” “Compensation Tables,” “Equity Compensation Plan Information,” and in Note 8 to the financial statements contained in our 2008 annual report on Form 10-K.

Under the heading “Equity Compensation Plan Information” on page 87, as required by sec rules, we provide information about shares of common stock that may be issued under our existing equity compensation plans as of December 31, 2008. The tables below update and supplement that data. We believe this additional information is useful for gaining a complete understanding of the 2009 plan proposal.

Tables I and II illustrate the “overhang” from our equity plans, and Table III shows our “burn rates” over the prior three calendar years.

“Overhang” refers to a ratio used to measure the potential stockholder dilution represented by outstanding employee equity awards and shares available for future grants. We monitor simple overhang and fully diluted overhang, which are calculated as follows:

Simple overhang	=	Outstanding awards + shares available for grant Common shares outstanding

Fully diluted overhang	=	Outstanding awards + shares available for grant Common shares outstanding + Outstanding awards + Shares available for grant

The following table shows — as of the February 27, 2009 record date — the number of shares remaining available for grant under the 1999 plan, the number of shares subject to outstanding (vested and unvested) and unexercised stock options, and the number of shares subject to outstanding (unvested) “full-value” awards (i.e., restricted and deferred stock awards).

Table I

	February 27,
	2009
	(in millions)

Shares available for grant	10.55	(1)
Options outstanding	123.95	(2)
Full-value awards outstanding	235.65	(2)(3)
Total	370.25
Weighted average exercise price of outstanding options	$40.52
Weighted average remaining life of outstanding options	2.90 years

(1)	Does not include 66.45 million shares available for purchase pursuant to the stockholder-approved, tax-qualified 2000 employee stock purchase plan, which expires April 30, 2010. There are no outstanding offers under this plan. These shares are not available for non-qualified stock option grants or awards of restricted or deferred stock.

(2)	The shares reported in this table as subject to outstanding options or full-value awards may not be re-granted as new awards under the 2009 plan or any other plan if the underlying options expire unexercised or if the awards are forfeited. Nor may any shares subject to these awards that are used to pay exercise prices or withheld to pay taxes be re-granted as new awards under the 2009 plan or any other plan.

(3)	Includes 127.06 million shares subject to unvested restricted stock awards. These shares are already considered outstanding.

Our simple overhang and fully diluted overhang are stated in Table II below, as of the February 27, 2009 record date, and as estimated as of April 21, 2009, assuming the new plan proposal is approved. The calculations are based on the figures reported in Table I, and common shares outstanding as of February 27, 2009. For these purposes, it is assumed that the number of shares outstanding and the number of shares subject to outstanding awards on April 21, 2009, will be the same as on the record date. If the 2009 plan is approved, at April 21, 2009, there will be a maximum of 108 million shares available for grant as full-value awards, or a maximum of 250 million shares available for grant as stock options or sars. These figures do not include the 66.45 million shares available for purchase pursuant to the stockholder-approved, tax-qualified 2000 employee stock purchase plan, which expires on April 30, 2010. However, these figures do include the 123.95 million shares subject to currently outstanding options. As reported in Table I, the weighted average exercise price of these options is $40.52, and their weighted average remaining life is 2.9 years, making it extremely unlikely that any shares will ever be issued on account of these currently outstanding options. Additionally, shares subject to these options will not become available for new awards if the options are canceled or expire unexercised, or if any shares are used to pay their exercise prices or withheld to pay taxes.

Table II

	February 27,	April 21, 2009
	2009	(estimated)

		108 million	250 million shares
		shares available	available for
		for full-value awards	options/sars

Simple overhang	.07	.09	.11
Fully diluted overhang	.06	.08	.10

“Burn rate” expresses the amount of equity in the form of stock options or stock awards a company grants annually relative to its number of common shares outstanding. It is calculated as follows:

Burn rate (%)	=	Shares subject to options and awards granted during year Common shares outstanding

Table III shows our burn rates for the 12-month periods ending December 31, 2006, 2007 and 2008, and the three-year average. The calculations are based on annual grant data contained in our annual reports on Form 10-K and the basic weighted average number of common shares outstanding during those periods. The sharp increase in the burn rate from

2007 to 2008 is due to the unanticipated decline in the market price of the common stock in 2008. As mentioned previously, significant changes were made to cap, effective with the January 2009 awards, in order to reduce the scope of participation and the number of shares that would have to be granted at current market prices.

Table III

	2006	2007	2008	Three-year average

Burn rates for 12-month periods ending December 31	1.68%	1.92%	3.15%	2.25%

Description of the Citigroup 2009 stock incentive plan (subject to stockholder approval)

The following is a brief description of certain important features of the 2009 plan, the full text of which is attached as Annex F. This summary is qualified in its entirety by reference to Annex F.

If the 2009 plan is approved, we intend to file a registration statement, pursuant to the Securities Act of 1933, as amended, on Form S-8, to register the shares authorized for grant under the 2009 plan. The registration statement for the plan cannot be filed unless and until a charter amendment increasing the authorized shares is approved by stockholders. A proposal to amend the charter will be presented to stockholders separately from this proxy statement and the 2009 annual meeting.

General. The 2009 plan provides for various types of awards denominated in shares of Citi common stock to employees, officers, non-employee directors and agents of Citigroup Inc. and its participating subsidiaries. The purposes of the 2009 plan are to align employee interests with those of our stockholders, to attract and retain employees by providing competitive compensation opportunities, and to provide incentives for those employees who contribute to the long-term performance and growth of Citi.

Administration. The 2009 plan is administered by the personnel and compensation committee of the board. All members of the committee must satisfy the requirements for independence of sec Rule 16b-3 and remain qualified as “outside directors” within the meaning of Section 162(m) of the irc. With respect to participants who are directors, the plan may be administered by the board.

The committee has the authority to administer and interpret the 2009 plan, to determine the employees to whom awards will be made under the 2009 plan and, subject to the terms of the 2009 plan, the type and size of each award, the terms and conditions for vesting, cancellation and forfeiture of awards and the other features applicable to each award or type of award. The committee may accelerate or defer the vesting or payment of awards, cancel or modify outstanding awards, waive any conditions or restrictions imposed with respect to awards or the stock issued pursuant to awards and make any and all other determinations that it deems appropriate with respect to the administration of the 2009 plan, subject to the minimum vesting requirements of the 2009 plan, the prohibitions in the 2009 plan against re-pricing, the provisions of Sections 162(m) and 409A of the irc and any applicable laws or exchange rules.

The committee may delegate some or all of its authority over administration of the 2009 plan to one or more officers or directors, except with respect to persons who are Section 16(a) officers or covered employees (as defined in the 2009 plan).

Eligibility. All “employees” of Citigroup Inc. — within the broad definition set forth in the instructions to the sec’s Form S-8 registration statement — are eligible to receive awards under the 2009 plan. This definition includes non-employee directors of Citigroup Inc. and exclusive and non-exclusive insurance agents. Based on worldwide employment at December 31, 2008, more than 300,000 persons would be eligible to participate in the 2009 plan. Participation is discretionary — awards are subject to approval by the committee.

Shares Subject to the Plan. The 2009 plan provides that up to 250 million shares shall be available for grant pursuant to the various types of awards that may be granted under the plan, but that each share subject to an option or sar shall be counted as one share, and each share subject to a full-value award shall be counted as 2.3 shares. Therefore, if the 2009 plan proposal is approved, on April 21, 2009, a maximum of 250 million shares of Citi common stock will become available for grant, assuming all available shares are granted as options or sars. If all available shares are granted as restricted stock, deferred stock or other full-value awards, the maximum number of shares available for grant on April 21, 2009, will be 108 million.

The number of shares authorized for grant under the 2009 plan is subject to adjustment, as described below, if there is a change in the common stock, such as a stock split or other transaction that increases (or decreases) the number of shares of common stock outstanding.

The nyse closing price of a share of Citi common stock on the March 12, 2009 was $1.67.

The maximum number of shares of Citi common stock that may be issued under the 2009 plan will not be affected by the payment in cash of dividends or dividend equivalents in connection with outstanding awards, the granting or payment of stock-denominated awards that by their terms may be settled only in cash, or awards that are granted in connection with a transaction between Citi or a subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become employees (as defined in the 2009 plan) as a result of such transaction.

Shares of Citi common stock issued in connection with awards under the 2009 plan may be shares that are authorized but unissued, or previously issued shares that have been reacquired, or both.

If an award under the 2009 plan is forfeited, canceled, or terminated or expires prior to the issuance of shares, the shares subject to the award will be available for future grants under the 2009 plan. However, shares subject to outstanding awards granted under other plans shall not be subject to future issuance pursuant to awards granted under the 2009 plan.

Limits on Awards. There are no limits to the class or classes of employees to which awards may be granted under the 2009 plan, or to the number of shares authorized for grant that may be granted pursuant to the various types of awards permitted under the plan. However, the aggregate number of shares of Citi common stock that may be subject to awards of stock options and sars, and/or stock awards under the 2009 plan to any one employee in a calendar year shall not exceed 5 million. This limit will be subject to adjustment, as described below, to reflect certain changes in the outstanding common stock, such as a stock split.

Types of Awards. The following types of awards may be made under the 2009 plan. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the committee, in its sole discretion, subject to such limitations as are provided in the plan. The number of shares subject to any award is also determined by the committee, in its discretion.

Restricted Stock. A restricted stock award is an award of outstanding shares of Citi common stock that does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the committee, and which may be forfeited if conditions to vesting are not met. Participants generally receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and are also generally entitled to indicate a voting preference with respect to the shares underlying their awards. All shares underlying outstanding restricted stock awards are voted proportionately to the restricted shares for which voting instructions are received.

Deferred Stock. A deferred stock award is an unfunded, unsecured promise to deliver shares of Citi common stock to the participant in the future, if the participant satisfies the conditions to vesting, as determined by the committee. Participants do not have voting rights, but generally receive dividend equivalent payments during the vesting period (unless the awards are subject to performance-vesting criteria).

Stock Units. A stock unit is an award denominated in shares of Citi common stock that may be settled either in shares and/or cash, subject to terms and conditions determined by the committee.

Stock Payment. Subject to plan limits, the committee may issue unrestricted shares of Citi common stock, alone or in tandem with other awards, in such amounts and subject to such terms and conditions as the committee shall determine. A stock payment may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the irc), or to provide incentives or recognize special achievements or contributions. Because stock payments are not subject to vesting conditions, they may be made only from the 20% of the shares authorized for awards under the 2009 plan that are not subject to the minimum vesting requirements described below.

Non-qualified Stock Options. An award of a non-qualified stock option under the 2009 plan grants a participant the right to purchase a certain number of shares of Citi common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the “fair market value” (see below) of Citi common stock on the grant date. The term of a non-qualified stock option may not exceed 10 years from the date of grant. The exercise price may be paid with cash, shares of Citi common stock already owned by the participant, or with the proceeds from a sale of the shares subject to the option. A non-qualified stock option is an option that does not qualify under Section 422 of the irc.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the irc, which include an exercise price of no less than 100% of “fair market value” on the grant date, a term of no more than 10 years, and that the option be granted from a plan that has been approved by stockholders. If certain holding period requirements are met and there is no disqualifying disposition of the shares, the participant will be able to receive capital gain (rather than ordinary income) treatment with respect to any gain related to the exercise of the option.

Stock Appreciation Rights (sars). A sar, upon exercise, entitles the participant to receive an amount equal to the difference between the fair market value of Citi common stock on the exercise date and the exercise price of the sar (which may not be less than 100% of fair market value of a share of Citi common stock on the grant date) times the number of shares subject to the sar. A sar may be granted in substitution for a previously granted option, and if so, the exercise price of any such sar may not be less than 100% of the fair market value of Citi common stock as determined at the time the option for which it is being substituted was granted. Payment to a participant upon the exercise of a sar may be in cash and/or shares of Citi common stock.

Definition of “Fair Market Value.” For purposes of any option or sar granted under the 2009 plan, “fair market value” means the nyse (or other national securities exchange) closing price on the trading date immediately preceding the grant date, or the closing price on the grant date in the case of a grant to a Section 16(a) officer.

Minimum Vesting Requirements. Under the 2009 plan, 80% of the shares available for awards under the plan may not be subject to awards that may vest in full prior to the third anniversary of the award date (except in certain circumstances, such as retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a participant’s employer or other similar event). Additionally, this three-year minimum vesting schedule will not apply to the extent that any award would become vested upon the achievement of performance objectives over a period of at least one year, and such objectives are in fact achieved.

Payment of Exercise Price. Payment of the exercise price of a non-qualified stock option or incentive stock option may be made by methods permitted by the committee from time to time, including payment in cash, by tendering (actually or by attestation) shares of Citi common stock owned by the participant for any minimum period of time that the committee may specify, and that have a fair market value equal to the exercise price; by a combination of cash and shares of Citi common stock; or by authorizing the sale of the number of shares otherwise issuable upon exercise, with the sale proceeds applied towards the exercise price. Additionally, the committee may provide that stock options can be net exercised — that is, to be exercised by issuing shares having a value approximately equal to the difference between the aggregate value of the shares as to which the option is being exercised and the aggregate exercise price for such number of shares.

Prohibition against Repricing. The 2009 plan prohibits the issuance of awards in substitution for outstanding awards or any other adjustment that would constitute a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of awards.

Limitation of Reload Options. The 2009 plan prohibits the grant of reload options, except upon the exercise of options previously granted under other plans that included a reload feature, or upon the exercise of such subsequently granted reload options.

Additional Forfeiture Provisions. Awards granted under the 2009 plan are subject to forfeiture if, after a termination of employment, the participant engages in certain activities that are materially injurious to or in competition with Citi. As described below, in compliance with eesa, certain awards may be subject to forfeiture or repayment if they were based on performance metrics that are later determined to be materially inaccurate.

Non-U.S. Participants. To accommodate differences in local law, tax policy or custom, awards granted to employees who are not U.S. nationals or who are employed outside the U.S. may be subject to special terms, conditions and documentation as provided by the committee.

Deferrals. The committee may postpone the exercise of awards, or the issuance or delivery of shares or cash pursuant to any award for such periods and upon such terms and conditions as the committee determines, but not in contravention of Section 409A of the irc. In addition, the committee may, but not in contravention of Section 409A of the irc, determine that all or a portion of a payment to a participant, whether in cash and/or shares, will be deferred in order to prevent Citi or any subsidiary from being denied a Federal income tax deduction with respect to an award granted under the 2009 plan.

Non-Transferability. During the vesting period, and prior to the lapse of any sale restriction on shares delivered in an option exercise, awards and sale restricted shares are not transferable other than by will or the laws of descent and distribution. However, the committee may permit participants to transfer certain non-qualified stock options or shares issued as a result of an option exercise but that are subject to a restriction on transferability, one time to an immediate family member or a trust for the benefit of immediate family members.

Adjustments. The 2009 plan provides that the committee shall make appropriate equitable adjustments to the maximum number of shares available for issuance under the 2009 plan and other limits stated in the plan, the number of shares covered by outstanding awards, and the exercise prices and performance measures applicable to outstanding awards. Such changes will be made to reflect changes in the capital structure of Citigroup Inc. (including a change in the number of shares of common stock outstanding) on account of any stock dividend, stock split, reverse stock split or any similar equity restructuring, or any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization or similar event, and/or to the extent necessary to prevent the enlargement or diminution of participants’ rights by reason of any such transaction or event or any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders. Such adjustments will be made only to the extent they conform to the requirements of applicable provisions of the irc and other applicable laws and regulations. The committee, in its discretion, may decline to adjust an award if it determines that the adjustment would violate applicable law or result in adverse tax consequences to the participant or to the Company.

Change of Control. The 2009 plan provides that at any time prior to, at or after the time of a “change of control” (as defined in the plan) that, with respect to a participant whose employment has been terminated as a result of the change of control, the committee, may, in its discretion, provide for the acceleration of any time periods or the waiver of any other conditions to vesting, exercise, payment or distribution of an award, or provide for the purchase of any award. For these purposes, a termination as a result of the change of control shall mean involuntary termination of employment other than for “gross misconduct” or by the participant for “good reason” (each as defined in the applicable award agreement) upon, or on or prior to the first anniversary of the change of control. In addition, the committee may also provide for the termination or adjustment of awards as it deems necessary to reflect a transaction or change, or for the assumption or substitution of awards by a surviving corporation, upon a change of control.

The 2009 plan defines a “change of control” to mean (i) a person acquiring direct or indirect beneficial ownership of Citigroup Inc. securities representing 25% or more of the combined voting power of then outstanding securities (except the acquisition of common stock by the U.S. government in exchange for preferred securities pursuant to the transaction announced by Citi on February 27, 2009) ; (ii) adoption by stockholders of a plan or proposal for the dissolution or liquidation of Citigroup Inc.; (iii) certain changes in the majority of the board of directors (not including the election of directors whose election or nomination was approved by a majority of the then incumbent board); (iv) a sale, transfer or distribution of all or substantially all of Citi’s assets; or (v) a reorganization, merger, consolidation or other corporate transaction that results in Citi stockholders not owning more than 50% of the combined voting power of Citigroup Inc. or other corporation resulting from the transaction.

Notwithstanding the foregoing, for any awards subject to Section 409A of the irc, the effect of a change of control and what constitutes a change of control shall be set forth in the terms governing the actual award.

Amendment and Termination. The 2009 plan may be further amended or terminated by the committee at any time, provided that no amendment shall be made without stockholder approval if it would materially increase the number of shares available under the plan, materially expand the types of awards available under the plan or the class of persons eligible to participate in the plan, materially extend the term of the plan, materially change the method of determining the exercise price of an option or sar granted under the plan, delete or limit the prohibition against repricing, or otherwise require approval by stockholders in order to comply with applicable law or the rules of the nyse (or principal national securities exchange upon which Citi’s common stock is traded). Notwithstanding the foregoing, with respect to awards subject to Section 409A of the irc, any termination, suspension or amendment of the plan shall conform to the requirements of Section 409A of the irc. Except as may be required to comply with applicable tax law or as set forth in the following paragraph regarding eesa, no termination, suspension or amendment of the plan shall adversely affect the right of any participant with respect to a previously granted award without the participant’s written consent.

Compliance with eesa. Certain participants in the 2009 plan may be subject to limits or restrictions on the types and amount of compensation they may receive pursuant to the requirements of eesa and the terms of specific relief provided to Citi thereunder. The 2009 plan provides that to the extent any such requirements apply to awards under the plan, the plan and any award agreement under the plan will be interpreted or reformed to comply with such requirements. The 2009 plan also provides that if a payment or accrual pursuant to an award to any participant would violate eesa, or limit or adversely impact the ability of Citi to participate in the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under eesa, the participant will be deemed to have waived his or her right to such payment or accrual. To the extent applicable, awards will also be subject to forfeiture or repayment if the award is based on performance metrics that are later determined to be materially inaccurate.

Duration. The 2009 plan will terminate on April 21, 2014, unless terminated earlier by the board.

Plan Benefits. Future benefits under the 2009 plan are not currently determinable. Whether future awards are made depends on committee actions, and even in cases where the terms of employee contracts call for guaranteed bonuses to be paid as stock awards, or otherwise provide for any type of equity awards, all equity awards are subject to vesting conditions, so the monetary benefits to be gained from any equity award will ultimately depend on the future price of Citi common stock, among other factors.

Certain United States Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the 2009 plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock. A participant generally will not be taxed at the time of a restricted stock award but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income will be the fair market value of the shares at that time. Participants may elect to be taxed at the time of grant by making an election under Section 83(b) of the irc within 30 days of the award date. If a restricted stock award subject to the Section 83(b) election is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participant as dividend income, which currently is subject to the same rate as capital gains income.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Unless a participant has made a Section 83(b) election, Citi will also be entitled to a deduction, for federal income tax purposes, for dividends paid on unvested restricted stock awards.

Deferred Stock. A participant will generally not recognize taxable income on the grant of a deferred stock award until shares subject to the award are distributed. The amount of this ordinary income will be the fair market value of the shares of Citi common stock on the date of distribution. Any dividend equivalents paid on unvested deferred stock awards are taxable as ordinary income when paid to the participant.

Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant. Citi will also be entitled to a deduction, for federal income tax purposes, on any dividend equivalent payments made to the participant.

Stock Units. Awards of stock units that are subject to a substantial risk of forfeiture are treated, for federal income tax purposes, in substantially the same manner as deferred stock awards described above.
Stock Awards. A participant will recognize taxable income on the grant of unrestricted stock, in an amount equal to the fair market value of the shares on the grant date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.

Non-Qualified Stock Options. Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the Citi common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss, including any sale of shares freed from sale restrictions to fund the payment of taxes incurred at exercise.

Incentive Stock Options (isos). No taxable income is recognized by a participant on the grant of an iso. If a participant exercises an iso in accordance with the terms of the iso and does not dispose of the shares acquired within two years from the date of the grant of the iso nor within one year from the date of exercise, the participant will be entitled to treat any gain related to the exercise of the iso as capital gain (instead of ordinary income), and Citi will not be entitled to a deduction by reason of the grant or exercise of the iso. If a participant holds the shares acquired for at least one year from the exercise date and does not sell or otherwise dispose of the shares for at least two years from the grant date, the participant’s gain or loss upon a subsequent sale will be long-term capital gain or loss equal to the difference between the amount realized on the sale and the participant’s basis in the shares acquired. If a participant sells or otherwise disposes of the shares acquired without satisfying the required minimum holding period, such “disqualifying disposition” will give rise to ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date (or, if less, the amount realized upon disqualifying disposition) over the participant’s tax basis in the shares acquired. Additionally, the exercise of an iso will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, Citi will ordinarily be entitled to a deduction equal to the amount of the ordinary income resulting from a disqualifying disposition.

Stock Appreciation Rights (sars). Generally, participants will not recognize taxable income upon the grant of a sar, but will recognize ordinary income upon the exercise of a sar in an amount equal to the cash amount received upon exercise (if the sar is cash-settled) or the difference between the fair market value of the Citi common stock received from the exercise of the sar and the amount, if any, paid by the participant in connection with the exercise of the sar. The participant will recognize ordinary income upon the exercise of a sar regardless of whether the shares Citi common stock acquired upon the exercise of the sar are subject to further restrictions on sale or transferability. The participant’s basis in the shares will be equal to the ordinary income attributable to the exercise and the amount, if any, paid in connection with the exercise of the sar. The participant’s holding period for shares acquired pursuant to the exercise of a sar begins on the exercise date. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, upon the exercise of a sar, Citi will ordinarily be entitled to a deduction in the amount of the ordinary income recognized by the participant.
Withholding. Citi and each subsidiary that participates in the 2009 plan retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes, required by law or regulation to be withheld with respect to any taxable event as a result of the 2009 plan.

Certain Limitations on Deductibility of Executive Compensation. With certain exceptions, Section 162(m) of the irc limits the deduction to Citi for compensation paid to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer (covered employees) to $1 million per executive per taxable year. However, compensation paid to covered employees will not be subject to such deduction limit if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the irc. The 2009 plan is designed so that options and sars qualify for this exemption, and it permits the committee to grant other awards designed to qualify for this exemption. The committee is authorized to also grant awards that are not qualified under Section 162(m) of the irc.

Citi may nevertheless be denied a tax deduction for performance-based compensation paid to its “senior executive officers,” pursuant to Section 162(m)(5) of the irc or the terms of its participation in the Troubled Asset Relief Program, the Capital Purchase Program, sale of troubled assets to the U.S. Secretary of the Treasury or other relief under eesa.

The accelerated vesting of awards under the 2009 plan upon a change of control of Citigroup Inc. could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the irc), which payments are subject to a 20% excise tax imposed on the participant. Citi would not be able to deduct the excess parachute payments made to a participant. Such payments to certain participants may also be restricted or prohibited pursuant to eesa or the terms of specific relief provided thereunder.

Section 409A of the irc. Certain awards under the 2009 plan may be subject to Section 409A of the irc, which regulates “nonqualified deferred compensation” (as defined in Section 409A). If an award under the 2009 plan (or any other Citi plan) that is subject to Section 409A is not administered in compliance with Section 409A, then all compensation under the 2009 plan that is considered “nonqualified deferred compensation” (and awards under any other Citi plan that are required pursuant to Section 409A to be aggregated with the award under the 2009 plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

The board recommends that you vote for approval of
the Citigroup 2009 stock incentive plan

Equity Compensation Plan Information

Most of Citi’s outstanding equity awards were granted under three stockholder approved plans — the 1999 plan; the Travelers Group capital accumulation plan (Travelers plan); and the 1997 Citicorp stock incentive plan (Citicorp plan). There were no offerings under the 2000 employee stock purchase plan since the final purchase date under the last offering under this plan in 2005. A small percentage of currently outstanding equity awards have been granted under several plans that have not been approved by stockholders, primarily the Citigroup employee incentive plan (eip). All such awards were granted prior to April 19, 2005.
All of the plans are administered by the personnel and compensation committee, which is comprised entirely of non-employee independent directors. Persons eligible to participate in Citi’s equity plans are selected by management from time to time subject to the committee’s approval.

Effective April 19, 2005, stockholders approved amendments to the 1999 plan, and the other plans mentioned above (with the exception of the stock purchase plan) were terminated as a source of shares for future awards.

Please refer to Proposal 3 in this proxy statement for details regarding the proposed 2009 plan.

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under equity
	issued upon exercise of	exercise price of	compensation plans (excluding
	outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights	warrants and rights	column (a))

Equity compensation plans approved by security holders	238,090,389 (1)	$41.61 (2)	142,146,429 (3)
Equity compensation plans not approved by security holders	7,235,975 (4)	$47.43 (5)	0 (6)
Total	245,326,364	$41.84	142,146,429

(1)	Includes 106.04 million shares issuable upon the vesting of deferred stock awards. Does not include an aggregate of 4.07 million shares subject to outstanding options granted by predecessor companies under plans assumed by Citi in connection with mergers and acquisitions. Citi has not made any awards under these plans, and they are not considered as a source of shares for future awards.

(2)	As described in footnote 1 above, does not include 4.07 million shares subject to outstanding options under certain plans assumed by Citi in connection with mergers and acquisitions, and 106.04 million shares subject to deferred stock awards. The weighted-average exercise price of the options is $44.80 per share.

(3)	Does not include shares that were available for issuance under plans approved by stockholders of acquired companies but under which Citi does not make any awards. Of the number of shares available for future issuance, 75.70 million of such shares are available under a plan that provides for awards of restricted stock, in addition to (or in lieu of) options, warrants and rights.

(4)	Includes 867,213 shares issuable upon the vesting of deferred stock awards. Does not include 224,109 shares subject to outstanding options under a plan assumed by Citi in a merger. Citi has not made any awards under this plan, and it is not considered as a source of shares for future awards by Citi.

(5)	As described in footnote 4 above, does not include 224,109 shares subject to outstanding options under a plan assumed by Citi in a merger, and 867,213 shares subject to deferred stock awards. The weighted-average exercise price of the options is $45.71 per share.

(6)	Does not include plans of acquired companies under which Citi does not make any awards. Also does not include shares that may be purchased pursuant to the Travelers stock purchase plan for pfs representatives. This plan allows eligible pfs representatives to use their earned commissions to periodically purchase shares of Citi common stock at current market prices. Certain high performers may purchase shares, subject to plan limits, at discounts of up to 25%. The discount is funded by Primerica Financial Services and is considered additional compensation. Shares are purchased on the open market; no newly-issued or treasury shares are used in this program.

The following disclosure is provided with respect to plans that have not been submitted to stockholders for approval, and which remain active only with respect to previously granted awards. Except for the 2000 international stock purchase plan (which is administered under the stockholder-approved 2000 employee stock purchase plan), and the Associates plan (which was terminated upon its acquisition), all of the plans described below that were not approved by stockholders, were terminated as sources of shares for new awards effective upon approval by stockholders of the amended and restated 1999 plan on April 19, 2005. Because the plans continue to govern outstanding awards granted prior to April 19, 2005, various technical amendments designed to comply with changes in tax law and/or accounting standards have been made to the plans described below since April 19, 2005. Additional information regarding Citi’s equity compensation programs can be found in Note 8 to Citi’s financial statements contained in its 2008 annual report on Form 10-K.

Non-Stockholder Approved Plans
The eip was originally adopted by the board of directors in 1991. Executive officers and directors of the Company were not eligible to receive awards under the eip. The eip was used to grant stock options and restricted or deferred stock awards to participants in cap and to new hires. cap is an incentive and retention award program pursuant to which a specified portion of a participant’s incentive compensation (or commissions) is delivered in the form of a restricted or deferred stock award, or in some cases, restricted or deferred stock and/or stock options. Vesting periods for restricted and deferred stock awards under the eip, including awards pursuant to cap, were generally from three to five years. Stock options awarded under the eip, including cap options, are non-qualified stock options. Options granted prior to January 1, 2003 have ten-year terms and vest at a rate of 20% per year, with the first vesting date generally occurring twelve to eighteen months following the grant date. Options granted on or after January 1, 2003, but prior to January 1, 2005, generally have six-year terms and vest at a rate of one-third per year, with the first vesting date generally occurring twelve to eighteen months following the grant date. Options granted under this plan in 2005 generally have six-year terms and vest at a rate of 25% per year. Generally, the terms of restricted and deferred stock awards and options granted under the eip provide that the awards will be canceled if an employee leaves the Company, except in cases of disability or death, or after satisfying certain age and years of service requirements.

Additionally, since December 2001, deferred stock awards that used to be made under certain deferred compensation plans administered by Citigroup Global Markets Holdings Inc. were made under the eip. These plans provide for deferred stock awards to employees who meet certain specified performance targets. Generally, the awards vest in five years. Awards are canceled if an employee voluntarily leaves the Company prior to vesting. Since April 19, 2005, all equity awards provided for by these deferred compensation plans have been granted under the 1999 plan. Deferred stock awards granted under the Salomon Smith Barney Inc. branch managers asset deferred bonus plan, the Salomon Smith Barney Inc. asset gathering bonus plan, the Salomon Smith Barney Inc. directors’ council milestone bonus plan and the Salomon Smith Barney Inc. stock bonus plan for FC associates prior to December 2001 remain outstanding.

The Travelers Group capital accumulation plan for PFS representatives (pfs cap) and similar plans were adopted by Citi at various times. These plans provided for cap awards and other restricted stock awards to agents of certain subsidiaries or affiliates of Citi. Awards are no longer being granted from these plans, and of awards previously granted from these plans, only awards from pfs cap remain outstanding. Beginning in July 2002, awards that used to be granted pursuant to pfs cap were made under the eip; since April 2005, these awards have been made under the 1999 plan.

In connection with the acquisition of Associates in 2001, Citi assumed options granted to former Associates directors pursuant to the Associates First Capital Corporation deferred compensation plan for non-employee directors. Upon the acquisition, the options vested and were converted to options to purchase Citi common stock, and the plan was terminated. All options that remain outstanding under the plan will expire by no later than January 2010.

The Citigroup 2000 international stock purchase plan was adopted in 2000 to allow employees outside the United States to participate in Citi’s stock purchase programs. The terms of the international plan are substantially identical to the terms of the stockholder-approved stock purchase plan, except that it is not intended to be qualified under Section 423 of the irc. The number of shares available for issuance under both plans may not exceed the number authorized for issuance under the stockholder-approved plan.

Proposal 4: Approval of Citi’s 2008 Executive Compensation

Section 111(e) of the eesa, as amended by the American Recovery and Reinvestment Act of 2009, requires that Citi seek a non-binding advisory vote from its stockholders to approve the compensation awarded to our executives during the period in which any obligation arising from financial assistance provided Citi under the Troubled Asset Relief Program remains outstanding. Because the required vote is advisory, it will not be binding upon the board.

Citi has in place comprehensive executive compensation programs. The proxy statement fully and fairly discloses all material information regarding the compensation of Citi’s named executive officers, so that stockholders can evaluate Citi’s approach to compensating its executives. Citi and the personnel and compensation committee continually monitor executive compensation programs and adopt changes to reflect the dynamic, global marketplace in which Citi competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. In response to recent developments in 2008:

•	several of our named executive officers received no bonus;

•	bonuses for the management executive committee and the senior leadership committee were reduced;

•	the personnel and compensation committee reduced the percentage of executive incentives delivered as current cash compensation and increased the percentage delivered as deferred cash compensation; and

•	ltip awards did not deliver any value to program participants because performance measures were not met.

Citi will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term stockholders and require executives to retain ownership of the vast majority of Citi stock they receive as compensation. Please refer to the section entitled “Executive Compensation” of this proxy statement for a detailed discussion of Citi’s executive compensation practices and philosophy.

You have the opportunity to vote for, against or abstain from voting on the following resolution relating to executive compensation:

Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.

The board recommends that you vote for the foregoing resolution approving Citi’s executive compensation as disclosed in the cd&a, the compensation tables and any related materials contained in this proxy statement.

Stockholder Proposals

Citi makes every effort to be responsive to concerns expressed by our stockholders by engaging in dialogues, participating in issuer/investor work groups and adopting policies or initiatives responsive to stockholder concerns when we felt it was in the best interests of all stockholders. This year Citi met with several proponents regarding such issues as mortgage servicing, coal financing and sovereign lending, among others, and through meaningful dialogue, the sharing of information and/or additional disclosure, we were able to address the concerns raised and come to a mutually satisfactory resolution. We encourage our stockholders to communicate with management and the board of directors. Any stockholder wishing to communicate with management, the board of directors or an individual director should send a request to the Corporate Secretary as described on page 15 in this proxy statement.

Proposal 5

Evelyn Y. Davis, Editor, Highlights and Lowlights, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, owner of 1,260 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED: “That the stockholders of Citigroup assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS: “Full disclosure on these matters is essential at Citigroup because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.” “Last year the owners of 215,850,154 shares, representing approximately 6.4% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

MANAGEMENT COMMENT

Citi recruits and selects its directors, officers, employees, and outside professionals on the basis of their qualifications, expertise, and integrity. When Citi hires a former governmental worker, it is subject to numerous federal, state, and local laws that regulate the activities of officials after they leave government service. In addition, Citi’s Code of Conduct requires employees to be sensitive to activities, interests, or relationships that might interfere with, or even appear to interfere with their ability to act in the best interests of Citi and its stakeholders.
sec rules already require Citi to describe in public filings sent to or available to all stockholders the business experience during the past 5 years of all of its directors and executive officers. Please see this proxy statement for a description of the business experience of each of our directors and Citi’s 2008 Form 10-K Report for a description of the business experience of each of our executive officers. Disclosure of prior government service of the additional people covered by the proposal would not provide any meaningful information in our opinion.

The board recommends that you vote against this proposal 5.

Proposal 6

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 414 East 12th Street, 12th Floor, City Hall, Kansas City, MO 64106, beneficial owner of 100 shares; and The City of Philadelphia Public Employees Retirement System, Two Penn Center Plaza, Philadelphia, PA 19102, beneficial owner of 79,631 shares, have submitted the following proposal for consideration at the annual meeting:

RESOLVED, that the shareholders of Citigroup Inc. (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC

Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Citigroup, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Citigroup contributed at least $6.7 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pm1/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)
However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

MANAGEMENT COMMENT

In early 2007, Citi adopted a political contributions policy that renders the proposal moot. Under the policy, we disclose to our shareholders and stakeholders a list of all corporate political contributions and contributions made by Citi’s Political Action Committee (pac). This list, which is updated and posted on our website annually, in order to promote transparency and accountability, can be found at www.citigroup.com/citigroup/corporategovernance.

In addition, Citi complies with disclosure requirements pertaining to political contributions under federal, state and local laws and regulations. Citi’s approach to and rationale for making political contributions is stated in the Corporate Political Contributions Policy. Citi believes it has a responsibility to its clients, stockholders, and employees to be engaged in the political process to both protect and promote our shared interests. Pursuant to the Securities Purchase Agreement, dated December 31, 2008, entered into between Citi and the United States Department of the Treasury, tarp capital will not be used for lobbying or government relations activities.
Corporate political contributions are prohibited at the federal level, and of course we make none. Political contributions to federal candidates, political party committees, and political action committees are made by Citi’s Political Action Committee, which is not funded by corporate funds, but from the personal funds of employees given voluntarily. Such contributions by the pac are reported in filings with the Federal Election Commission and are available on our website. Although Citi is a member of trade associations, the Citi Political Contributions Policy does not cover our giving to trade associations. Because these associations operate independently of their members and take a wide variety of positions on a number of matters, not all of which Citi supports, disclosure of Citi’s contributions to these associations would not provide stockholders with a greater understanding of Citi’s strategies or philosophies about its political contributions.

By its adoption of the Citi Political Contributions Policy, the Company has complied in all material respects with this proposal, rendering the proposal moot.

Because Citi has adopted a Political Contributions Policy, whereby we post on our website a list of all corporate political contributions and contributions made by Citi’s Political Action Committee, this proposal is moot and the board recommends that you vote against this proposal 6.

Proposal 7

Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, PA 19014, beneficial owner of 21,072 shares; Friends Fiduciary Corp., 1515 Cherry Street, Philadelphia, PA 19102, beneficial owner of 25,000 shares; School Sisters of Notre Dame Cooperative Investment Fund, 345 Belden Hill Road, Wilton, CT 06897, beneficial owner of 464 shares; Benedictine Sisters of Monasterio Pan de Vida, Apdo, Torreón, Coahuila, Mexico, CP 27000, beneficial owner of 500 shares; Benedictine Sisters of Mount St. Scholastica, 801 S. 8th Street, Atchison, KS 66002, beneficial owner of 3,947 shares; Benedictine Sisters of Virginia, 9535 Linton Hall Road, Bristow, VA 20136-1217, beneficial owner of 2,000 shares; MMA Praxis Core Stock

Fund, 1110 North Main Street, Goshen, IN 46527, beneficial owner of 63,200 shares; School Sisters of Notre Dame of St. Louis, 320 East Ripa Avenue, St. Louis, MO 63125, beneficial owner of 2,150 shares; Benedictine Sisters of Borne, TX, 285 Oblate Drive, San Antonio, TX 78216, beneficial owner of 900 shares; and School Sisters of Notre Dame — Milwaukee Province, 13105 Watertown Plank Road, Elm Grove, WI 53122, beneficial owner of 23,265 shares, have submitted the following proposal for consideration at the annual meeting:

Whereas:
Our company is one of the nation’s largest credit

card issuers, with tens of billions of dollars in outstanding credit card loans to consumers.

Amid the economic uncertainty sparked by the sub-prime mortgage crisis, some banks are turning to their high-margin credit card divisions to help offset their losses elsewhere.

In the wake of declining home values and the inability to tap into this source of funds, many Americans are turning to credit cards as a last source of capital to get them through difficult times.

According to the Federal Reserve Statistical Release, revolving debt as a percentage of total debt in US households is dramatically increasing and credit card loans are at their highest delinquency rates since 1993.

The sub-prime borrowing class is the most profitable market segment for credit card issuers, and most vulnerable to predatory practices.

Sub-prime consumers, specifically those with FICO credit scores less than 660, are often targeted with “fee harvesting” cards. These cards, which typically carry a limit of no more than $500, can cost borrowers up to half or more of their credit limit simply in activation and maintenance fees, while positioning the cardholder to unknowingly incur late, over-the-limit and other fees.

Based on an October 2008 report by Innovest, 28% of our company’s credit card accounts are classified as sub-prime.

Aggressive and questionable marketing to teenagers and college students — often using poor lending criteria — has contributed to a rise in undergraduate credit card debt from an average of $2,169 in 2004 to $8,612 in 2006.

Provisions such as universal default, sometimes known as risk-based pricing, unfairly penalize borrowers with higher rates on accounts where they have never missed a payment.

Typical credit card practices such as bait and switch marketing, changes of mailing address, delayed billing, hidden fees and unintelligible cardholder agreements hurt consumers.

Resolved:  That the shareholders request the Board of Directors to complete a report to shareholders, prepared at reasonable cost and omitting proprietary information, evaluating with respect to practices commonly deemed to be predatory, our company’s credit card marketing, lending and collection practices and the impact these practices have on borrowers.

Supporting Statement:
Trapping consumers in debt under predatory terms that make successful repayment virtually impossible weakens the long-term financial prospects of our company and the national economy as a whole. Credit card policies and practices designed to strengthen (rather than abuse) consumers’ financial health are in the best interest of our company and its clients.

MANAGEMENT COMMENT

Citi opposes the types of predatory lending practices described in the proposal. Citi Cards does not engage in credit card lending practices which are predatory. Nor do we engage in questionable service practices. Citi works with customers, community groups, shareholders, religious organizations, elected officials and regulators in setting standards for Citi’s credit card operations and the consumer finance industry. Citi considers many of our practices to be the best in the industry. In particular, Citi Cards has been specifically cited for its clear and transparent disclosures and card member agreements by federal regulators which are designed to provide consumers with the most pertinent information. Our credit card practices strike the right balance between providing access to credit for those who need it most while setting consumer protection standards that lead the industry.

Adoption of the proposal would not be in the best interests of Citi’s stockholders because the report requested would be costly and is unnecessary in light of the comprehensive regulations and procedures that Citi must adhere to in its credit card operations.

Because Citi is subject to extensive federal and state regulations that are designed to prevent predatory credit card practices, adoption of the proposal is unnecessary and the board recommends that you vote against this proposal 7.

Proposal 8

Richard A. Dee, 115 East 89th Street, New York, NY 10128, beneficial owner of 120 shares, has submitted the following proposal for consideration at the annual meeting:

“The purpose of this proposal is to enable the owners of Citigroup, its stockholders, to actually “elect” Directors. Its approval will be a first step toward enabling corporate owners to participate in choosing and empowering those responsible for Citigroup’s future.

“It is hereby requested that the Board of Directors adopt promptly a resolution requiring that the Nomination and Governance Committee nominate two candidates for each directorship to be filled by voting of stockholders at annual meetings. In addition to customary personal background information, Proxy Statements shall include a statement by each candidate as to why he or she believes they should be elected.

“Stockholders of publicly-owned companies have been made to believe that they ‘elect’ directors. Not True. Without a “choice” of candidates, there is no real “Election of Directors”. What occurs is simply a “ratification” of the only candidates offered.

“Citigroup opposed and defeated my similar 2008 Proposal, charging, incorrectly, that what I proposed:

“would inappropriately politicize the process of electing our board and potentially alienate many talented candidates who would choose not to be nominees in this type of election. Moreover, the divisiveness created by competing slates of nominees, some of whom would be supported by the [Nominating and Governance] committee and some of whom would not have the benefit of such support, would potentially undermine the effectiveness of the board that is ultimately elected.”

“Is there anything wrong with having a board that is “politicized” to the extent that its members actually and democratically have been elected?

“Far too many business executives/directors are neither accustomed to nor happy with competing for positions. On the other hand, their careers show them to have been excellent politicians when it comes to impressing some for whom they have worked. Understandably, many supposedly “talented candidates would choose not to be nominees in this type of election”. No Surprise. Their credentials and proven effectiveness as business managers would be subjected to unwanted scrutiny — by public stockholders.

“Citigroup spoke of “competing slates of nominees”. What I propose has nothing to do with “slates”. All nominees would continue to be selected and proposed by the Nomination and Governance Committee. All candidates would stand as equals, and those who received the highest numbers of shares voted in their favor (based on the number of positions to be filled) would become directors.

“Why do unopposed candidates need what Citigroup called “support”? Citigroup simply does not want to seek and nominate new director candidates who might end up replacing “good old reliables”, and if it nominated bozos, it might be obvious. I am convinced that the “effectiveness” of the board would be improved considerably if new faces are a possibility that becomes a reality.

“If approved, this proposal will enable Citigroup stockholders to bring about director turnover — and replace any or all directors if they become dissatisfied with the results of their policies and/or company performances. That is not a happy prospect even for those able to nominate their successors.

“Please vote FOR this proposal.”

MANAGEMENT COMMENT

Citi has an effective process in place for identifying and electing candidates to the board of Citi. It would be disadvantageous to Citi and its stockholders to change the existing processes as recommended in this proposal.

The board has established a process for identifying and nominating director candidates that has resulted in the election of highly qualified and capable members dedicated in their service to Citi. The nomination and governance committee recommends to the board the desired composition and size of the board and carefully considers nominees for directorships from a select group of individuals who are both professionally qualified and legally eligible to serve as directors of Citi. Nominations from stockholders, properly submitted in writing to our Corporate Secretary, are referred to the committee for its consideration. An outside consultant assists the nomination and governance committee in finding and evaluating candidates. The committee makes its recommendations to the board based on its judgment as to which of these candidates will best serve the interests of our stockholders. The stockholders annually vote on the entire board, under a majority vote standard.

The proposal calls for the committee to nominate twice as many candidates as there are positions to be filled. This would inappropriately politicize the process of electing our board and certainly alienate many talented candidates who would choose not to be nominees in this type of election. Moreover, the divisiveness created by competing slates of nominees, some of whom would be supported by the committee and some of whom would not have the benefit of such support, would potentially undermine the effectiveness of the board that is ultimately elected.

The proposal would likely impair the board’s ability to achieve the balance required to effectively carry out its duties because the proposal would create a contested election every year; therefore, the board recommends that you vote against this proposal 8.

Proposal 9

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, owner of 4,580 shares, has submitted the following proposal for consideration at the annual meeting:

Carbon Principles Report

Resolved: The shareholders request that the Company prepare by October 2009, at reasonable expense and omitting proprietary information, a Carbon Principles Report. The report should describe and discuss how the Company’s implementation of the Carbon Principles has impacted the environment.

Supporting Statement:

Coal is used to provide 50 percent of the U.S. electricity supply. The burning of coal by U.S. electricity utilities is clean and safe for the environment. Air emissions are regulated by states and the federal government. Since burning coal is the least expensive way to produce electricity, consumers benefit from low electricity rates.

In February 2008, Citigroup adopted the so-called “Carbon Principles,” one purpose of which is supposedly to “strengthen environmental...risk management in the financing and construction of electricity generation.”

We believe, however, that the Carbon Principles unfairly and unnecessarily stigmatize the conventional use of coal to produce electricity. Moreover, there is no commercially available or financially viable alternative to the conventional use of coal. See Steven Milloy, “Candidates Don’t Come Clean on Coal,” FoxNews.com, October 16, 2008, http://www.foxnews.com/story/0,2933,439321,00.html.

We want the Company to describe the environmental impacts of its implementation of the Carbon Principles so that shareholders can determine for themselves whether such impacts are worth the reputational damage being inflicted on the source of 50 percent of the U.S. electricity supply.

MANAGEMENT COMMENT

The Carbon Principles are carbon risk guidelines associated with climate change for advisors and lenders to power companies in the United States. These Principles are the result of an intensive effort by Citi and other firms, leading power companies and environmental organizations to create an approach to evaluating and addressing carbon risks in the financing of electric power projects in the United States. The need for these Principles is driven by the risks faced by the US power industry as utilities, independent producers, regulators, lenders and investors deal with the uncertainties around regional and national climate change policy. Given these uncertainties and risks in the current political environment, Citi chose to deal with them in a way that supports our clients and addresses the reality of the country’s power needs and energy supply mix. We do not believe that these Principles unfairly and unnecessarily stigmatize the use of coal, and in fact outline intelligent due diligence and risk management processes that enable the financing of conventional power generation. The extent to which the Carbon Principles apply to any given transaction is determined in accordance with the established framework for such reviews. A description of this framework is publicly available on the Carbon Principles website
(http://www.carbonprinciples.org/). Citi has incorporated these Principles into its internal Policy, risk management frameworks and decision-making processes as deemed appropriate by Management. Citi has committed to report publicly on its implementation of the Principles via its Corporate Citizenship Report.

There is no regulatory requirement to produce either a Citizenship Report or a Carbon Principles Report. Decisions to prepare or not prepare such reports must take into account the allocation of funds and resources that would need to be devoted to such efforts, as well as the propriety of making such disclosures. The Company, in compliance with regulatory requirements, and voluntarily with respect to Citi’s Corporate Citizenship Report, provides reports in a manner and to the degree deemed appropriate by management. Further disclosure of the type requested in the proposal would not, in the Company’s opinion, be appropriate.

Because the Company discloses information regarding the Carbon Principles in its Corporate Citizenship Report, the board recommends that you vote against this proposal 9.

Proposal 10

American Federation of Labor and Congress of Industrial Organizations, 815 Sixteenth Street, N.W., Washington, DC 20006, beneficial owner of 3,200 shares, has submitted the following proposal for consideration at the annual meeting:

Resolved, shareholders of Citigroup Inc. (the “Company”) urge the Compensation Committee of the Board of Directors to adopt a policy requiring senior executives to retain 75% of the shares acquired through compensation plans for two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before the Company’s 2010 annual meeting. The policy should prohibit hedging transactions that are not sales but offset the risk of loss to the executive. This proposal shall cover only compensation awards under a new equity plan or a compensation arrangement with its executives.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at our Company. According to the 2008 proxy statement, equity-based awards, including stock and stock option awards, accounted for between 23% and 80% of total compensation for the
Named Executive Officers (“NEOs”). Of the $64.4 million in compensation paid to the 7 individuals listed, $22.7 million, or 35%, came from stock awards and stock options.

Requiring senior executives to hold a significant portion of the shares received through compensation plans after their termination of employment forces them to focus on the Company’s long-term success and better align their interests with that of shareholders. The absence of such a requirement lets NEOs walk away without facing the consequences of actions aimed at generating short-term financial results. The current financial crisis has made it imperative for companies to reshape compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

When Charles Prince, former chairman and CEO of our Company, was forced out in November 2007, he was allowed to retain more than $28 million in unvested stock and options that vested immediately and, under the terms of his separation agreement, he could exercise the options and cash out over the next two years, according to the 2008 proxy.

The Aspen Principles, endorsed by both The Business Roundtable and the Council of

Institutional Investors, urge that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

A 2002 report by a commission of The Conference Board endorsed the idea of a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

Our Company requires senior executives to hold at least 75% of the equity awarded to them while they’re employed by Citigroup. We believe the NEOs should be required to hold equity awards for at least two years after termination to ensure executives share in both the upside and downside risk of their actions while at the Company.

We urge shareholders to vote for this proposal.

MANAGEMENT COMMENT

As discussed on page 16 of this proxy statement, Citi has long had one of the most restrictive stock ownership commitments of US corporations, requiring the board and members of Citi’s management executive committee to hold 75% of the net shares delivered to them pursuant to awards granted under Citi’s equity programs, subject to the provisions contained in the commitment. Members of the senior leadership committee must hold 50% of the net shares delivered to them.

As part of its compensation program, Citi ordinarily awards restricted or deferred stock to employees as part of their annual bonus compensation. For 2008, members of the Executive Committee will receive significantly larger proportions of their bonuses in deferred compensation than will other employees. Restricted and deferred stock awards generally vest over a 4-year period and, for the most senior executives, are subject to the holding requirements of the stock ownership commitment. Because senior executives receive a large portion of their incentive compensation in the form of restricted or deferred stock, and have to hold 75% of that stock during their tenure at Citi, Citi’s senior executives hold a significant proportion of their net worth in Citi stock, creating a strong alignment between the interests of these executives and those of Citi’s long-term stockholders.

Requiring Citi’s executives to continue to hold these shares for 2 years following their departure from Citi is unnecessary because there are compensating controls in place to prevent the types of behavior the proposal is designed to address. Post-departure holding periods are designed to prevent executives from taking actions that would cause the price of a company’s stock to rise as they depart in order for them to be able to sell their holdings at a high price before the behavior of the executive is discovered and corrected.

As noted above, Citi’s executives receive awards of restricted stock that generally vest over a 4-year period. For executives who meet certain age and service requirements, unvested shares continue to vest following their departure from Citi on the original vesting schedule. Accordingly, for at least 3 years following their departure, Citi’s executives continue to have shares vest. It would not be in their interest to artificially drive up the share price for the short term to sell their shares immediately following their departure, if for the 3 years following their departure they would still have shares that they could not sell at the artificially high price because they would not have vested in time. Such shares could only be sold following their vesting which would presumably be at the corrected price.

In addition, Citi has a “clawback” policy under which Citi can recoup executive compensation that over time proves to be based on inaccurate financial or other information. As a result, any concerns about Citi executives taking irresponsible actions to drive up the stock price would also be addressed by the “clawback.”

Because Citi has a very stringent stock ownership commitment in place, Citi has compensating controls in the form of a “clawback” and 4-year vesting on restricted stock that would address the concerns raised by the proposal, the board recommends a vote against this proposal 10.

Proposal 11

Connecticut Retirement Plans & Trust Funds, 55 Elm Street, Hartford, CT 06106-1773, beneficial owner of 3,306,354 shares has submitted the following proposal for consideration at the annual meeting:

RESOLVED, that stockholders of Citigroup Inc. (“Citigroup”) urge the board of directors to adopt a policy that Citigroup shall include in the Compensation Discussion and Analysis section of the proxy statement the following information:

a.	A description of any services, other than executive compensation consulting (“Other Services”), provided by any firm that provides executive compensation consulting services (each, a “Firm”) to Citigroup’s board’s Personnel and Compensation

Committee (the “Committee”), in the last full fiscal year;

b.	If a Firm has provided Other Services —

i.	The fees paid by Citigroup to the Firm in the last full fiscal year for (i) executive compensation consulting services and (ii) Other Services;

ii.	Whether individual consultants who provide executive compensation advice are permitted to own equity interests in the Firm; and

iii.	Whether incentive compensation arrangements link the pay of consultants who provide executive compensation advice to the Firm’s provision of Other Services.

SUPPORTING STATEMENT

As long-term owners, we believe that a company’s pay practices reflect how well a board aligns management and shareholder interests. The current financial crisis has made clear that executive compensation at many companies is on an unsustainable trajectory and has become unmoored from company performance.

As compensation has become more complex, board compensation committees are increasingly turning to compensation consultants to craft executive pay packages. We believe a potential conflict of interest exists at companies like Citigroup in which firms are hired to do work for both the board’s compensation committee and the company or its management. We note that Citigroup’s most recent proxy statement characterizes Mercer Human Resource Consulting’s additional engagements with Citigroup as “substantial,” but does not disclose the fees paid to Mercer for either compensation consulting or other services.

The potential conflict of interest stems from the fact that executive compensation consulting is often much less lucrative than providing other kinds of services, such as employee benefits management, information technology, and actuarial consulting. One independent consultant has estimated that executive compensation consulting accounts for only between .5% and 2% of total firm revenue. (Comment Letter of James F. Reda & Associates LLC on S7-03-06, “Proposed Rules on Executive Compensation and Related Party Disclosure,” at 5 (Apr. 6, 2006)) A 2007 study by the House Committee on Oversight and Governmental Reform, using data subpoenaed from consulting firms, found that on average, consulting firms that provided both executive compensation and other kinds of consulting were paid nearly 11 times more for the other consulting than for the executive compensation services.

Given the key role compensation consultants play, we believe that stockholders should be given the information needed to assess the independence of the board’s compensation consultant. This proposal urges Citigroup to disclose facts we think stockholders would view as material to the consultant’s independence and the objectivity of its advice.

We urge stockholders to vote FOR this proposal.

MANAGEMENT COMMENT

Citi’s executive compensation policies are administered by the personnel and compensation committee, which is composed entirely of independent directors. The committee strives to ensure that the Company’s compensation programs are appropriate for retaining and properly incentivizing its executives, as well as being in line with industry standards and, the programs of peer companies, and to that end, engages two compensation consulting firms to assist the committee.

As explained in the cd&a, the committee has engaged Independent Compensation Committee Adviser, LLC (“icca”) as its independent consultant for executive compensation matters. icca reports solely to the committee and the committee has sole authority to retain, terminate, and approve the fees of icca. icca advises the committee on its compensation decisions, provides it with a report and evaluates the quality of the comparative peer and other data provided to the committee by Mercer Human Resources Consulting (“Mercer”) and Towers Perrin (“Towers”). icca does no other work for Citi. The amount the personnel and compensation committee approved for payment to icca in 2008 is disclosed in the cd&a.
Citi also receives data, evaluations and advice regarding executive compensation from Mercer and Towers, which have the resources and expertise to collect, analyze and provide comprehensive compensation information.

Mercer provides substantial other services to Citi, a full description of which is set forth on page    of this proxy statement. The disclosure of compensation paid to a consultant is relevant when seeking to determine the independence of a consultant. Because the personnel and compensation committee does not rely on Mercer as an independent consultant and the committee has engaged a separate fully independent compensation consultant, there is no reason to disclose the fees paid to Mercer or Towers Perrin.

This proxy statement contains extensive disclosure on executive compensation matters, consistent with the rules and regulations of the sec. Citi’s proxy statement already contains pertinent disclosure on the engagement of and its relationship with icca, Mercer and Towers Perrin. See page 50 of this proxy statement, where Citi discloses the roles of, and work undertaken by, icca and Mercer in assisting the committee with compensation matters.

Because Citi’s personnel and compensation committee engages a fully independent compensation consultant and discloses the compensation paid to that consultant, and Citi discloses that Mercer and Towers Perrin provides significant other services and are companies which are not deemed independent by Citi, the board recommends that you vote against this proposal 11.

Proposal 12

William Steiner, 112 Abbottsford Gate, Piermont, NY 10968, beneficial owner of 5,850 shares, has submitted the following proposal for consideration at the annual meeting:

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of William Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into consideration when assigning company ratings. This proposal topic also won from 55% to 69%-support at the following companies (based on 2008 yes and no votes):

Entergy (etr)	55%	Emil Rossi (Sponsor)
International Business Machines (ibm)	56%	Emil Rossi
Merck (mrk)	57%	William Steiner
Kimberly-Clark (kmb)	61%	Chris Rossi
CSX Corp. (csx)	63%	Children’s Investment Fund
Occidental Petroleum (oxy)	66%	Emil Rossi
FirstEnergy Corp. (fe)	67%	Chris Rossi
Marathon Oil (mro)	69%	Nick Rossi
It is important for Citigroup to enable shareholders to call a special meeting because our board is composed of too many overextended directors. According to the Corporate Library www.thecorporatelibrary.com, an independent investment research firm, Board composition at Citigroup represented a concern for shareholders due to the high concentration of active CEOs on the board.

Four of our directors were active CEOs at other public companies (Alain Belda of Alcoa, George David of United Technologies, Anne Mulcahy of Xerox and Andrew Liveris of Dow Chemical). This raised concern about the ability of these individuals to dedicate enough time to properly supervise the affairs of Citigroup.

In addition, two directors were potentially conflicted outside-related directors (Roberto Hernandez Ramirez and Sir Winfried F. W. Bischoff — Chairman of our Board). Mr. Hernandez Ramirez was non-executive chairman of our company’s Mexico subsidiary (Banco Nacional de Mexico) and received $2.6M in security services from Citigroup in 2007. Meanwhile, Mr. Bischoff was our acting Chief Executive Officer from November 2007 to December 2007. This raised concerns about our board’s ability to remain an independent and effective counter balance to management.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings —
Yes on 12

MANAGEMENT COMMENT

In 2006, the proponent submitted a proposal requesting that the board amend Citi’s by-laws “to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.” In 2007, Citi’s board of directors adopted an amendment to Citi’s by-laws to give to stockholders that own at least 25% of the outstanding shares of the Company’s common stock the right to call a special meeting. Notwithstanding that Citi has implemented the proponent’s proposal, he has submitted the current proposal with the same essential objective.

The 2007 amendment to Citi’s by-laws meets the essential objective of the proposal by giving stockholders the ability to call special meetings when a significant, though minority, of them consider it is necessary to do so. Indeed, the arguments advanced by the proponent in support of the proposal focus exclusively on the benefits of giving stockholders such ability. The proponent’s modification of the numerical percentage of stock necessary for stockholders to call a special meeting is the only difference between the new proposal and the provisions of the by-laws.

Holding a special meeting of our stockholders would be a costly undertaking, involve substantial planning, and require us to commit significant resources and attention to the legal and logistical elements of such a meeting.
Moreover, lowering the percentage to 10% would permit one or a few stockholders who own a smaller percentage of Citi’s common stock to call a special meeting that may serve their narrow purposes rather than those of the majority of our stockholders. The board believes the decision to call a special meeting of stockholders should remain at the 25% ownership level, which is an appropriate threshold for a company of Citi’s size. Most large companies that have special meeting by-law provisions set the threshold at 25% or higher.

The proposal also seeks to ensure that any by-law provisions on special meetings not contain “any exclusion or exception conditions, to the fullest extent permitted by state law,” that apply only to stockholders but not to management or the board. Citi’s by-law provisions do not contain any such exception or exclusions. As requested by the proposal, Citi by-law provision does have a minimum stock holding condition.

The special meeting provisions contained in Citi’s by-laws already satisfy the request contained in the proposal to allow stockholders to call special meetings. Citi has complied in all material respects with the essential objective of the proposal by giving stockholders the right to call a special meeting.

Because Citi has adopted a by-law amendment granting stockholders the right to call a special meeting, the proposal has been rendered moot and is unnecessary and the board recommends that you vote against this proposal 12.

Proposal 13

Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, beneficial owner of 1,544 shares, has submitted the following proposal for consideration at the annual meeting:

Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of Kenneth Steiner

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and 2008. The Council of Institutional Investors www.cii.org recommended adoption of this proposal topic. CalPERS also recommend a yes-vote for proposals on this topic. Nonetheless our directors made sure that we could not vote on this established topic at our 2008 annual meeting. Reference: Citigroup Inc. (February 22, 2008) no action letter available through SECnet http://secnet.cch.com.

Cumulative voting allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library (TCL) www.thecorporatelibrary.com, an independent research firm rated our company:
“D” in Overall Board Effectiveness.
“High Governance Risk Assessment”
“Very High Concern” in executive pay.

•	Three directors held 4 director seats each — Over-extension concern:
Winfried Bischoff
Anne Mulcahy
Robert Ryan

•	Three directors had 19 to 38 years tenure each — Independence concern:
Michael Armstrong
Kenneth Derr
Franklin Thomas

•	Our executive pay committee was 67% composed of “Problem Directors” according to TCL. These are the reasons for the “Problem Director” designation:
Richard Parsons chaired the Citigroup executive pay committee, a committee with a track record of overpaying. Kenneth Derr due to his directorship concerning the Calpine Corporation bankruptcy.

•	Messrs. Parsons and Derr also served on our key nomination committee.
•	Our following directors were designated “Accelerated Vesting” directors by TCL. This was due to a director’s involvement with a board that accelerated stock option vesting in order to avoid recognizing the related expense:
Michael Armstrong
Alain Belda
Anne Mulcahy
Judith Rodin
Franklin Thomas

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting
Yes on 13

MANAGEMENT COMMENT

In light of the potential inequalities that can result from cumulative voting, and the uncertainty of what cumulative voting means in the context of board elections at a company that, like Citi, has adopted a majority vote standard, adoption of cumulative voting would not be in the best interests of Citi or its stockholders.
Like most other U.S. corporations, each share of Citi’s common stock permits the holder to cast one vote in the election of each nominee. All classes of stock at Citi have the same voting rights. Cumulative voting would allow stockholders to pool all of their votes (total shares held multiplied by the number of director nominees) and theoretically vote them in whatever proportions they choose among the director nominees. Cumulative voting has the potential to create great inequities among stockholders and to magnify the impact larger holders or groups of holders with similar, highly specific goals — including goals that are inconsistent with the views of most shareholders — can have on the composition of a company’s board. Under a cumulative voting structure, such holders or groups of holders could vote most or even all of their shares to elect directors willing to advance the positions of the group responsible for their election, rather than the positions that are in the best overall interests of Citi and its stockholders. In addition, the support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness, and impair the board’s ability to operate effectively as a governing body, to the detriment of all stockholders.

Most importantly, the Company’s by-laws provide for majority voting in uncontested elections. This assures that a majority of stockholders can reject a candidate and thereby prevent his or her reelection to a new term. Under the Company’s majority voting by-law, a director is reelected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Cumulative voting is fundamentally inconsistent with majority voting. In addition, it is unclear whether Delaware law allows for cumulating “against” votes. To the extent Delaware law is interpreted not to permit cumulating “against” votes, cumulative voting would, by permitting the cumulating of “for” but not “against” votes, enable a minority of stockholders to defeat an “against” campaign supported by a majority of the stockholders. And if Delaware law permitted stockholders to cumulate “against” votes, cumulative voting could allow a minority group of stockholders to block the will of the majority — frustrating the very purpose of majority voting.

Citi’s nomination and governance committee, which is responsible for identifying candidates for the board, and the independence criteria contained in Citi’s Corporate Governance Guidelines protect the interests of all stockholders by ensuring that Citi has an independent and effective board of directors. The membership of Citi’s board is over 70% independent and the nomination and governance committee is comprised of only independent directors. This degree of independence among board members ensures that directors will remain accountable to all stockholders, not just the constituencies that supported their elections, and provides greater protection for the interests of smaller stockholders than cumulative voting, which could drown out the voices of small stockholders.

Finally, Citi has adopted a series of corporate governance initiatives in addition to majority voting. In 2007, Citi adopted a by-law amendment permitting the holders of at least 25% of its outstanding common stock to call a special meeting and adopted a Political Contributions Policy under which it now compiles and publishes a list of its political contributions. In 2006, Citi, with stockholder approval, eliminated the super-majority provisions contained in its charter. In addition, Citi adopted a policy on recouping unearned compensation and adopted confidential voting. Citi has eliminated interlocking directorships between Citi’s executive officers and companies affiliated with Citi’s directors. The board is elected annually and conducts self-evaluations of its effectiveness and that of each of its committees.

To protect the interests of all stockholders by ensuring that directors are not beholden to particular stockholders or groups of stockholders who ensured their elections, by recognizing the uncertainties surrounding the operation of cumulative voting when combined with majority voting, and in light of the protections afforded stockholders by the great degree of independence of Citi’s board, stockholders should reject this proposal.

Because of the uncertainties regarding whether “against” votes can be cumulated and because cumulative voting could impair the effective functioning of the board by electing a board member obligated to represent the special interests of a small group of stockholders, the proposal is not in the best interests of stockholders and the board recommends that you vote against this proposal 13.

Submission of Future Stockholder Proposals

Under sec rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Citi at the address on the cover of this proxy statement. The proposal must be received no later than November 13, 2009.

Stockholders who do not wish to follow the sec rules in proposing a matter for action at the next annual meeting must notify Citi in writing of the information required by the provisions of Citi’s by-laws dealing with stockholder proposals. The notice must be delivered to Citi’s Corporate Secretary between December 22, 2009 and January 21, 2010. You can obtain a copy of Citi’s by-laws by writing to the Corporate Secretary at the address shown on the cover of this proxy statement.

Cost of Annual Meeting and Proxy Solicitation

Citi pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Citi may solicit proxies by personal interview, telephone and similar means. No director, officer or employee of Citi will be specially compensated for these activities. Citi also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay the brokers, banks and other nominees certain expenses they incur for such activities. Citi has retained Morrow & Co. Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $25,000 plus reimbursement of certain out-of-pocket expenses.

Householding

Under sec rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2009 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to Broadridge Financial Services, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above, if they are record holders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Citi’s officers and directors, and persons who own more than ten percent of a registered class of Citi’s equity securities, to file reports of ownership and changes in ownership with the sec and the nyse, and to furnish Citi with copies of the forms. Based on its review of the forms it received, or written representations from reporting persons, Citi believes that, during 2008, each of its officers and directors complied with all such filing requirements, with the exception of the inadvertent late filing of a Form 4 report with respect to Gary Crittenden concerning the withholding of shares for the payment of taxes in connection with the vesting of previously awarded stock. Mr. Crittenden’s Form 4, which should have been filed with the sec no later than March 14, 2008, was filed on May 29, 2008.

CITIGROUP INC.
CORPORATE GOVERNANCE GUIDELINES
As of January 21, 2009

Corporate Governance Mission

Citigroup Inc. (the “Company”) aspires to the highest standards of ethical conduct: doing what we say; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s businesses.

Board of Directors

The Board of Directors’ primary responsibility is to provide effective governance over the Company’s affairs for the benefit of its stockholders, and to balance the interests of its diverse constituencies around the world, including its customers, employees, suppliers and local communities. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.

Number and Selection of Board Members

The Board has the authority under the by-laws to set the number of Directors, which should be in the range of 13 to 19, with the flexibility to increase the number of members in order to accommodate the availability of an outstanding candidate or the Board’s changing needs and circumstances. The Board may also appoint honorary directors. Honorary directors are invited to Board meetings, but do not vote on issues presented to the Board. Candidates for the Board shall be selected by the Nomination and Governance Committee, and recommended to the Board of Directors for approval, in accordance with the qualifications approved by the Board and set forth below, taking into consideration the overall composition and diversity of the Board and areas of expertise that new Board members might be able to offer. Directors are elected by the stockholders at each Annual Meeting, to serve for a one-year term, which expires on the date of the next Annual Meeting. Between Annual Meetings, the Board may elect additional Directors by majority vote to serve until the next Annual Meeting. The Nomination and Governance Committee shall nominate annually one of the members of the Board to serve as Chairman of the Board.

Confidential Voting Policy

It is the Company’s policy that every stockholder shall have the right to require the Company to keep his or her vote confidential, whether submitted by proxy, ballot, internet voting, telephone voting or otherwise. If a stockholder elects, in connection with any decision to be voted on by stockholders at any Annual or Special Meeting, to keep his or her vote confidential, such vote shall be kept permanently confidential and shall not be disclosed to the Company, to its affiliates, Directors, officers and employees or to any third parties except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. Employee stockholders in the Citigroup Common Stock Fund under the 401(k) plan or one of the Company’s retirement, savings or employee stock ownership plans already enjoy confidential treatment as required by law and, without the need for any action on their parts, will continue to vote their shares confidentially.

Director Independence

At least two-thirds of the members of the Board should be independent. The Board has adopted the Director Independence Standards set forth in the attached Exhibit “A” to assist the Board in making the independence determination. The Director Independence Standards are intended to comply with the New York Stock Exchange (“NYSE”) corporate governance rules and all other applicable laws, rules and regulations regarding director independence in effect from time to time. A Director shall qualify as independent for purposes of service on the Board of the Company and its Committees if the Board has determined that the Director has no material relationship with the Company, as defined in the Director Independence Standards.

Qualifications for Director Candidates

One of the of the Board’s most important responsibilities is identifying, evaluating and selecting candidates for the Board of Directors. The Nomination and Governance Committee reviews the qualifications of potential director candidates and makes recommendations to the whole Board. The factors considered by the Committee and the Board in its review of potential candidates include:

•	Whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards and Citi’s Commitment to High Standards of Corporate Governance and Individual Behavior.

•	Whether the candidate has had business, governmental, non-profit or professional experience at the Chairman, Chief Executive Officer, Chief Operating Officer or equivalent policy-making and operational level of a large organization with significant international activities that indicates that the candidate will be able to make a meaningful and immediate contribution to the Board’s discussion of and decision-making on the array of complex issues facing a large financial services business that operates on a global scale.

•	Whether the candidate has special skills, expertise and background that would complement the attributes of the existing Directors, taking into consideration the diverse communities and geographies in which the Company operates.

•	Whether the candidate has the financial expertise required to provide effective oversight of a diversified financial services business that operates on a global scale.

•	Whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make.

•	Whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of the Company’s stockholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency.

•	Whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust.

•	Whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a Director.

Application of these factors involves the exercise of judgment by the Board.

Lead Director

The Board may appoint a Lead Director. The Lead Director shall: (i) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent Directors; (ii) serve as liaison between the Chairman and the independent Directors; (iii) approve information sent to the Board; (iv) approve meeting agendas for the Board; (v) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (vi) have the authority to call meetings of the independent Directors; and (vii) if requested by major shareholders, ensure that he or she is available for consultation and direct communication.

Additional Board Service

The number of other public company boards on which a Director may serve shall be subject to a case-by-case review by the Nomination and Governance Committee, in order to ensure that each Director is able to devote sufficient time to perform his or her duties as a Director.

Members of the Audit and Risk Management Committee may not serve on more than three public company audit committees, including the Audit and Risk Management Committee of the Company.

Interlocking Directorates

No inside Director or Executive Officer of Citigroup shall serve as a director of a company where a Citigroup outside Director is an Executive Officer.

Stock Ownership Commitment

The Board, the Executive Committee of Citigroup’s senior management, members of the Senior Leadership Committee and other designated members of senior management are subject to a Stock Ownership Commitment (“SOC”), which requires these individuals to maintain a minimum ownership level of Citigroup stock. The Board revised the SOC in 2008 to reflect changes in Citigroup’s management and organizational structure. The Board and the Executive Committee of Citigroup’s senior management must hold 75% of the net shares delivered to them pursuant to awards granted under the Company’s equity programs, subject to the provisions contained in the commitment. Members of the Senior Leadership Committee must hold 50% of the net shares delivered to them and other designated members of senior management must hold 25% of the net shares delivered to them. The holding requirement is reset at age 65. Exceptions to the SOC may include estate-planning transactions and certain other circumstances.

Retirement from the Board/Term Limits

Directors may serve on the Board until the Annual Meeting of the Company next following their 72nd birthday, and may not be reelected after reaching age 72, unless this requirement has been waived by the Board for a valid reason. The Company has not adopted term limits for Directors.

Change in Status or Responsibilities

If a Director has a substantial change in professional responsibilities, occupation or business association he or she should notify the Nomination and Governance Committee and offer his or her resignation from the Board. The Nomination and Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request that the Director continue to serve on the Board.

If a Director assumes a significant role in a not-for-profit entity he or she should notify the Nomination and Governance Committee.

Board Committees

The standing committees of the Board are the Executive Committee, the Audit and Risk Management Committee, the Personnel and Compensation Committee, the Nomination and Governance Committee and the Public Affairs Committee. All members of the Audit and Risk Management Committee, the Personnel and Compensation Committee and the Nomination and Governance Committee shall meet the independence criteria, as determined by the Board, set forth in the NYSE corporate governance rules, and all other applicable laws, rules or regulations regarding director independence. Committee members shall be appointed by the Board upon recommendation of the Nomination and Governance Committee, after consultation with the individual Directors. Committee chairs and members shall be rotated at the recommendation of the Nomination and Governance Committee.

Each committee shall have its own written charter which shall comply with the applicable NYSE corporate governance rules, and other applicable laws, rules and regulations. The charters shall set forth the mission and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and reporting to the Board.

The Chair of each committee, in consultation with the committee members, shall determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chair of each committee, in consultation with the appropriate members of the committee and senior management, shall develop the committee’s agenda. At the beginning of the year, each committee shall establish a schedule of major topics to be discussed during the year (to the degree these can be foreseen). The agenda for each committee meeting shall be furnished to all Directors in advance of the meeting, and each independent Director may attend any meeting of any committee, whether or not he or she is a member of that committee.

The Board and each committee shall have the power to hire and fire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of senior management of the Company in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

Evaluation of Board Performance

The Nomination and Governance Committee shall conduct an annual review of Board performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review shall include an overview of the talent base of the Board as a whole as well as an individual assessment of each outside Director’s qualification as independent under the NYSE corporate governance rules and all other applicable laws, rules and regulations regarding director independence; consideration of any changes in a Director’s responsibilities that may have occurred since the Director was first elected to the Board; and such other factors as may be determined by the Committee to be appropriate for review. Each of the standing committees (except the Executive Committee) shall conduct an annual evaluation of its own performance as provided in its charter. The results of the Board and committee evaluations shall be summarized and presented to the Board.

Attendance at Meetings

Directors are expected to attend the Company’s Annual Meeting of Stockholders, Board meetings and meetings of committees and subcommittees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and materials that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting should be distributed to the Directors prior to the meeting, in order to provide time for review. The Chairman should establish a calendar of standard agenda items to be discussed at each meeting scheduled to be held over the course of the ensuing year, and, together with the Lead Director, shall establish the agenda for each Board meeting. Each Board member is free to suggest items for inclusion on the agenda or to raise subjects that are not on the agenda for that meeting. The non-management Directors shall meet in executive session at each Board meeting. The Lead Director shall preside at the executive sessions.

Annual Strategic Review

The Board shall review the Company’s long-term strategic plans and the principal issues that it expects the Company may face in the future during at least one Board meeting each year.

Communications

The Board believes that senior management speaks for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with the Company, at the request of the Board or senior management.

Director Access to Senior Management

Directors shall have full and free access to senior management and other employees of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the CEO or the Secretary or directly by the Director. The Board welcomes regular attendance at each Board meeting by senior management of the Company. If the CEO wishes to have additional Company personnel attendees on a regular basis, this suggestion should be brought to the Board for approval.

Director Compensation

The form and amount of director compensation is determined by the Board based upon the recommendation of the Nomination and Governance Committee. The Nomination and Governance Committee shall conduct an annual review of director compensation. Directors who are employees of the Company shall not receive any compensation for their services as Directors. Directors who are not employees of the Company may not enter into any consulting arrangements with the Company without the prior approval of the Nomination and Governance Committee. Directors who serve on the Audit and Risk Management Committee shall not directly or indirectly provide or receive compensation for providing accounting, consulting, legal, investment banking or financial advisory services to the Company.

Charitable Contributions

If a Director, or an Immediate Family Member of a Director (see page A-11 for definition) who shares the Director’s household, serves as a director, trustee or executive officer of a foundation, university or other non-profit organization (“Charitable Organization”) and such Charitable Organization receives contributions from the Company and/or the Citigroup Foundation, such contributions will be reported to the Nomination and Governance Committee at least annually.

Director Orientation and Continuing Education

The Company shall provide an orientation program for new Directors which shall include presentations by senior management on the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its management structure and Executive Officers and its internal and independent auditors. The orientation program may also include visits to certain of the Company’s significant facilities, to the extent practical. The Company shall also make available continuing education programs for all members of the Board. All Directors are invited to participate in the orientation and continuing education programs.

Chairman and CEO Performance

The Personnel and Compensation Committee shall conduct an annual review of the Chairman’s and the CEO’s performance (unless the Chairman is a non-executive chairman), as set forth in its charter. The Board of Directors shall review the Personnel and Compensation Committee’s report in order to ensure that the Chairman and the CEO are providing the best leadership for the Company in the long and short term.

Succession Planning

The Nomination and Governance Committee, or a subcommittee thereof, shall make an annual report to the Board on succession planning. The entire Board shall work with the Nomination and Governance Committee, or a subcommittee thereof, to nominate and evaluate potential successors to the CEO. The CEO shall meet periodically with the Nomination and Governance Committee in order to make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Code of Conduct and Code of Ethics for Financial Professionals

The Company has adopted a Code of Conduct and other internal policies and guidelines designed to support the mission statement set forth above and to comply with the laws, rules and regulations that govern the Company’s business operations. The Code of Conduct applies to all employees of the Company and its subsidiaries, as well as to Directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interests. In addition, the Company has adopted a Code of Ethics for Financial Professionals, which applies to the principal executive officers of the Company and its reporting subsidiaries and all professionals worldwide serving in a finance, accounting, treasury, tax or investor relations role. The Nomination and Governance Committee shall monitor compliance with the Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines.

Recoupment of Unearned Compensation

If the Board learns of any misconduct by an Executive Officer that contributed to the Company having to restate all or a portion of its financial statements, it shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate. In determining what remedies to pursue, the Board shall take into account all relevant factors, including whether the restatement was the result of negligent, intentional or gross misconduct. The Board will, to the full extent permitted by governing law, in all appropriate cases, require reimbursement of any bonus or incentive compensation awarded to an Executive Officer or effect the cancellation of unvested restricted or deferred stock awards previously granted to the Executive Officer if: a) the amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, b) the executive engaged in intentional misconduct that caused or partially caused the need for the restatement, and c) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board could dismiss the Executive Officer, authorize legal action for breach of fiduciary duty or take such other action to enforce the executive’s obligations to Citigroup as may fit the facts surrounding the particular case. The Board may, in determining the appropriate punishment factor take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such entities.

For the purposes of this Guideline, “Executive Officer” means any officer who has been designated an executive officer by the Board.

Insider Transactions

The Company does not generally purchase Company common stock from employees (except in connection with the routine administration of employee stock option and other equity compensation programs). Directors and Executive Officers may not trade shares of Company common stock during an administrative “blackout” period affecting the Company’s 401(k) plan or pension plan pursuant to which a majority of the Company’s employees are restricted from trading shares of Company common stock or transferring funds into or out of the Company common stock fund, subject to any legal or regulatory restrictions and the terms of the Company’s Personal Trading Policy.

Stock Options

The Company prohibits the repricing of stock options. All new equity compensation plans and material revisions to such plans shall be submitted to stockholders for approval.

Financial Services

To the extent ordinary course services, including brokerage services, banking services, loans, insurance services and other financial services, provided by the Company to any Director or Immediate Family Member of a Director, are not otherwise specifically prohibited under these Corporate Governance Guidelines or other policies of the Company, or by law or regulation, such services shall be provided on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates.

Personal Loans

Personal loans may be made or maintained by the Company to a Director or an Executive Officer (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934), or an Immediate Family Member who shares such person’s household, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to the public, and is on market terms, or terms that are no more favorable than those offered to the general public; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002 and Regulation O of the Board of Governors of the Federal Reserve; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Investments/Transactions

All Related Party Transactions (see page A-11 for definition) shall comply with the procedures outlined in the Company’s Policy on Related Party Transactions. Transactions (i) involving a Director (or an Immediate Family Member of a Director) or, (ii) if equal to or in excess of $50 million and involving an Executive Officer (or an Immediate Family Member of an Executive Officer) shall require the approval of the Nomination and Governance Committee of the Board. Transactions involving an Executive Officer (or an Immediate Family Member of an Executive Officer) valued at less than $50 million shall require the approval of the Transaction Review Committee.

The Company, its Executive Officers and any Immediate Family Member who shares an Executive Officer’s household, individually or in combination, shall not make any investment in a partnership or other privately held entity in which a Director is a principal or in a publicly traded company in which a Director owns or controls more than a 10% interest.

Except as otherwise provided by this section, a Director or Immediate Family Member of a Director may participate in ordinary course investment opportunities or partnerships offered or sponsored by the Company only on substantially similar terms as those for comparable transactions with similarly situated non-affiliated persons.

Executive Officers and Immediate Family Members who share an Executive Officer’s household may not invest in partnerships or other investment opportunities sponsored, or otherwise made available, by the Company unless their participation is approved in accordance with these Guidelines. Such approval shall not be required if the investment opportunity: (i) is offered to qualified employees and investment by Executive Officers is approved by the Personnel and Compensation Committee; (ii) is made available to an Executive Officer actively involved in a business unit, the principal activity of which is to make such investments on behalf of the Company, and is offered pursuant to a co-investment plan approved by the Personnel and Compensation Committee; or (iii) is offered to Executive Officers on the same terms as those offered to qualified persons who are not employees of the Company.

Except with the approval of the Nomination and Governance Committee, no Director or Executive Officer may invest in a third-party entity if the investment opportunity is made available to him or her as a result of such individual’s status as, respectively, a Director or an Executive Officer of the Company.

No Director or Immediate Family Member who shares a Director’s household shall receive an IPO allocation from a broker/dealer, including broker/dealers not affiliated with the Company.

Indemnification

The Company provides reasonable directors’ and officers’ liability insurance for the Directors and shall indemnify the Directors to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws.

Amendments

The Board may amend these Corporate Governance Guidelines, or grant waivers in exceptional circumstances, provided that any such modification or waiver may not be a violation of any applicable law, rule or regulation and further provided that any such modification or waiver is appropriately disclosed.

Exhibit “A” To Corporate Governance Guidelines
Director Independence Standards

A Director shall qualify as independent for purposes of service on the Board of the Company and its committees if the Board has determined that the Director has no material relationship with the Company, either directly or as an officer, partner or employee of an organization that has a relationship with the Company. A Director shall be deemed to have no material relationship with the Company and will qualify as independent provided that (a) the Director meets the Director Independence Standards and (b) if there exists any relationship or transaction of a type not specifically mentioned in the Director Independence Standards, the Board, taking into account all relevant facts and circumstances, determines that the existence of such other relationship or transaction is not material and would not impair the Director’s exercise of independent judgment.

These Director Independence Standards have been drafted to incorporate the independence requirements contained in the NYSE corporate governance rules and all other applicable laws, rules and regulations in effect from time to time and are intended to supplement the provisions contained in the Corporate Governance Guidelines. A fundamental premise of the Director Independence Standards is that any permitted transactions between the Company (including its subsidiaries and affiliates) and a Director, any Immediate Family Member of a Director or their respective Primary Business Affiliations (see page A-11 for definition) shall be on arms-length, market terms.

Advisory, Consulting and Employment Arrangements

During any 12 month period within the last three years, neither a Director nor any Immediate Family Member of a Director shall have received from the Company, directly or indirectly, any compensation, fees or benefits in an amount greater than $120,000, other than amounts paid (a) pursuant to the Company’s Amended and Restated Compensation Plan for Non-Employee Directors or (b) to an Immediate Family Member of a Director who is a non-executive employee of the Company or another entity.

In addition, no member of the Audit and Risk Management Committee, nor any Immediate Family Member who shares such individual’s household, nor any entity in which an Audit and Risk Management Committee member is a partner, member or Executive Officer shall, within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Company.

Business Relationships

All business relationships, lending relationships, deposit and other banking relationships between the Company and a Director’s Primary Business Affiliation or the Primary Business Affiliation of an Immediate Family Member of a Director must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

In addition, the aggregate amount of payments in any of the last three fiscal years by the Company to, and to the Company from, any company of which a Director is an Executive Officer or employee or where an Immediate Family Member of a Director is an Executive Officer, must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.

Loans may be made or maintained by the Company to a Director’s Primary Business Affiliation or the Primary Business Affiliation of an Immediate Family Member of a Director, only if the loan: (a) is made in the ordinary course of business of the Company or one of its subsidiaries, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers; (b) complies with applicable law, including the Sarbanes-Oxley Act of 2002, Regulation O of the Board of Governors of the Federal Reserve, and

the Federal Deposit Insurance Corporation (FDIC) Guidelines; (c) when made does not involve more than the normal risk of collectibility or present other unfavorable features; and (d) is not classified by the Company as Substandard (II) or worse, as defined by the Office of the Comptroller of the Currency (OCC) in its “Rating Credit Risk” Comptroller’s Handbook.

Charitable Contributions

Annual contributions in any of the last three calendar years from the Company and/or the Citigroup Foundation to a foundation, university, or other non-profit organization (“Charitable Organization”) of which a Director, or an Immediate Family Member who shares the Director’s household, serves as a director, trustee or executive officer (other than the Citigroup Foundation and other Charitable Organizations sponsored by the Company) may not exceed the greater of $250,000 or 10% of the Charitable Organization’s annual consolidated gross revenue.

Employment/Affiliations

An outside Director shall not:

(i) be or have been an employee of the Company within the last three years;

(ii) be part of, or within the past three years have been part of, an interlocking directorate in which an Executive Officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an Executive Officer; or

(iii) be or have been affiliated with or employed by a present or former outside auditor of the Company within the five-year period following the auditing relationship.

An outside Director may not have an Immediate Family Member who:

(i) is an Executive Officer of the Company or has been within the last three years;

(ii) is, or within the past three years has been, part of an interlocking directorate in which an Executive Officer of the Company serves or has served on the compensation committee of a company that concurrently employs or employed such Immediate Family Member as an Executive Officer; or

(iii) (A) is a current partner of the Company’s outside auditor, or a current employee of the Company’s outside auditor and personally works on the Company’s audit, or (B) was within the last three years (but is no longer) a partner of or employed by the Company’s outside auditor and personally worked on the Company’s audit within that time.

Immaterial Relationships and Transactions

The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship or transaction between the Company and (i) the Director, (ii) an Immediate Family Member of the Director or (iii) the Director’s or Immediate Family Member’s business or charitable affiliations, provided the Company’s Proxy Statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent. Relationships or transactions between the Company and (i) the Director, (ii) an Immediate Family Member of the Director or (iii) the Director’s or Immediate Family Member’s business or charitable affiliations that comply with the Corporate Governance Guidelines, including but not limited to the Director Independence Standards that are part of the Corporate Governance Guidelines and the sections titled Financial Services, Personal Loans and Investments/Transactions, are deemed to be categorically immaterial and do not require disclosure in the Proxy Statement (unless such relationship or transaction is required to be disclosed pursuant to Item 404 of SEC Regulation S-K).

Definitions

For purposes of these Corporate Governance Guidelines, (i) the term “Immediate Family Member” means a Director’s or Executive Officer’s (designated as such pursuant to Section 16 of the Securities Exchange Act of 1934) spouse, parents, step-parents, children, step-children, siblings, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and any person (other than a tenant or domestic employee) who shares the Director’s household; (ii) the term “Primary Business Affiliation” means an entity of which the Director or Executive Officer, or an Immediate Family Member of such a person, is an officer, partner or employee or in which the Director, Executive Officer or Immediate Family Member owns directly or indirectly at least a 5% equity interest; and (iii) the term “Related Party Transaction” means any financial transaction, arrangement or relationship in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (b) the Company is a participant, and (c) any Related Person (any Director, any Executive Officer of the Company, any nominee for director, any shareholder owning in excess of 5% of the total equity of the Company, and any Immediate Family Member of any such person) has or will have a direct or indirect material interest.

CITIGROUP INC.
AUDIT AND RISK MANAGEMENT COMMITTEE CHARTER
As of March 13, 2009

Mission

The Audit and Risk Management Committee (“Committee”) of Citigroup Inc. (“Citigroup”) is a standing committee of the Board of Directors (“Board”). The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of Citigroup’s consolidated financial statements and financial reporting process and Citigroup’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function - Audit and Risk Review (“ARR”); (iii) the annual independent integrated audit of Citigroup’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm (“independent auditors”) and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) policy standards and guidelines for risk assessment and risk management; (v) the compliance by Citigroup with legal and regulatory requirements, including Citigroup’s disclosure controls and procedures; and (vi) the fulfillment of the other responsibilities set out herein. The report of the Committee required by the rules of the Securities and Exchange Commission shall be included in Citigroup’s annual proxy statement.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Citigroup’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Membership

The Committee shall be comprised of at least three members of the Board, and the members shall meet the independence, experience, and expertise requirements of the New York Stock Exchange and other applicable laws and regulations (including the Sarbanes-Oxley Act of 2002).

At least one member of the Committee will qualify as an audit committee financial expert as defined by the Securities and Exchange Commission. The members of the Committee and the Committee Chair shall be appointed by, and may be removed by, the Board on the recommendation of the Nomination and Governance Committee. Committee membership shall be rotated periodically, and the Committee Chair shall be rotated periodically, at the recommendation of the Nomination and Governance Committee.

Authority

The Committee shall have the sole authority to select, evaluate, appoint, and replace the independent auditors (subject to stockholder ratification) and shall approve in advance all audit engagement fees and terms and all audit-related, and tax compliance engagements with the independent auditors. The Committee shall consult with management, but shall not delegate these responsibilities. The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting, or other consultants to advise the Committee. Citigroup shall provide funding, as determined by the Committee, for payment of compensation to the independent auditors, any advisors employed by the Committee and ordinary administrative expenses of the Committee. The Committee may form and delegate authority to subcommittees, comprised of one or more members of the Committee, as necessary or appropriate. Each subcommittee shall have the full power and authority of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

Meetings and Access

•	Meet as often as it determines, but not less frequently than quarterly.

•	Meet separately, periodically, with management, ARR, Risk Management and the independent auditors.

•	Regularly report to the Board on the Committee’s activities.

•	Annually review and report to the Board on its own performance.

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Financial Statement and Disclosure Matters

•	Review and discuss with management and the independent auditors the annual audited consolidated financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), and recommend to the Board whether the audited consolidated financial statements should be included in Citigroup’s Form 10-K.

•	Review and discuss with management and the independent auditors the quarterly consolidated financial statements, including disclosures made in MD&A and the results of the independent auditors’ reviews of the quarterly consolidated financial statements, prior to the filing of Citigroup’s Form 10-Q.

•	Discuss generally Citigroup’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee need not discuss in advance each earnings release or each instance in which Citigroup may provide earnings guidance.

•	Receive a disclosure from the Chief Executive Officer and Chief Financial Officer during their certification process for the 10-K and 10-Q’s about (1) any significant deficiencies and material weaknesses in design or operation of internal controls over financial reporting and (2) any fraud, whether or not material, involving management or other employees who have a significant role in Citigroup’s internal controls.

•	Review and discuss periodically reports from the independent auditors on, among other things, certain:

➢	Critical accounting policies and practices to be used;

➢	Alternative treatments of financial information within U.S. generally accepted accounting principles;

➢	Other material written communications between the independent auditors and management, such as any management letter and Citigroup’s response to such letter or schedule of unadjusted differences; and

➢	Difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, any significant disagreements with management, and communications between the audit team and the audit firm’s national office with respect to difficult auditing or accounting issues presented by the engagement.

•	Review and discuss with management and the independent auditors, at least annually:

➢	Developments and issues with respect to reserves;

➢	Regulatory and accounting initiatives, as well as off-balance sheet structures, and their effect on Citigroup’s consolidated financial statements; and

➢	Accounting policies used in the preparation of Citigroup’s consolidated financial statements (specifically those policies for which management is required to exercise discretion or judgment regarding the implementation thereof).

•	Review with management its evaluation of Citigroup’s internal control structure and procedures for financial reporting and review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such internal controls and procedures, including any significant deficiencies or material weaknesses in such controls and procedures.

•	Annually review and discuss with management and the independent auditors (1) Management’s assessment of the effectiveness of Citigroup’s internal control structure and procedures for financial reporting and (2) the independent auditors’ report on the effectiveness of Citigroup’s internal control over financial reporting related to Section 404 of the Sarbanes-Oxley Act of 2002.

•	Annually review and approve management’s evaluation of the effectiveness of the bank’s advanced systems for the calculation of risk-based capital requirements.

•	Establish procedures for the receipt, retention, and treatment of complaints received by Citigroup regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Citigroup of concerns regarding questionable accounting or auditing matters.

Oversight of Citigroup’s Relationship with the Independent Auditors

•	Receive and discuss a report from the independent auditors at least annually regarding:

➢	The independent auditors’ expertise in evaluating financial reporting related risks;

➢	The independent auditors’ internal quality-control procedures;

➢	Any material issues raised by the most recent quality-control review, or peer review (if applicable), of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors;

➢	Any steps taken to deal with any such issues;

➢	All relationships between the independent auditors and Citigroup, in order to assess the independent auditors’ independence; and

➢	Key staffing and lead audit partner rotation plans.

•	Approve guidelines for the retention of the independent auditors for any non-audit services and determine procedures for the approval of audit, audit-related, and tax compliance services in advance. In accordance with such procedures, the Committee shall approve in advance any audit, audit-related, and tax compliance services provided to Citigroup by the independent auditors. Pre-approval authority may be delegated to one or more members of the Committee.

•	Review and discuss the scope and plan of the independent audit.

•	Evaluate the qualifications, performance and independence of the independent auditors, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and taking into account the opinions of management and ARR. This shall include a review and discussion of the annual communication as to independence delivered by the independent auditors (PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence”). The Committee shall present its conclusions to the Board, and if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditors.

•	Recommend to the Board policies for Citigroup’s hiring of employees or former employees of the independent auditors.

Oversight of Risk Management

•	Review with management the categories of risk the company faces, including financial, operational, legal, country and reputational risk by line of business, product and region.

•	Review with management the major credit, market, liquidity and operational risk exposures and the steps management has taken to monitor and control such exposures.

•	Review the risk policies and procedures adopted by management and the implementation of these policies.

•	Review the procedures taken by management to assume appropriate independence and authority of the risk management function.

•	Review the qualifications and background of senior risk officers and actions designed to staff the function with the most qualified personnel.

•	Review reports from management on the status and changes to risk management policies, process and information.

Oversight of Audit and Risk Review

•	Review and approve the appointment and replacement of the Chief Auditor who shall report directly to the Committee.

•	Review and discuss the ARR findings that have been reported to management, management’s responses, and the progress of the related corrective action plans.

•	Review and evaluate the adequacy of the work performed by the Chief Auditor and ARR, and ensure that ARR is independent and has adequate resources to fulfill its duties, including implementation of the annual audit plan.

Compliance Oversight Responsibilities

•	Review periodically with management, including the Citigroup chief risk officer, the chief compliance officer and the General Counsel, and the independent auditors, any correspondence with, or other action by, regulators or governmental agencies, any material legal affairs of Citigroup and Citigroup’s compliance with applicable law and listing standards.

•	Review and discuss the report of the Chief Auditor regarding the expenses of, the perquisites paid to, and the conflicts of interest, if any, of members of Citigroup’s senior management.

•	Receive and discuss reports from management on an annual and/or as needed basis relating to: compliance at Citigroup (including anti-money laundering, regulatory and fiduciary compliance); significant reported ethics violations; compliance with regulatory internal control and compliance reporting requirements; compliance with OCC Bulletin 97-23 (business resumption and contingency planning); tax developments and issues; fraud and operating losses; technology and information security; and Citigroup and subsidiaries’ insurance.

CITIGROUP INC.
NOMINATION AND GOVERNANCE COMMITTEE CHARTER
As of January 21, 2009

Mission

The Nomination and Governance Committee (the “Committee”) of Citigroup Inc. (the “Company”) takes a leadership role in shaping corporate governance policies and practices, including recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company and monitoring the Company’s compliance with said policies and Guidelines.

The Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders. It leads the Board in its annual review of the Board’s performance and recommends to the Board director candidates for each committee for appointment by the Board.

Membership

The members of the Committee shall (a) meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review and assess the adequacy of the Company’s policies and practices on corporate governance including the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval.

•	Review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for Financial Professionals and other internal policies and guidelines and monitor that the principles described therein are being incorporated into the Company’s culture and business practices.

•	Review requests for any waiver of the Company’s Code of Conduct and recommend to the Board whether a particular waiver should be granted.

•	Review the appropriateness of the size of the Board relative to its various responsibilities. Review the overall composition of the Board, taking into consideration such factors as business experience and specific areas of expertise of each Board member, and make recommendations to the Board as necessary.

•	In consultation with the Board and the CEO, either the Committee as a whole or a subcommittee thereof shall, as part of its executive succession planning process, evaluate and nominate potential successors to the CEO. The Committee will also provide an annual report to the Board on CEO succession.

•	Develop appropriate criteria and make recommendations to the Board regarding the independence of directors and nominees.

•	Recommend to the Board the number, identity and responsibilities of Board committees and the Chair and members of each committee. This shall include advising the Board on committee appointments and removal from committees or from the Board, rotation of committee members and Chairs and committee structure and operations.

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•	Review the adequacy of the charters adopted by each committee of the Board, and recommend changes as necessary.

•	Assist the Board in developing criteria for identifying and selecting qualified individuals who may be nominated for election to the Board, which shall reflect at a minimum all applicable laws, rules, regulations and listing standards.

•	Recommend to the Board the slate of nominees for election to the Board at the Company’s annual meeting of stockholders.

•	As the need arises to fill vacancies, actively seek individuals qualified to become Board members for recommendation to the Board.

•	Consider nominations for Board membership recommended by security holders.

•	Periodically review and recommend to the Board the compensation structure for non-employee directors for Board and committee service.

•	Periodically assess the effectiveness of the Board in meeting its responsibilities, representing the long-term interests of stockholders.

•	Report annually to the Board with an assessment of the Board’s performance.

•	Review adherence by directors to corporate guidelines regarding transactions with the Company and insure that the Transaction Review Committee reports to the Committee on any transaction it reviews.

•	Monitor the orientation and continuing education programs for directors.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

C-2

CITIGROUP INC.
PERSONNEL AND COMPENSATION COMMITTEE CHARTER
As of January 21, 2009

Mission

The Personnel and Compensation Committee (the “Committee”) of Citigroup Inc. (the “Company”) is responsible for determining the compensation for the Chairman of the Board of Directors (“Chairman”) and the Chief Executive Officer (“CEO”) and approving the compensation structure for senior management, including members of the business planning groups, the most senior managers of corporate staff and other highly paid professionals, in accordance with guidelines established by the Committee from time to time. The Committee will produce an annual report for inclusion in the Company’s proxy statement. Further, the Committee approves broad-based and special compensation plans across the Company.

Additionally, the Committee will regularly review the Company’s management resources, succession planning and development activities, as well as the performance of senior management. The Committee is charged with monitoring the Company’s performance toward meeting its goals on employee diversity.

Membership

The Committee shall consist of at least three members of the Board of Directors, each of whom shall (a) meet the independence requirements of the New York Stock Exchange corporate governance rules and all other applicable laws, rules and regulations governing director independence, as determined by the Board; (b) qualify as “non-employee directors” as defined under Section 16 of the Securities Exchange Act; and (c) qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Annually review and approve corporate goals and objectives relevant to Chairman and CEO compensation, evaluate the Chairman’s and the CEO’s performance in light of these goals and objectives, and provide a report thereon to the Board.

•	Annually review and determine, reflecting the advice of an independent compensation consultant, base salary, incentive compensation and long-term compensation for the Chairman and the CEO, and report the Committee’s determination to the Board. In determining long-term incentive compensation of the Chairman and the CEO, the Committee shall consider, among other factors, the Company’s performance, the individual’s performance, relative stockholder return, the value of similar incentive awards to individuals at these positions at comparable companies and, if appropriate, the awards given to the Chairman and the CEO in past years.

•	Annually review and approve, reflecting the advice of an independent compensation consultant, base salary, incentive compensation and long-term incentive compensation for senior management.

•	Annually review and discuss the Compensation Discussion and Analysis with management, and, if appropriate, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s filings with the Securities and Exchange Commission.

•	Prepare an annual report for inclusion in the Company’s proxy statement.

D-1

•	Review executive officer compensation for compliance with Section 16 of the Securities Exchange Act and Section 162(m) of the Internal Revenue Code, as each may be amended from time to time, and, if appropriate, any other applicable laws, rules and regulations.

•	In consultation with the CEO, review the talent development process within the Company to ensure it is effectively managed. Senior management will provide a report to the Committee regarding its talent and performance review process for key Executive Committee members and other high potential individuals. The purpose of the performance and talent review is to ensure that there is a sufficient pool of qualified internal candidates to fill senior and leadership positions and to identify opportunities, performance gaps and next steps as part of the Company’s executive succession planning and development process, all of which shall be reviewed with the Committee.

•	Annually review employee compensation strategies, benefits and equity programs.

•	Review and approve employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits.

•	Annually review the Company’s progress in meeting diversity goals with respect to the employee population.

•	Conduct an annual review of the Committee’s performance and report the results to the Board; periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, accounting firms, search firms, compensation specialists or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

D-2

CITIGROUP INC.
PUBLIC AFFAIRS COMMITTEE CHARTER
As of January 21, 2009

Mission

The Public Affairs Committee (the “Committee”) of Citigroup Inc. (the “Company” or “Citi”) is responsible for (i) reviewing the Company’s policies and programs that relate to public issues of significance to the Company and the public at large and (ii) reviewing the Company’s relationships with external constituencies and issues that impact the Company’s reputation, and advising the Company as to its approach to each.

Membership

The Committee shall consist of three or more non-management members of the Board of Directors. Members of the Committee and the Committee Chair shall be appointed by and may be removed by the Board on the recommendation of the Nomination and Governance Committee.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review the state of Citi’s relationships with external constituencies, how those constituencies view the Company and the issues raised by them.

•	Receive reports from and advise management on the public policy and reputation issues facing Citi.

•	Receive reports from management on political contributions made by the Company and charitable contributions made by the Company and the Citi Foundation.

•	Review Citi’s Community Reinvestment Act performance and compliance with fair lending practices.

•	Review and advise management on shareholder proposals, management responses and other shareholder activism issues.

•	Review and advise management on Citi’s policies and practices regarding supplier diversity.

•	Receive reports from and advise management on the Company’s sustainability policies and programs, including the environment and human rights.

•	Review and advise management on Citi’s business practices, particularly as they relate to preserving the good reputation of the Company. The Company’s internal Business Practices Committee shall provide reports to the Committee or to the Board at least annually. The Chair of the Business Practices Committee shall be invited to attend meetings of the Committee, at the request of the Chair of the Committee.

•	Conduct an annual review of the Committee’s performance and report the results to the Board, periodically assess the adequacy of its charter and recommend changes to the Board as needed.

•	Regularly report to the Board on the Committee’s activities.

•	Obtain advice and assistance, as needed, from internal or external legal counsel, or other advisors, with the sole authority to retain, terminate and negotiate the terms and conditions of the assignment.

•	Delegate responsibility to subcommittees of the Committee as necessary or appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.

E-1

CITIGROUP

2009 STOCK INCENTIVE PLAN

1.	Purpose

The purposes of the Citigroup 2009 Stock Incentive Plan (the “Plan”) are to (i) align Employees’ long-term financial interests with those of the Company’s stockholders; (ii) attract and retain Employees by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those Employees who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Effective Date

The Plan will become effective as of April 21, 2009, subject to approval by the stockholders of the Company.

3.	Definitions

“Award” shall mean an Option, SAR or other form of Stock Award granted under the Plan.

“Award Agreement” shall mean the paper or electronic document evidencing an Award granted under the Plan.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

“Committee” shall mean the Personnel and Compensation Committee of the Board, the members of which shall satisfy the requirements of Rule 16b-3 of the 1934 Act and who shall also qualify, and remain qualified, as “outside directors,” as defined in Section 162(m) of the Code.

“Common Stock” shall mean the common stock of the Company, par value $.01 per share.

“Company” shall mean Citigroup Inc., a Delaware corporation.

“Covered Employee” shall mean “covered employee” as such term is defined in Section 162(m) of the Code.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv) and Section 7(d).

“Employee” shall have the meaning set forth in General Instruction A to the Registration Statement on Form S-8 promulgated under the Securities Act of 1933, as amended, or any successor form or statute, as determined by the Committee.

“Fair Market Value” shall mean, in the case of a grant of an Option or a SAR, the closing price of a share of Common Stock on the New York Stock Exchange, or on any national securities exchange on which the shares of Common Stock are then listed, on the trading date immediately preceding the date on which the Option or the SAR was granted, or on the date on which the Option or a SAR was granted, in the case of a grant to a Section 16(a) Officer (as defined).

“ISO” shall mean an incentive stock option as defined in Section 422 of the Code.

“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a) and Section 7(d). The term “Option” as used in this Plan includes the terms “Nonqualified Stock Option” and “ISO.”

“Participant” shall mean an Employee who has been granted an Award under the Plan.

“Plan Administrator” shall have the meaning set forth in Section 10.

“Prior Plans” shall mean the Citigroup 1999 Stock Incentive Plan, the Citicorp 1997 Stock Incentive Plan, the Travelers Group Capital Accumulation Plan, and the Citigroup Employee Incentive Plan (formerly the Travelers Group Employee Incentive Plan).

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii) and Section 7(d).

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b) and Section 7(d).

“Section 16(a) Officer” shall mean an Employee who is subject to the reporting requirements of Section 16(a) of the 1934 Act.

“Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

“Specified Employee” shall have the meaning set forth in Section 409A of the Code.

“Stock Award” shall have the meaning set forth in Section 7(c)(i).

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(c)(ii) and Section 7(d).

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v) and Section 7(d).

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee in its sole discretion, provided that with respect to any Award that is subject to Section 409A of the Code, “Subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations. Notwithstanding the foregoing, for the purpose of determining whether a corporation or other entity is a Subsidiary for purposes of Section 5(a) hereof, if the Awards proposed to be granted to Employees of such corporation or other entity would be granted based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Sections 1.414(c)-3 and 1.414(c)-4 of the Treasury Regulations apply.

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

4.	The Committee

(a) Committee Authority.  The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, and limitations applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Sections 4(d) and 7(d) and Section 409A of the Code with respect to all Participants, and subject to the provisions of Section 162(m) of the Code with respect to Covered Employees.

(b) Administration of the Plan.  The administration of the Plan shall be managed by the Committee. The Committee shall have the power to prescribe and modify, as necessary, the form of Award Agreement, to correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and to take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c) Delegation of Authority.  To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to persons who are not Section 16(a) Officers or Covered Employees.

(d) Prohibition Against Repricing.  Notwithstanding any provision of this Plan to the contrary, in no event shall (i) any repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, or (ii) any new Awards be issued in substitution for outstanding Awards previously granted to Participants if such action would be considered a repricing (within the meaning of U.S. generally accepted accounting principles or any applicable stock exchange rule).

(e) Indemnification.  No member of the Committee nor any other person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such person shall be liable for any action taken or not taken in reliance upon any such advice.

5.	Participation

(a) Eligible Employees.  Subject to Section 7(a)(i), the Committee shall determine which Employees shall be eligible to receive Awards under the Plan. With respect to Employees subject to U.S. income tax, Options and SARs shall only be granted to such Employees who provide direct services to the Company or a Subsidiary of the Company as of the date of grant of the Option or SAR.

(b) Participation by Subsidiaries.  Employees of Subsidiaries may participate in the Plan upon approval of Awards to such Employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which Employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Employees and Participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a Separation from Service has occurred.

(c) Participation outside of the United States.  In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(c) without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary, or any Assistant Secretary or other appropriate officer of the Company, may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code and that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

6.	Available Shares of Common Stock

(a) Shares Subject to the Plan.  Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares may consist of shares purchased in open market transactions or otherwise. Subject to the following provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan shall not exceed two-hundred and fifty million (250,000,000) shares of Common Stock; provided that, for these purposes only, each share subject to an Award granted pursuant to Section 7(a) or (b) shall be counted as one share, and each share subject to an Award granted pursuant to Section 7(c) shall be counted as 2.3 shares.

(b) Forfeited and Expired Awards.  Awards made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with Option exercise proceeds; or (iv) covered by an SAR (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Stock that are actually issued to the Participant upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

(c) Other Items Not Included in Allocation.  The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash; or (iii) Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Employees as a result of such transaction.

(d) Other Limitations on Shares that May be Granted under the Plan.  Subject to Section 6(e), the aggregate number of shares of Common Stock that may be granted to any single individual during a calendar year in the form of Options, SARs, and/or Stock Awards shall not exceed five million (5,000,000).

(e) Adjustments.  In the event of any change in the Company’s capital structure, including but not limited to a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring, or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and (but only to the extent permitted under Section 162(m) of the Code) to the maximum number of shares that may be granted to any single individual pursuant to Section 6(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding Award, the exercise price applicable to an outstanding Award (subject to the limitation contained in Section 4(d)), and/or any measure of performance that relates to an outstanding Award. Any adjustment to ISOs under this Section 6(e) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(e) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the 1934 Act. With respect to Awards subject to Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code. Furthermore, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

7.	Awards Under The Plan

Awards under the Plan may be granted as Options, SARs or Stock Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.

(a) Options.  Options granted under the Plan may be Nonqualified Stock Options or ISOs or any other type of stock option permitted under the Code. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Except as otherwise provided in Sections 7(a) and (d), Awards of Nonqualified Stock Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

(i) ISOs.  The terms and conditions of any ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code, and except as provided in Section 7(d), the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted to any employee of the Company, its parent or any subsidiary of the Company, as such terms are defined in Sections 424(e) and (f) of the Code.

(ii) Reload Options.  Except as provided in this Section 7(a)(ii), no Reload Options (as defined below) shall be granted under the Plan. With respect to the exercise of (A) any Option granted under a Prior Plan (an “Original Option”) pursuant to the terms of which a Participant tenders shares of Common Stock to pay the exercise price and arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes, and thereby becomes entitled (if all other applicable conditions have been satisfied) to receive a new Option covering a number of shares of Common Stock equal to the sum of the number of shares tendered to pay the exercise price and the number of shares used to pay the withholding taxes of the Original Option, at an exercise price equal to the Fair Market Value of a share of Common Stock on the exercise date of the Original Option, and which vests six months thereafter and expires no later than the expiration date of the underlying Original Option (a “Reload Option”) or (B) any Reload Option granted as described above, the Participant may receive a new Reload Option. Reload Options will be granted only as provided above and subject to such terms, conditions, restrictions and limitations as provided by the terms of the underlying Original Option or Reload Option (including, but not limited to, eligibility to receive subsequent grants of Reload Options upon satisfaction of the conditions specified in the terms of the underlying Original Option or Reload Option), and subject to such modifications thereto as the Committee (if permitted), in its sole discretion, may from time to time deem appropriate; provided, however, that any such modification shall comply with Section 409A of the Code, to the extent applicable. A Reload Option may not otherwise be granted under the terms of the Plan. To the extent a Reload Option is granted in respect of an Original Option granted under the Plan or Prior Plan, shares issued in connection with such Reload Option shall count towards the maximum number of shares of Common Stock that may be issued to Participants pursuant to Awards granted under the Plan as set forth in Section 6(a) and any individual Participant pursuant to Section 6(d). A Reload Option granted hereunder shall not be subject to the minimum vesting requirements of Section 7(d).

(iii) Exercise Price.  The Committee shall determine the exercise price per share for each Option, which shall not be less than 100% of the Fair Market Value at the time of grant.

(iv) Exercise of Options.  Upon satisfaction of the applicable conditions relating to vesting and exercisablility, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (1) a cash payment in U.S. dollars; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the fair market value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above. Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a fair market value on the date of exercise not in excess of the difference between (x) the aggregate fair market value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or cancelled.

(v) ISO Grants to 10% Stockholders.  Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company or of a subsidiary or parent, as such terms are defined in Section 424(e) and (f) of the Code, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent (110%) of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

(vi) $100,000 Per Year Limitation for ISOs.  To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(vii) Disqualifying Dispositions.  Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any shares of Common Stock acquired pursuant to the exercise of such ISO. A disqualifying disposition is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO or (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(b) Stock Appreciation Rights.  A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the fair market value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR which shall be no less than 100% of the Fair Market Value of the same number of shares at the time the SAR was granted, except that if a SAR is granted retroactively in substitution for an Option, the exercise price of such SAR shall be the Fair Market Value at the time such Option was granted. Any such substitution of a SAR for an Option granted to a Covered Employee may only be made in compliance with the provisions of Section 162(m) of the Code. Except as otherwise provided in Section 7(d), Awards of SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A SAR may only be granted to Employees to whom an Option could be granted under the Plan.

(c) Stock Awards.

(i) Form of Awards.  The Committee may grant Awards (“Stock Awards”) that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock, including, but not limited to, Awards of Restricted Stock, Deferred Stock and Stock Units. Except as otherwise provided in Section 7(d), Stock Awards shall be subject to such terms, conditions, restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

(ii) Stock Payment.  If not prohibited by applicable law and to the extent allowed by Section 7(d) of the Plan, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code. A Stock Payment under the Plan may be granted as, or in payment of, a bonus (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions. Any shares of Common Stock used for such payment may be valued at a fair market value at the time of payment as determined by the Committee in its sole discretion.

(iii) Restricted Stock.  Except as otherwise provided in Section 7(d), Awards of Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(iv) Deferred Stock.  Except as otherwise provided in Section 7(d) and subject to Section 409A of the Code to the extent applicable, Awards of Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(v) Stock Units.  A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, except as otherwise provided in Section 7(d) and subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d) Minimum Vesting.  Except for Awards referred to in Section 6(c)(ii) or (iii), or as provided in this Section 7(d), Section 7(a)(ii), and Section 13, Awards shall not vest in full prior to the third anniversary of the Award date; provided, however, that the Committee may, in its sole discretion, grant Awards that provide for accelerated vesting (i) on account of a Participant’s retirement, death, disability, leave of absence, termination of employment, the sale or other disposition of a Participant’s employer or any other similar event, and/or (ii) upon the achievement of performance criteria specified by the Committee, as provided in Section 7(e). Notwithstanding the foregoing, up to twenty percent (20%) of the shares of Common Stock reserved for issuance under the Plan pursuant to Section 6(a) may be granted subject to awards with such other vesting requirements, if any, as the Committee may establish in its sole discretion (which number of shares shall be subject to adjustment in accordance with Section 6(e) and which shall not include any shares subject to Awards referred to in Section 6(c)(ii) and (iii), or granted pursuant to Section 7(a)(ii), Section 7(e) or any other provision of this Section 7(d)).

(e) Performance Criteria.  At the discretion of the Committee, Awards may be made subject to, or may vest on an accelerated basis upon, the achievement of performance criteria related to a period of performance of not less than one year, which may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries and may be based upon the attainment of criteria as may be determined by the Committee. When establishing performance criteria for any performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance criteria for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. The Committee, in its sole discretion, may establish or measure performance criteria based on International Financial Reporting Standards or other appropriate accounting principles then in general use and accepted for financial reports the Company is required to file with the United States Securities and Exchange Commission.

8.	Forfeiture Provisions Following a Termination of Employment

Except where prohibited by applicable law, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s employment, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of employment engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any entity or person engaged in any business in which the Company or its affiliates is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee, agent, insurance agent, insurance broker or broker-dealer of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 8, in its sole discretion. For purposes of this Section 8, a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent (1%) of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the 1934 Act.

9.	Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Stock Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing. Any shares purchased by or on behalf of Participants in a dividend reinvestment program established under the Plan shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a), provided that such shares are purchased in open-market transactions or are treasury shares purchased directly from the Company at fair market value at the time of purchase. Unless the Committee determines otherwise, Section 16(a) Officers may not participate in dividend reinvestment programs established under the Plan. Notwithstanding the foregoing, dividends or dividend equivalents may not be paid or accrue with respect to any shares of Common Stock subject to an Award pursuant to Section 7(e), unless and until the relevant performance criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.

10.	Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that an Award shall carry voting rights, the shares allocated to such Award shall be voted by such person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under the Prior Plans or any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

11.	Payments and Deferrals

(a) Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time, (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents, (iv) stipulate in any Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment; provided, that the period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its sole discretion. Notwithstanding the forgoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences for any Participant under Section 409A of the Code.

(b) If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c) Notwithstanding the foregoing, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d) If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12.	Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options (including non-qualified Reload Options) and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred one time to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

13.	Change of Control

(a) Notwithstanding any provisions of this Plan to the contrary, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change of Control:

(i) provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change of Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee;

(ii) provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change of Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable;

(iii) provide for the termination of any then outstanding Awards or make any other adjustment to the Awards then outstanding as the Committee deems necessary or appropriate to reflect such transaction or change; or

(iv) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

For purposes of sub-paragraphs (i) and (ii) above, any Participant whose employment is terminated by the Company other than for “gross misconduct,” or by the Participant for “good reason” (each as defined in the applicable Award Agreement) upon, or on or prior to the first anniversary of, a Change of Control, shall be deemed to have been terminated as a result of the Change of Control.

(b) A “Change of Control” shall be deemed to occur if and when:

(i) any person, including a “person” as such term is used in Section 14(d)(2) of the 1934 Act (a “Person”), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing 25 percent (25%) or more of the combined voting power of the Company’s then outstanding securities (provided, however, that, notwithstanding the foregoing, a “Change of Control” shall not include consummation of the exchange of preferred securities owned by the United States government for Common Stock, as announced by the Company in a press release dated February 27, 2009);

(ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii) individuals who, as of April 21, 2009, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to April 21, 2009 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent (50%) of the combined voting power of the Company or other corporation resulting from such Transaction in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction.

(c) Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, the effect of a Change of Control and what constitutes a Change of Control shall be set forth in the underlying Award programs and/or Award Agreements.

14.	Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award. The Committee need not require the execution of such document by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time.

15.	Tax Withholding

Participants shall be solely responsible for any applicable taxes (including without limitation income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of any Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. The value of any shares allowed to be withheld or tendered for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with U.S. generally accepted accounting principles, to the extent applicable. It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option or a SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

16.	Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

17.	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other person or entity any right, title, or interest in any assets of the Company.

18.	Expenses of the Plan

The expenses of the administration of the Plan shall be borne by the Company and its Subsidiaries. The Company may require Subsidiaries to pay for the Common Stock issued under the Plan.

19.	Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

20.	Future Rights

No Employee shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Employees under the Plan. Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary. The adoption of the Plan shall not confer upon any Employee any right to continued employment in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of its Employees at any time, free from any claim or liability under the Plan.

21.	Amendment and Termination

(a) The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval, if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the prohibition against repricing contained in Section 4(d), or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 13(a) and Section 21(b) and (c), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent. Unless terminated earlier by the Board, the Plan will terminate on April 21, 2014.

(b) The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of a Participant’s offer letter or employment agreement, and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 21(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 21(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 21(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(c) To the extent that a Participant and an Award are subject to Section 111 of the Emergency Economic Stabilization Act of 2008 and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Award must comply with EESA, and the Award Agreement and the Plan shall be interpreted or reformed to so comply. If the making of any payment pursuant to, or accrued with respect to, the Award would violate EESA, or if the making of such payment, or accrual, may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program, the Capital Purchase Program, or to qualify for any other relief under EESA, the affected Participants shall be deemed to have waived their rights to such payments or accruals. In addition, if applicable, an Award will be subject to forfeiture or repayment if the Award is based on performance metrics that are later determined to be materially inaccurate. Award Agreements shall provide that, if applicable, Participants will grant to the U.S. Treasury (or other body of the U.S. government) and to the Company a waiver in a form acceptable to the U.S. Treasury (or other body) and the Company releasing the U.S. Treasury (or other body) and the Company from any claims that Participants may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of an Award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury (or other body) pursuant to EESA.

22.	Successors and Assigns

The Plan and any applicable Award Agreement entered into under the Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23.	Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

24.	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

CITIGROUP INC.
P.O. BOX 990041
HARTFORD, CT 06199-0041
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 20, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Citigroup Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 20, 2009. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citigroup Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
To view or print a copy of the Proxy Statement or Annual Report on Form 10-K, go to http://www.citigroup.com/citigroup/corporategovernance/ar.htm.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CITIG1	KEEP THIS PORTION FOR YOUR RECORDS

CITIGROUP INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote FOR Proposals 1 through 4.			For	Against	Abstain
1.	Proposal to elect 14 directors
	1a.	C. Michael Armstrong	¡	¡	¡

	1b.	Alain J.P. Belda	¡	¡	¡

	1c.	John M. Deutch	¡	¡	¡

	1d.	Jerry A. Grundhofer	¡	¡	¡

	1e.	Andrew N. Liveris	¡	¡	¡

	1f.	Anne Mulcahy	¡	¡	¡

	1g.	Michael E. O’Neill	¡	¡	¡

	1h.	Vikram Pandit	¡	¡	¡

			For	Against	Abstain

	1i.	Richard D. Parsons	¡	¡	¡

	1j.	Lawrence R. Ricciardi	¡	¡	¡

	1k.	Judith Rodin	¡	¡	¡

	1l.	Robert L. Ryan	¡	¡	¡

	1m.	Anthony M. Santomero	¡	¡	¡

	1n.	William S. Thompson, Jr.	¡	¡	¡

2.	Proposal to ratify the selection of KPMG LLP as Citi’s independent registered public accounting firm for 2009.		¡	¡	¡

3.	Proposal to approve the Citigroup 2009 Stock Incentive Plan.		¡	¡	¡

4.	Proposal to approve Citi’s 2008 Executive Compensation.		¡	¡	¡

The Board of Directors recommends a vote AGAINST Proposals 5 through 13.		For	Against	Abstain

5.	Stockholder proposal requesting a report on prior governmental service of certain individuals.	¡	¡	¡

6.	Stockholder proposal requesting a report on political contributions.	¡	¡	¡

7.	Stockholder proposal requesting a report on predatory credit card practices.	¡	¡	¡

8.	Stockholder proposal requesting that two candidates be nominated for each board position.	¡	¡	¡

9.	Stockholder proposal requesting a report on the Carbon Principles.	¡	¡	¡

10.	Stockholder proposal requesting executive officers retain 75% of the shares acquired through compensation plans for two years following termination of employment.	¡	¡	¡
		Yes	No

Please indicate if you plan to attend this meeting.		¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date

		For	Against	Abstain

11.	Stockholder proposal requesting additional disclosure regarding Citi’s compensation consultants.	¡	¡	¡

12.	Stockholder proposal requesting that stockholders holding 10% or above have the right to call special shareholder meetings.	¡	¡	¡

13.	Stockholder proposal requesting cumulative voting.	¡	¡	¡

		Yes	No
Please indicate if you would like to keep your vote confidential under the current policy.		¡	¡

Signature (Joint Owners)	Date

ADMISSION TICKET
2009 Annual Meeting of Stockholders
April 21, 2009 at 9:00 a.m. at
The Hilton New York, 1335 Avenue of the Americas, New York, New York
The entrance to the Hilton is on Avenue of the Americas (6th Ave.) between West 53rd Street and West 54th Street.
You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
If you submit your proxy by telephone or Internet, do not return your proxy card.
Thank you for your proxy submission.

CITIGROUP INC.
Proxy Solicited on Behalf of the Board of Directors
of Citigroup Inc. for the Annual Meeting, April 21, 2009
The undersigned hereby constitutes and appoints Richard Parsons, Vikram Pandit and Michael S. Helfer, and each of them his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Citigroup Inc. (“Citigroup”) to be held at the Hilton New York, 1335 Avenue of the Americas, New York, New York, on Tuesday, April 21, 2009, at 9:00 a.m. local time and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.
If shares of Citigroup Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Citigroup Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your proxy cannot be voted unless you sign, date and return this card or follow the instructions for telephone or Internet voting set forth on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1-4 and AGAINST Proposals 5-13 and will be voted in the discretion of the proxies (or, in the case of a Voting Plan, will be voted in the discretion of the plan trustee or administrator) upon such other matters as may properly come before the Annual Meeting.
The signer(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at said Annual Meeting and any adjournments or postponements thereof. NOTE: Please sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
IF NO BOXES ARE MARKED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ABOVE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE